As filed with the Securities and Exchange Commission on November 13, 2001


                                                      Registration No. 333-36104
--------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                 _____________


                                AMENDMENT NO. 4

                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                   UNDER THE
                            SECURITIES ACT OF 1933

                   Southern States Cooperative, Incorporated
            -------------------------------------------------------
            (Exact name of registrant as specified in its charter)

                                   Virginia
            -------------------------------------------------------
        (State or other jurisdiction of incorporation or organization)

                                     5191
            -------------------------------------------------------
           (Primary Standard Industrial Classification Code Number)

                                  54-0387200
            -------------------------------------------------------
                     (I.R.S. Employer Identification No.)

                            6606 West Broad Street
                           Richmond, Virginia 23230
                                (804) 281-1000
             -------------------------------------------------------
                 (Address and telephone number of registrant's
                          principal executive office)


                         N. HOPPER ANCARROW, JR., ESQ.
             Senior Vice President, General Counsel and Secretary
                       Southern States Cooperative, Inc.
                            6606 West Broad Street
                           Richmond, Virginia 23230
                                (804) 281-1205
            -------------------------------------------------------
           (Name, address and telephone number of agent for service)

                                   Copy to:

                       F. CLAIBORNE JOHNSTON, JR., ESQ.
                     Troutman Sanders Mays & Valentine LLP
                             1111 East Main Street
                           Richmond, Virginia 23218
                                (804) 697-1214


       Approximate date of commencement of proposed sale to the public:
  As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]


                                     CALCULATION OF REGISTRATION FEE
----------------------------------------------------------------------------------------------------
                                                       Proposed
     Title of Each Class       Proposed Maximum        Maximum       Proposed Maximum     Amount of
       of Securities to           Amount to        Offering Price       Aggregate       Registration
        be Registered           be Registered         Per Unit        Offering Price     Fee (1) (2)
-----------------------------------------------------------------------------------------------------
Senior Unsecured Notes            $50,000,000           100%           $50,000,000         $13,200
-----------------------------------------------------------------------------------------------------

          (1) The registration fee was calculated in accordance with Section 6 of the Securities Act of 1933, as amended.
          (2) The entire $13,200 fee was paid with our initial filing of this Registration Statement on May 2, 2000.

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PRELIMINARY PROSPECTUS
----------------------

                                  $50,000,000
                   SOUTHERN STATES COOPERATIVE, INCORPORATED
                            Senior Unsecured Notes
             Due from Six Months to Seven Years From Date of Issue

                             --------------------


Southern States Cooperative, Incorporated:                   The Senior Unsecured Notes:

     We are a regional farmers' supply and marketing         .    Maturities:  The Senior Unsecured Notes will mature
cooperative.  Our principal office is located at 6606 West        ----------
Broad Street, Richmond, Virginia 23230, and our telephone         from six months to seven years from date of issue.
number is 804-281-1000.
                                                             .    Minimum Denominations:  The Senior Unsecured Notes
                                                                  ---------------------
                                                                  will be issued in minimum denominations of $1,000,
                                                                  $10,000 or $100,000, and increments of $100, $500 and
                                                                  $1,000, respectively.

The Offering:
                                                             .    Ranking: The Senior Unsecured Notes will rank equally
                                                                  -------
 .    Manner of Offering:  Our offering is not                     with all other unsecured and unsubordinated debt of
     ------------------                                           Southern States.  The Senior Unsecured Notes will be
     underwritten by any broker-dealer.  We will offer            effectively subordinated in liquidation to our
     the Senior Unsecured Notes through designated                collateralized indebtedness, which aggregated
     employees in our Department of Structured Finance,           approximately $423 million at September 30, 2001.
     all of whom are employees of Southern States.  We
     are not paying any commission or remuneration to        .    Interest Rates:  Interest on each series of Senior
     these employees based on sales of the Senior                 --------------
     Unsecured Notes.                                             Unsecured Notes will be paid at fixed rates that we
                                                                  will establish as of the first business day of the
 .    Proceeds:  Because this offering is not                      month for Senior Unsecured Notes issued during that
     --------                                                     month.  Once a rate for a particular Senior Unsecured
     underwritten, we have no assurance what amount of            Note is set, it will not be changed while that Senior
     proceeds we may receive from the offering.  If all           Unsecured Note is outstanding.
     of the Senior Unsecured Notes offered are sold, we
     will receive approximately $49.1 million of the         .    Interest Payment Dates:  Interest on the six month
     proceeds, after paying approximately $900,000 in             ----------------------
     offering expenses.                                           Senior Unsecured Notes will be paid at their maturity.
                                                                  Interest on all other Senior Unsecured Notes will be
 .    Anticipated Trading Market:  We do not expect                paid quarterly.  Interest will accrue from the date of
     --------------------------                                   original issuance of each Senior Unsecured Note.
     there to be any trading market for the Senior
     Unsecured Notes and we will not make application to     .    Redemption: The Senior Unsecured Notes may be
     list the Senior Unsecured Notes on any securities            ----------
     exchange or to include them in any automated                 redeemed by holders prior to maturity subject to an
     quotation system.                                            interest penalty except in limited circumstances.  The
                                                                  five and seven year Senior Unsecured Notes are subject
                                                                  to redemption at the option of Southern States after
                                                                  two years from the date of issuance.

                                                             .     Form:  The Senior Unsecured Notes will be issued in
                                                                   ----
                                                                   certificated form.





We urge you to carefully read the "Risk Factors" section beginning on page 6, where we describe specific risks associated with the offering, along with the rest of this prospectus, before you make your investment decision.

                             --------------------

Neither the Securities and Exchange Commission, nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.


The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell or the solicitation of an offer to buy these securities, and we are not offering to sell or soliciting an offer to buy these securities in any state where the solicitation, offer or sale is not permitted.


                             --------------------


         The date of this preliminary prospectus is __________, 2001.

                 [To follow front cover for EDGAR filing only]

You should rely only on the information contained in this document or to which we have referred you. Southern States has not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell the Senior Unsecured Notes. The information in this document may only be accurate on the date of this document.



                               TABLE OF CONTENTS


                                                                          Page
                                                                          ----
Prospectus Summary......................................................     1
Risk Factors............................................................     6
Use of Proceeds.........................................................    11
Selected Historical Consolidated Financial Information..................    12
Management's Discussion and Analysis of Financial Condition and
     Results of Operations..............................................    15
Southern States.........................................................    34
Business of Southern States.............................................    39
Management..............................................................    58
Description of the Senior Unsecured Notes...............................    70
Plan of Distribution....................................................    83
Absence of Public Market, Redemption and Market Risk....................    84
Legal Matters...........................................................    85
Experts.................................................................    85
Available Information...................................................    85
Disclosure Regarding Forward Looking Statements.........................    86
Index to Financial Statements...........................................   F-1
Application Form........................................................   A-1

                              PROSPECTUS SUMMARY

         Because this is a summary, it does not contain all the information that may be important to you. You should read the entire document before making your investment decision. Southern States Cooperative, Incorporated's fiscal year ends on June 30.

                   Southern States Cooperative, Incorporated

         Southern States is a regional farmers' supply and marketing cooperative. Southern States was originally incorporated in the State of Virginia on March 14, 1923, under the name "Virginia Seed Service." It subsequently changed its name to Southern States Cooperative, Incorporated. It has operated continuously since 1923.

         . As a supply cooperative, Southern States provides agricultural supplies and services to its members and others through its crops, feed, petroleum, retail farm supply, and farm and home divisions.

         . As a marketing cooperative, Southern States provides marketing services for its members through its grain marketing division.



         For many years, Southern States has served a wide range of rural and urban customers in its traditional Mid-Atlantic territory of Delaware, Maryland, Virginia, West Virginia, Kentucky and North Carolina. As a result of acquisitions in 1998 and 2000, Southern States also now operates in Alabama, Arkansas, Connecticut, Florida, Georgia, Louisiana, Maine, Massachusetts, Mississippi, New Hampshire, New Jersey, New York, Pennsylvania, Rhode Island, South Carolina and Vermont.



         Southern States is owned by over 300,000 farmer and local cooperative members. It is the principal cooperative in a cooperative distribution system that encompassed over 1,300 retail locations as of September 30, 2001. Southern States operates through several divisions:


         . Crops division -- procures, manufactures, processes and distributes fertilizer, seed and crop protectants to members and other customers.

         . Feed division -- procures, manufactures and distributes a wide range of dairy, livestock, equine, poultry, pet and aquaculture feeds.

         . Petroleum division -- sells petroleum products, including all grades of gasoline, kerosene, fuel oil, diesel fuel and propane, as well as petroleum equipment.

         . Retail Farm Supply division -- operates company-owned and managed local cooperative retail farm supply locations throughout the Mid-Atlantic, Southeast and South Central regions of the United States.

         . Farm and Home division -- distributes farm and home products at wholesale to retail farm supply locations and at retail through urban and suburban retail locations.

         . Marketing division -- operates a year-round market for produced grains, primarily corn, soybeans, wheat and barley.

         Southern States recently entered into a new credit facility with its lenders, replacing its former $200 million revolving credit facility. The terms of the new $470 million credit facility, which consolidates previous separate facilities for Southern States and its affiliates, Statesman Financial Corporation and Michigan Livestock Credit Corporation, are significantly more restrictive than those prevailing under the former credit facility. See "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources at June 30, 2001." Southern States terminated its livestock marketing activities in early March 2001, and announced a company-wide restructuring during the fourth quarter of 2001. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Recent Developments." Southern States implemented significant changes in management in September 2001, and will continue to evaluate additional opportunities for the company to reduce its borrowing requirements, improve its financial position and enhance its operations, including the probable reconfiguration of its lines of business for management and financial reporting purposes.


                                 The Offering

         We are offering $50 million of Senior Unsecured Notes, to be issued in various series as specified in the table below.


Maturities and
Minimum Denominations...................... The Senior Unsecured Notes will be available for the maturities and in
                                            the minimum denominations as shown
                                            below. On the date of this
                                            prospectus, the interest rates for
                                            the Senior Unsecured Notes are as
                                            follows:


                                                                                 Minimum                    Initial
                           Series                                          Initial Investment            Interest Rate
---------------------------------------------------------------          -----------------------       -----------------
Six month maturity, Series A (Standard Certificate)                            $    1,000                      %
Six month maturity, Series B (Large Certificate)                                   10,000                      %
Six month maturity, Series C (Jumbo Certificate)                                  100,000                      %

One year maturity, Series D (Standard Certificate)                                  1,000                      %
One year maturity, Series E (Large Certificate)                                    10,000                      %

Two year maturity, Series F (Standard Certificate)                                  1,000                      %
Two year maturity, Series G (Large Certificate)                                    10,000                      %

Five year maturity, Series H (Standard Certificate)                                 1,000                      %
Five year maturity, Series I (Large Certificate)                                   10,000                      %

Seven year maturity, Series J (Standard Certificate)                                1,000                      %
Seven year maturity, Series K (Large Certificate)                                  10,000                      %


     Whenever the interest rates on the Senior Unsecured Notes are changed, we will amend this prospectus to specify the interest rate in effect for Senior Unsecured Notes issued after the change. A current prospectus can be obtained by calling toll free: 1-866-246-6837, or by writing to Southern States Cooperative, Inc., Attn: Agri-Money(TM), 7th Floor, P.O. Box 26306, Richmond, Virginia 23260.



Manner of Offering......................... We are not using an underwriter to offer the Senior Unsecured Notes.
                                            Instead, designated employees of
                                            Southern States will be selling the
                                            Senior Unsecured Notes on our
                                            behalf. Our employees will not
                                            receive any commission or
                                            remuneration based on sales of the
                                            Senior Unsecured Notes.



Ranking.................................... The Senior Unsecured Notes will rank equally with all of our unsecured
                                            and unsubordinated debt obligations,
                                            which aggregated approximately $6.7
                                            million as of September 30, 2001.
                                            The Senior Unsecured Notes will be
                                            effectively subordinated in
                                            liquidation to our collateralized
                                            indebtedness, which aggregated
                                            approximately $423 million at
                                            September 30, 2001. The Indenture
                                            under which the Senior Unsecured
                                            Notes will be issued contains no
                                            restrictions on additional
                                            indebtedness that we may incur.
                                            However, the most restrictive debt
                                            limitation covenant in any of our
                                            current loan agreements limited our
                                            aggregate indebtedness to
                                            approximately $534.1 million at
                                            September 30, 2001, based on our
                                            capitalization at that date.



Interest Rates............................. We will determine the interest rate on each of the Senior Unsecured
                                            Notes as described in "Description
                                            of the Senior Unsecured Notes--
                                            Interest Rates." In summary, we will
                                            pay interest on Senior Unsecured
                                            Notes of each series at fixed rates
                                            which we will establish as of the
                                            first business day of the month for
                                            all of the Senior Unsecured Notes
                                            issued during that month.



Interest Payment Dates..................... We will pay interest on the six month Senior Unsecured Notes at
                                            their maturity. We will pay interest
                                            on all other Senior Unsecured Notes
                                            on January 1, April 1, July 1 and
                                            October 1 of each year, to holders
                                            of record on the 15th day of the
                                            preceding month. Each Senior
                                            Unsecured Note will accrue interest
                                            from the date of its original
                                            issuance.



Redemption at Your Option.................. We will redeem the Senior Unsecured
                                            Notes held by any person upon the
                                            holder's request.  Early redemption
                                            will be subject to an early
                                            redemption penalty, except in the
                                            case of the holder's death or
                                            pursuant to mandatory IRA
                                           withdrawals. In the case of six month
                                           and one year Senior Unsecured Notes,
                                           the penalty will be equal to three
                                           months' interest. In the case of
                                           Senior Unsecured Notes with a
                                           maturity of more than one year, the
                                           interest penalty will be equal to six
                                           months' interest.



Redemption at the
Option of Southern States ................. We may elect to redeem the five and seven year Senior Unsecured Notes
                                            before their maturities at our
                                            option. We may redeem a five year or
                                            seven year Senior Unsecured Note
                                            anytime after two years from the
                                            date of its issuance. The price we
                                            will pay on redemption will be the
                                            face amount of the particular Senior
                                            Unsecured Note plus accrued interest
                                            to the date of redemption.



Use of Proceeds............................ We will use the net proceeds from the sale of the Senior Unsecured
                                            Notes to repay other senior
                                            indebtedness and for other general
                                            corporate purposes.



Default.................................... The Indenture under which the Senior
                                            Unsecured Notes will be issued
                                            defines the circumstances which will
                                            constitute an "event of default"
                                            with respect to Senior Unsecured
                                            Notes. These events include our
                                            failure to pay the principal on the
                                            Senior Unsecured Notes when due, or
                                            our failure to pay any interest on
                                            the Senior Unsecured Notes within 60
                                            days of becoming due. The holders of
                                            a majority in principal amount of
                                            the outstanding Senior Unsecured
                                            Notes of any series may waive a
                                            default for that series, except a
                                            default in the payment of principal
                                            or interest on the Senior Unsecured
                                            Notes, or a default with respect to
                                            a covenant or provision that cannot
                                            be amended or modified without the
                                            consent of the holder of each
                                            outstanding Senior Unsecured Note of
                                            the series affected. Holders of 75%
                                            in aggregate principal amount of the
                                            Senior Unsecured Notes of any
                                            affected series may, on behalf of
                                            the holders of all Senior Unsecured
                                            Notes of that series, consent to the
                                            postponement of overdue interest
                                            payments for up to three years from
                                            the interest due date.



Modification of the
Indenture.................................. We may amend the Indenture under which the Senior Unsecured Notes
                                            will be issued without the consent
                                            of the holders of the Senior
                                            Unsecured Notes in limited
                                            circumstances. We may amend the
                                            Indenture to change the
                                            rights of holders of any series of
                                            Senior Unsecured Notes only with the
                                            consent of a majority in aggregate
                                            principal amount of Senior Unsecured
                                            Notes of that series. Except with
                                            respect to the postponement of
                                            overdue interest payments, no
                                            amendment of the principal or
                                            interest payment terms of the Senior
                                            Unsecured Notes will be effective
                                            against a holder without that
                                            holder's consent.



Covenants ................................. For as long as any of the Senior
                                            Unsecured Notes are outstanding, we
                                            are obligated to:

                                             .  pay the principal and interest
                                                on the Senior Unsecured Notes
                                                when due;
                                             .  maintain an office for transfer,
                                                exchange, redemption and payment
                                                of the Senior Unsecured Notes;
                                             .  keep a trustee appointed;
                                             .  deliver a certificate to the
                                                trustee at the end of each year
                                                confirming our compliance with
                                                our obligations under the
                                                Indenture; and
                                             .  set aside, or deposit with any
                                                third-party paying agent,
                                                sufficient funds for the payment
                                                of principal and interest on the
                                                Senior Unsecured Notes when due.



Anticipated Trading Market................. We do not expect there to be any trading market for the Senior
                                            Unsecured Notes. We will not make
                                            application to list the Senior
                                            Unsecured Notes on any securities
                                            exchange or to include them in any
                                            automated quotation system.





We urge you to carefully read the "Risk Factors" section beginning on page 6, where we describe specific risks associated with the offering, along with the rest of this prospectus, before you make your investment decision.

                                  RISK FACTORS

         You should read carefully the following risk factors and the other sections of this prospectus before purchasing any Senior Unsecured Notes.


Risk Factors Relating to the Senior Unsecured Notes


We do not expect there to be any significant secondary market for the Senior Unsecured Notes and consequently your ability to sell the Senior Unsecured Notes if you wish to do so before they mature may be limited.



         There is no present trading market for the Senior Unsecured Notes. We do not intend to create or encourage a trading market for the Senior Unsecured Notes, and it is highly unlikely that any secondary trading market will develop. We do not intend to apply for a listing of the Senior Unsecured Notes on any securities exchange or to include them in any automated quotation system. Any secondary market which might develop for, and the market value of, the Senior Unsecured Notes will be affected by a number of factors which are independent of our creditworthiness. These factors include the level and direction of interest rates, the remaining period to maturity of the Senior Unsecured Notes, our right to redeem the Senior Unsecured Notes, our right to issue Senior Unsecured Notes at interest rates higher than the rates for the Senior Unsecured Notes previously issued, the aggregate principal amount of the Senior Unsecured Notes outstanding and the terms and availability of comparable investments. In addition, the market value of the Senior Unsecured Notes may be affected by numerous other interrelated factors, including factors that affect the U.S. corporate debt market generally, and Southern States specifically.

         You should rely solely on our ability to repay at maturity the principal of the offered Senior Unsecured Notes as the source for liquidity for this investment. See "Description of the Senior Unsecured Notes--Interest Rates," "--Redemption at the Option of Holders" and "--Redemption at the Option of Southern States."

We are not offering the Senior Unsecured Notes through an underwriter, which means that no independent third party has evaluated our ability to meet our payment obligations under the Senior Unsecured Notes.

         This is not an underwritten offering of securities. No underwriter, such as an investment bank, has undertaken a review of our corporate records, evaluated our financial condition or evaluated the terms of the Senior Unsecured Notes and this offering, including our ability to meet our payment obligations to purchasers of the Senior Unsecured Notes. Thus, there are no assurances that we will be able to meet our payment obligations under the Senior Unsecured Notes when due.

Except in limited circumstances, holders of the Senior Unsecured Notes who ask to have their Senior Unsecured Notes redeemed prior to their maturity will be penalized by the deduction from the redemption price of an amount equal to up to six months' interest.

         You may submit your Senior Unsecured Notes for redemption prior to maturity if you wish to do so. However, we will impose an interest penalty for redemptions made at your request prior to maturity for reasons other than death or mandatory IRA withdrawals. We will permit early redemption without any interest penalty in the case of death of a holder of Senior Unsecured Notes or if the holder is holding a Senior Unsecured Note in an individual retirement account established under section 408 of the Internal Revenue Code and the redemption is necessary to satisfy mandatory withdrawal requirements. In the case of six month and one year Senior Unsecured Notes, the penalty will be equal to three months' interest. In the case of Senior Unsecured Notes with a maturity date of more than one year, the interest penalty will be equal to six months' interest. The penalty could exceed the amount of interest paid or accrued on the Senior Unsecured Note to the redemption date, and result in a redemption price that is less than the principal amount of the Senior Unsecured Note being redeemed. The effect of the interest penalty is more fully described under "Description of the Senior Unsecured Notes--Redemption at the Option of Holders." Depending on your investment objective, the imposition of interest penalties may make these Senior Unsecured Notes an unsuitable investment for you.

The Senior Unsecured Notes are not collateralized obligations, and will be effectively subordinated to all of our collateralized indebtedness, which means that in the event of a bankruptcy or liquidation the holders of our collateralized indebtedness would likely receive payment before holders of our Senior Unsecured Notes.

         Historically, Southern States has relied on commercial bank loans in significant part to finance its working capital needs throughout its annual operating cycle. Our new credit facility, effective September 18, 2001, consists of a $200 million term loan and a $270 million revolving line of credit. The revolving line of credit and the term loan are collateralized by substantially all of Southern States' assets. Thus, our indebtedness under our new credit facility, and under any other collateralized borrowings, will effectively rank senior in liquidation to the Senior Unsecured Notes offered by this prospectus. This means that there are no specific assets that you can look to for repayment of the Senior Unsecured Notes. If our assets are distributed as a result of bankruptcy, liquidation or reorganization, the holders of all of our collateralized indebtedness would likely receive payment before you receive any payment. As a result, we might not have enough assets after paying off our collateralized indebtedness to pay you the amounts owed to you under the Senior Unsecured Notes. As of September 30, 2001, our collateralized indebtedness aggregated approximately $423 million.


The Indenture under which the Senior Unsecured Notes will be issued does not limit our ability to incur additional debt that ranks senior or equal to the Senior Unsecured Notes, which may increase the risk that we might not be able to meet our interest and principal obligations on the Senior Unsecured Notes or our other senior debt.

         The Indenture under which the Senior Unsecured Notes will be issued does not limit our ability to incur additional debt that ranks senior or equal to the Senior Unsecured Notes. As a result, we potentially could incur significant additional indebtedness through the issuance of senior notes or other senior indebtedness, including collateralized indebtedness which would effectively be senior to the Senior Unsecured Notes. The issuance of such additional indebtedness could entail financial risks to Southern States and the holders of Senior Unsecured Notes because of the increased payments of interest and repayments of principal that accompany higher levels of indebtedness, and the consequent increased risk that Southern States might not be able to meet its required payments to you or its other lenders. Holders of any senior or collateralized indebtedness incurred after the issuance of the Senior Unsecured Notes would also effectively be senior to the Senior Unsecured Notes in right of payment.

If holders of a large amount of Senior Unsecured Notes submit their Senior Unsecured Notes for early redemption, it is possible Southern States may have to seek other sources of funds in order to satisfy those redemption requests.

     Southern States does not intend to maintain back-up lines of credit from commercial banks or other lenders sufficient to cover the early redemption of all or any substantial portion of the Senior Unsecured Notes. If circumstances should cause holders of a substantial amount of the Senior Unsecured Notes to submit their Senior Unsecured Notes for early redemption in close proximity to each other, Southern States may not have readily available bank lines of credit or other funds to satisfy all such early redemption requests. In such an event, Southern States would have to seek other sources of funding and, if such funding is not available, Southern States might have to seek some accommodation with the holders of Senior Unsecured Notes in order to permit an orderly plan of payment of the Senior Unsecured Notes.


Risk Factors Relating to Southern States

Our earnings for the year ended June 30, 2001, were insufficient to cover our fixed charges by $36.8 million.

     As detailed in Note 3 to the Selected Historical Consolidated Financial Information table on page 14 of this prospectus, our earnings were insufficient to cover our fixed charges by $36.8 million for the fiscal year ended June 30, 2001. A continued inability of our earnings to cover our fixed charges would have a negative impact on our ability to meet our payment obligations under the Senior Unsecured Notes.

A violation of financial covenants in our credit facilities and other borrowing agreements could cause an acceleration of payment on a substantial portion of our debt obligations and could affect our ability to pay interest and principal on the Senior Unsecured Notes.

     If we experience an event of default under one of our loan agreements, it may cause a default under other loan agreements. Our bank credit facilities, our tax-exempt bond financings, and some of our other borrowing agreements relating to our senior debt contain various financial covenants. If we violate any of these covenants and do not cure the violation within the time permitted under such agreements, the violation could constitute an event of default under one or more of these agreements. In some cases, an event of default might permit the lender to accelerate the payment of our indebtedness under a particular agreement. Virtually all of our bank credit agreements, tax-exempt bond financing agreements, capital leases and other financing agreements contain some form of cross-default provision, which could permit our lenders to accelerate the payment of at least a substantial portion of our total indebtedness if a default occurs under any one of these agreements. Such an event could cause an acceleration of payment under our various loan agreements and prevent us from borrowing under our credit facilities if we needed to do so in order to make payments of principal or interest on the Senior Unsecured Notes. The Indenture under which the Senior Unsecured Notes will be issued does not contain any provision that would make an event of default under any of Southern States' other loan agreements a default with respect to the Senior Unsecured Notes. Effective September 18, 2001, we executed a new $470 million credit facility with our lenders. And at September 30, 2001, we were in compliance with all of the financial covenants in the new credit facility.

As a cooperative, we are restricted in our ability to raise equity in the capital markets and, consequently, our ability to finance our current operations and future growth is more limited than is the case for other types of business organizations.


  As a cooperative, we raise equity primarily through the retention of a portion of our patronage refunds and through retention of net savings (net earnings) generated by transactions with non-members. Under applicable law governing cooperatives, the only persons eligible to own our membership common stock are our members, and consequently we are restricted in our ability to raise equity capital in the public capital markets. Thus, we are more limited in our ability to finance our current operations and our future growth than other types of business organizations. In the past we have relied primarily on bank borrowings and other types of debt financings to finance a significant portion of our business. Through the offering of the Senior Unsecured Notes, we plan to reduce to some extent our reliance on bank financings to support our business operations.


A decline in commodity prices could result in lower than anticipated revenues and reduced net savings in future years.

     Historically, our operating results have been adversely affected by significant declines in a wide range of agricultural commodity prices. In the normal course of our operations, we have exposure to market risk from price fluctuations associated with commodities such as petroleum products, grains and fertilizer. These price fluctuations impact commodity inventories, product gross margins, and anticipated transactions in our Crops, Feed, Petroleum and Marketing divisions. We manage the risk of market price fluctuations of some of these commodities by entering into commodities futures contracts. However, because the commodities markets are very volatile, our future gains or losses on these contracts might not fully offset the corresponding change in the prices of the underlying commodity, which could result in lower revenues or reduced net savings in future years.


The cyclical and often unpredictable nature of the agriculture business can reduce our revenues and our ability to meet our payment obligations under the Senior Unsecured Notes.

     Agriculture is generally cyclical in nature. Agricultural commodities experience wide fluctuations in price, based largely on the supply of farm commodities and demand for raw or processed products.


  The cyclical nature of the agriculture business is something over which we have no control; at times it negatively affects our revenues and operating results. In recent years, the agriculture industry has experienced periods of depressed prices for a wide variety of commodities. This has affected our operating results in terms of lower sales, lower net savings and increased credit risk among some of our customers. In addition, a portion of our business is dependent on the demand of farmers for particular products, which is influenced by the general farm economy and the success of particular crops.


     The cyclical nature of our operations related to various commodities can result in significant variations from year to year and over a period of years in sales volume, cost of goods and cost of raw materials. These variations could negatively affect our net income and reduce our ability to meet our payment obligations with respect to the Senior Unsecured Notes.

     See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Weather conditions can materially impact the demand for our products and services.

     Historically, weather conditions have had a significant impact on the farm economy and, consequently, our operating results. Weather conditions affect the demand for, and in some cases the supply of, products, which in turn has an impact on our prices. For example, weather patterns such as flood, drought or frost can cause crop failures that in turn affect the supply of feed and seed and the marketing of grain products, as well as the demand for fertilizer, crop protectants, seeds and other agronomic supplies. In recent years, we have experienced unusually severe weather conditions, including ice storms, floods and wind damage, and a summer dearth of water and pasture in some states. Weather conditions also directly affect the demand for petroleum products, particularly during the winter heating season. Adverse weather conditions can also impact the financial position of agricultural producers who do business with us. This, in turn, may adversely affect the ability of the producers to repay their obligations to us in a timely manner. Accordingly, the weather can have a material effect on our business, financial condition, and results of operations.

Competition in the agribusiness industry could materially adversely affect our business and operating results.

     We compete against large national and regional manufacturers and suppliers as well as small independent businesses operating in our territory for sales of feed, fertilizer, seed, grain, petroleum and farm supplies. Competition with other suppliers is based primarily on price and service. Agriculture, and the entire food industry, is consolidating rapidly. The potential inability to compete successfully would result in a loss of customers, which could have a material adverse effect on our business, financial condition, and results of operations. For example, some of our competitors may offer supplies or services on more favorable terms, and some may have capital resources, research and development staffs, facilities or name recognition that may be greater than ours. See "Business of Southern States--Other Factors Affecting the Business of Southern States--Competition."


Exposure to environmental liabilities could materially adversely affect our business.

     The use and handling of fertilizer, crop protectants and petroleum products sometimes result in environmental contamination. We are governed by stringent and changing federal, state and local environmental laws and regulations, including those governing the labeling, use, storage, discharge and disposal of hazardous materials. These laws and regulations impose liability for the cleanup of environmental contamination. Because we use and handle hazardous substances in our business, changes in environmental requirements or an unanticipated significant adverse environmental event could have a material adverse effect on our business, financial condition and results of operations. See "Business of Southern States--Other Factors Affecting the Business of Southern States-- Matters Involving the Environment."

                                 USE OF PROCEEDS

     We are offering for sale $50 million principal amount of Senior Unsecured Notes. The offering is not underwritten and no assurance can be provided as to the amount of net proceeds Southern States may receive as a result of this offering. If all of the Senior Unsecured Notes offered are sold, we will receive no more than approximately $49.1 million of the proceeds from the sale of the Senior Unsecured Notes, after paying approximately $900,000 in offering expenses. Southern States intends to use the net proceeds from the sale of the Senior Unsecured Notes to repay other senior indebtedness, including but not limited to indebtedness under Southern States' new credit facility with various commercial banks and for other general corporate purposes. At September 30, 2001, Southern States had approximately $400 million outstanding under its new credit facility. Interest rates for the revolving line of credit and the term loan are at LIBOR plus a spread or, at Southern States' option, at a base rate plus a spread. The spread is dependent on the ratio of Southern States' funded debt to EBITDA plus restructuring charges as defined in the new credit facility and certain other items ("EBITDAR"). Overnight advances under the revolving line of credit bear interest at rates quoted daily by CoBank, ACB. As of September 30, 2001, interest rates on advances under the new credit facility varied as follows: for the revolving line of credit, from 5.86% to 8.0% per annum; for the term loan, from 6.36% to 8.5% per annum; and for overnight advances under the revolving line of credit, from 5.85% to 8.0%. Amounts are drawn under this facility to fund general working capital needs. If substantially less than the maximum proceeds are obtained from the sale of the Senior Unsecured Notes, and to the extent cash flow from future operations is not sufficient, Southern States will borrow any necessary additional funds under its revolving credit facility or will seek funding under other credit facilities or from other lenders.

            SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

     The following selected historical consolidated financial data, except wholesale volume data, for Southern States are derived from the audited financial statements of Southern States as of and for each of the years in the five-year period ended June 30, 2001. The following selected historical financial data should be read together with information appearing in the respective consolidated financial statements and accompanying notes included in this prospectus.



Southern States Cooperative, Incorporated

                                                        As of and for the Fiscal Year Ended June 30
                                              --------------------------------------------------------------

                                                 2001         2000         1999         1998         1997
                                                 ----         ----         ----         ----         ----
                                                                  (Amounts in thousands)
Summary of Operations:
Net purchases by patrons...................   $1,634,653   $1,470,414   $1,286,224   $1,026,630   $1,097,174
Net marketing for patrons..................       91,930       73,365       76,541       92,863      115,972
Other operating revenue....................       12,387        3,301        3,595        3,793        2,954
                                              ----------   ----------   ----------   ----------   ----------
        Total revenue......................   $1,738,970   $1,547,080   $1,366,360   $1,123,287   $1,216,100

Cost of products purchased and
       marketed............................    1,448,342    1,256,308    1,114,783      931,436    1,014,440
                                              ----------   ----------   ----------   ----------   ----------
Gross margin...............................      290,628      290,772      251,577      191,851      201,659
Selling, general & administrative..........      280,450      273,143      247,635      175,784      166,132
Restructuring and special charges..........        3,408
Asset impairment...........................       13,845            0            0            0            0
                                              ----------   ----------   ----------   ----------   ----------
       Savings (loss) on operations........       (7,075)      17,629        3,942       16,067       35,527

Other deductions (net).....................       18,038        8,297        5,392        2,496        2,025
                                              ----------   ----------   ----------   ----------   ----------
       Savings (loss) before income........      (25,113)       9,332       (1,450)      13,571       33,502
        taxes
Distributions on Capital Securities,
 Series A..................................       (5,100)      (3,600)         ---          ---          ---

Income tax expense (benefit)...............      (11,638)       2,423         (597)       2,961        6,036
Undistributed savings (loss) of
       Statesman Financial Corporation,
       net of tax..........................           14           74       (1,222)          57           35
Cumulative effect of change in
       accounting method, net of tax.......        3,756        1,581          ---          ---          ---
                                              ----------   ----------   ----------   ----------   ----------
       Net savings (loss)..................   $  (14,805)  $    4,964   $   (2,075)  $   10,667   $   27,501
                                              ==========   ==========   ==========   ==========   ==========

Distribution of Net Savings (Loss):
Dividends on capital stock.................   $    4,187   $    3,251   $    1,008   $      961   $      805
Patronage refunds payable in cash..........          ---          ---          ---        2,379        6,884
Patronage refund allocations...............          ---          ---          ---        3,703       10,591
Retained in the business...................      (18,992)       1,713       (3,083)       3,624        9,221
                                              ----------   ----------   ----------   ----------   ----------
       Net savings (loss)..................   $  (14,805)  $    4,964   $   (2,075)  $   10,667   $   27,501
                                              ==========   ==========   ==========   ==========   ==========

Statement of Cash Flows and Other
     Statement of Operations Data:
Cash flow from (used by) operating
 activities................................   $   65,025   $   (7,042)  $  143,917   $   33,602   $   31,430

Cash flow used in investing
 activities................................      (44,104)        (341)    (268,090)     (43,833)     (20,981)

Cash flow from (used by)  financing
      activities...........................      (28,840)        (958)     127,563        8,730      (11,881)

EBITDA (1).................................   $   36,068   $   61,745   $   47,969   $   48,104   $   65,704

Interest expense...........................       34,044       27,863       28,413       16,859       15,566
Depreciation and amortization..............       26,034       25,455       22,394       17,612       16,598
CF Industries, Inc.
     patronage dividend (2)................          ---          ---          ---        5,513       13,128
Capital expenditures.......................       32,898       31,633       46,603       33,905       19,945

                                                   As of and for the Fiscal Year Ended June 30
                                                   -------------------------------------------

                                                  2001      2000       1999       1998      1997
                                                  ----      ----       ----       ----      ----
                                                              (Amounts in thousands)
Balance Sheet Data:
Working capital..............................   $ 89,653  $160,407   $153,507   $ 90,098  $108,682
Property, plant and equipment (net)..........    170,934   189,848    189,118    129,193   104,002
Investments..................................    129,027   119,815    114,786    103,874    82,369
Total assets.................................    626,919   677,484    681,748    462,296   409,160
Long-term debt...............................    145,450   187,575    276,562    136,041   109,902

Selected Ratios:
Ratio of earnings to combined fixed
 charges and preferred stock dividends (3)...        ---      1.02x       ---       1.63x     2.76x
Ratio of EBITDA to interest expense..........       1.06x     2.22x      1.69x      2.85x     4.22x
Long-term debt/EBITDA........................       4.03x     3.04x      5.77x      2.83x     1.67x
Current ratio (4)............................       1.41x     1.82x      1.73x      1.71x     2.00x
Long-term debt to total
    capitalization (5).......................        .37x      .41x       .61x      0.43x     0.38x

Wholesale Volume Data ('000's):
Supply
     Feed--tons..............................        819       913      1,276        917       924
     Fertilizer--tons........................      1,834     2,031      1,891      1,155     1,137
     Seed--pounds, 100 wt....................      1,928     1,907      1,948      1,673     1,384
     Petroleum--gallons......................    347,262   349,762    325,527    314,614   349,863
Marketing
     Grain marketing-bushels.................     28,747    20,574     22,456     24,830    29,380
     Livestock marketing-head
        Cattle...............................        353       610        596        642       599
        Swine................................        730     1,151      1,466      2,689     2,516
        Other................................         89       129        136        136       120

Statesman Financial Corporation (6):
Total assets.................................   $261,867  $284,956   $287,559   $236,143  $152,400
Receivables financed.........................    230,630   247,194    252,312    202,908   127,717
Debt.........................................    220,096   241,163    250,452    200,795   133,230
Total equity.................................     40,987    35,619     35,541     31,574    18,349
Net interest income (expense) and fee
   income....................................      4,474     5,282       (397)     4,152     3,793
Net income (loss)............................         23       212     (3,611)       134        85


_______________

(1) EBITDA is defined as savings (loss) before income tax (benefit) plus interest, depreciation and amortization expenses after the cumulative effect of change in accounting method, net of tax. EBITDA should not be considered as an alternative to net savings (as determined in accordance with generally accepted accounting principles), as a measure of operating performance or as an alternative to net cash provided by operating, investing and financing activities (as determined in accordance with generally accepted accounting principles) as a measure of its ability to meet cash needs. Southern States believes that EBITDA is a measure commonly reported and widely used by investors as a measure of operating performance and debt servicing ability because it assists in comparing performance on a consistent basis without regard to interest, taxes, depreciation and amortization, which can vary significantly depending upon capitalization structure, tax status (particularly when comparing a cooperative company to a non-cooperative company), accounting methods (particularly when acquisitions are involved) or non operating factors (such as historical cost). Accordingly, this information and the related other EBITDA ratios, including ratio of EBITDA to interest expense and long term debt/EBITDA has been disclosed in this prospectus to permit a more complete comparative analysis of operating performance relative to companies within and outside of the industry and of Southern States' debt servicing ability. However, EBITDA, EBITDA to interest expense and long term debt/EBITDA may not be comparable in all instances to other similar types of measures used by other companies in the agricultural industry.

(2) For further information concerning Southern States' relationship to CF Industries, Inc., see "Business of Southern States--Investments in Other Companies and Cooperatives."

(3) In the calculation of the ratio of earnings to combined fixed charges and preferred stock dividends, earnings consist of net savings before income taxes and the cumulative effect of accounting changes plus interest expense on indebtedness, amortization of financing costs and the portion of rental expense representative of the interest factor. Fixed charges consist of interest expense on indebtedness before deduction of capitalized interest, amortization of financing costs, the portion of rental expense representative of the interest factor and the pre-tax earnings required to cover preferred stock dividends. Earnings were insufficient to cover fixed charges by $36.8 million for the fiscal year ended June 30, 2001. Earnings were sufficient to cover fixed charges by $.7 million for the year ended June 30, 2000.


(4) Current ratio is defined as total current assets divided by total current liabilities.

(5) Total capitalization is defined as the total of long-term debt, Capital Securities, Series A, mandatorily redeemable preferred stock, preferred stock, capital stock and patrons' equity.

(6) Southern States owns 38.4% of the common stock of Statesman Financial Corporation. Historically, Statesman purchased significant amounts of receivables from Southern States and provided agricultural production loans, building loans, equipment loans, renovation loans, revolving credit loans and other loans to and financing for customers of Southern States. See "Business of Southern States--Affiliated Financing Services." In connection with the closing of its new credit facility, Southern States purchased approximately $200 million in assets from Statesman. As a result of Southern States' new credit facility, in the future, Southern States anticipates that Statesman will purchase receivables from Southern States at significantly reduced levels and will engage in a more limited line of lending activities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources at June 30, 2001."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


     The following discussion and analysis should be read together with the consolidated financial statements and accompanying notes included in this prospectus.

General

     Management's discussion of sales, operating margins (or losses) and other factors affecting Southern States' pretax savings (or losses) during the fiscal years ended June 30, 2001, 2000 and 1999 is based upon the following tables. Operating margins, as utilized in the tables below, consist of divisional (segment) operating results, including an allocation of interest expense based upon divisional assets employed and excluding any allocation of general corporate overhead.


Divisional Sales and Operating Margins
(in thousands)

                                             Sales for                  Operating Margins for
                                       the fiscal year ended            the fiscal year ended
                                 ----------------------------------  ----------------------------
                                     2001        2000        1999     2001      2000      1999
                                     ----        ----        ----     ----      ----      ----
Crops                            $  219,437  $  212,643  $  193,745  $12,240   $15,436   $12,422
Feed                                173,466     178,215     181,287    1,975     9,997    11,826
Petroleum                           325,756     276,714     165,645    8,783     9,334         6
Retail Farm Supply                  615,328     592,157     532,287   (8,281)    2,817      (519)
Farm and Home                       299,666     208,309     209,564    2,696     7,674     8,326
Marketing                            93,904      76,159      79,637   (7,327)     (943)     (380)
Other                                11,413       2,883       4,194   (1,034)     (707)   (1,169)
                                 ----------  ----------  ----------  -------   -------   -------
     Total                       $1,738,970  $1,547,080  $1,366,359    9,052    43,608    30,512
                                 ==========  ==========  ==========

     General corporate overhead                                      (39,265)  (37,876)  (31,962)
     Income tax benefit (expense)                                     11,638    (2,423)      597
     Cumulative effect of change in accounting method, net of tax      3,756     1,581
     Undistributed savings (loss) of Statesman Financial Corp.,
        net of tax                                                        14        74    (1,222)
                                                                     --------  --------  --------
     Net savings (loss)                                             $(14,805)  $ 4,964   $(2,075)
                                                                     ========  ========  ========


     Agriculture is both seasonal and cyclical in nature. As a result, our sales and operating margins fluctuate greatly on a quarterly basis. The first quarter is typically the weakest for both sales and operating margins, and losses are expected. The second quarter also typically results in operating losses, although sales are stronger than in the first quarter due principally to increased sales of petroleum products. The third and fourth quarters are the largest contributors to both sales and profitability for the year. See "Business of Southern States--Other Factors Affecting the Business of Southern States--Seasonality."

     A major portion of Southern States' business is dependent on the demand of farmers for the purchase of supplies and services, which is influenced by weather, the general farm economy and the success of particular crops. Prices of agricultural supplies are sensitive to world-wide economic and political factors. Commodities marketed by Southern States on behalf of its members fluctuate in price, based on the supply of such commodities and the demand for the raw or processed products.

Recent Developments

     As discussed below under "-Liquidity and Capital Resources at June 30, 2001," effective September 18, 2001, Southern States executed a new credit facility with its lenders, replacing the three separate credit agreements of Southern States Cooperative, Statesman Financial Corporation and Michigan Livestock Credit Corporation. The three separate credit facilities were consolidated into a single new facility as a result of the lenders' requirement that the new credit facility be collateralized.

     In connection with the reassessment and renegotiation of its overall financing needs, Southern States undertook a restructuring of various parts of its business to eliminate under-performing operations in order to improve and strengthen its financial position. This effort resulted in charges against earnings in the fourth quarter of fiscal 2001 totaling $27.5 million. Of this total, the Southern States recorded asset impairments totaling $13.8 million and other one-time charges totaling $13.7 million. The impairment charge related to the write down to fair market value of plant and equipment at 19 of its livestock marketing facilities ($5.2 million), 39 of its Retail Farm Supply division locations ($3.2 million), three Crops locations ($1.5 million), nine Farm and Home locations ($1.5 million) and two Feed division locations ($2.4 million). Restructuring and other one-time charges resulted from the decision to close under-performing locations in the Crops, Feed, Farm and Home and Retail Farm Supply segments and as discussed below, to exit the livestock marketing business. Of this charge, $1.7 million related to severance, $1.7 million related to lease payments on closed locations, $4.3 million related to an increase in the allowance for doubtful accounts, $5.2 million related to inventory write-down or the transfer of inventory to locations that are to remain open, and $.5 million related to environmental remediation. The balance of these charges was primarily for travel, additional selling costs, employee stay-on bonuses and employee relocation. Amounts included in the other special charges that do not qualify as exit costs but are related to the restructuring were recorded when incurred, or in the case of the employee stay-on bonuses, as earned. See "Business of Southern States-Changes in Operations."

     As a part of this restructuring, Southern States exited the livestock marketing business through the lease of fifteen of its livestock marketing facilities to an unrelated third party and the closure of its remaining livestock marketing facilities in Michigan, Ohio, Indiana and Kentucky. These changes were put in effect as of March 3, 2001. In connection with the decision to exit the livestock marketing business, during 2001, Michigan Livestock Credit Corporation sold approximately $19.4 million of its portfolio to a third party for $16.0 million in cash. In addition, effective September 18, 2001, Southern States purchased approximately $7.6 million of the remaining assets of Michigan Livestock Credit Corporation, and Michigan Livestock Credit Corporation was subsequently merged into Statesman Financial Corporation.

     Beginning in September 2001, Southern States also implemented significant changes in management, including the elimination and reorganization of several senior management positions and responsibilities. See "Management-Executive Officers." Southern States will continue through fiscal year 2002 to evaluate additional opportunities to reduce its borrowing requirements, improve its financial position and enhance its operations, including the probable reconfiguration of its lines of business for management and financial reporting purposes.

     On July 31, 2000, Southern States consummated an agreement with Agway Inc. of DeWitt, New York, under which Southern States acquired the right to provide wholesale product distribution and marketing services to Agway's network of approximately 500 independent consumer dealers in Connecticut, Delaware, Maine, Maryland, Massachusetts, New Hampshire, New Jersey, New York, Ohio, Pennsylvania, Rhode Island and Vermont. Under the agreement, Southern States also assumed Agway's existing lease obligations on two regional distribution centers, one located in Westfield, Massachusetts, and the other in Elizabethtown, Pennsylvania, and office space in Syracuse, New York. The aggregate purchase price paid to Agway by Southern States was approximately $21.1 million after subsequent reduction of $1.3 million for the repurchase by Agway of uncollectable accounts. The purchase price was allocated as follows: approximately $8.2 million for Agway's existing inventory at the distribution centers; approximately $12.1 million, after the repurchase of uncollected receivables, for Agway's existing current accounts receivable due from the Agway dealer network; and approximately $800,000 for various pieces of distribution center equipment and other related personal property. Southern States paid the purchase price through a cash payment of approximately $8.5 million and delivery of an unsecured senior promissory note (which was subsequently collateralized) of Southern States in the principal amount of $12.6 million, maturing January 31, 2003.

     Under the agreement, Agway was obligated to repurchase any purchased accounts receivable that were not collected by Southern States within 120 days of closing. As discussed above, effective January 31, 2001, Agway repurchased from Southern States purchased accounts receivable for approximately $1.3 million. In January 2001, Southern States agreed to collateralize the $13.3 million promissory note in connection with the collateralization of its bank credit facility, and, effective September 18, 2001, in connection with Southern States' new credit facility, Agway agreed to extend the maturity date of the promissory note to be consistent with the maturity date of the new credit facility. Under limited circumstances, Southern States may be required to repay all or a portion of the outstanding purchase price indebtedness to Agway prior to the date of maturity.

     Under the terms of the agreement, Southern States also assumed responsibility for future consumer product distribution to the Agway dealer network, and all related dealer marketing, development, operations, distribution and logistics associated with Agway's consumer dealer business. Southern States has agreed to distribute particular Agway product lines to the Agway dealer network, and Agway has licensed Southern States to use related Agway trade names for this purpose. In this connection, Southern States has agreed to pay Agway $100,000 on June 30, 2001, and annual payments thereafter, beginning on August 1, 2002, not to exceed $840,000 in any fiscal year, equal to .84% of the dollar value of gross sales to dealers in the former Agway territory for each of the years ending June 30, 2002 through 2010. Through this transaction, Southern States has extended the geographic scope of its farm and home wholesale business into the northeastern United States.

Historical Results of Operations


 Fiscal 2001 Compared to Fiscal 2000

     Net sales of $1.7 billion for the fiscal year ended June 30, 2001, reflected a 12.8% increase of $191.9 million from $1.5 billion for the comparative 2000 period. Sales in the Petroleum, Farm and Home, and Marketing divisions products were substantially higher. The inclusion of Agway (primarily in the Farm and Home division) favorably impacted the consolidated sales results by approximately $114.8 million.

     Southern States realized a net loss for the fiscal year ended June 30, 2001, of $14.8 million as compared to net savings of $5.0 million for the fiscal year ended June 30, 2000. During the second half of the year, Southern States initiated a restructuring plan in which under-performing locations in several divisions were identified and closed and all operations were discontinued in the Livestock Marketing division. This resulted in recording asset impairments totaling $13.8 million, restructuring charges totaling $3.4 million, a write down of inventory amounting to $5.2 million and an increase in the allowance for doubtful accounts of $4.3 million. Partially offsetting these negative influences was an $8.5 million decrease in the vacation accrual resulting from a change in Southern States' vacation policy. In addition, Southern States recorded a transition adjustment relating to the adoption of SFAS No. 133 totaling $6.2 million. This is shown net of tax as a cumulative effect adjustment on the Consolidated Statement of Operations included in this prospectus at page F-5.

 Crops

     Sales of the Crops division increased $6.8 million (3.2%) from $212.6 million for the fiscal year ended June 30, 2000 to $219.4 million for the comparative 2001 period. Fertilizer sales, which approximated 64% of total Crops division sales for the year, were substantially flat due to favorable price variances being offset by decreased unit volume. Seed sales, which were approximately 14% of total Crops division sales, increased approximately 23% over the prior year. This was attributable to increased unit volume from the addition of the Agway locations and improved pricing. Sales of crop protection products which also comprised approximately 14% of crop division sales were flat for the year. Turf product sales were down approximately 10% relative to last year.

     Operating margin for the Crops division decreased from $15.4 million for the fiscal year ended June 30, 2000 to $12.2 million for the fiscal year ended June 30, 2001. Impairment charges totaling $1.5 million and $.9 million in other costs related to closing locations included in Southern States' restructuring plan were largely responsible for the decline in operating margin. An increase in allocated interest expense, higher compensation costs and insurance expense also contributed to the decline in operating margin. The decrease in profit was further exacerbated by a lower gross margin in the crop protection and turf product lines of this division. The operating margin in the crop protection area decreased substantially due to a reduction in crop protection rebates and lower selling prices.

 Feed

     Feed division sales decreased 4.7 million (2.6%) from $178.2 million for the fiscal year ended June 30, 2000, to $173.5 million for the comparative 2001 period. The decreased sales were caused primarily by a 10.4% decrease in tonnage from 914,000 to 819,000 tons due primarily to the loss of several large commercial customers. The volume decrease was partially offset by an 8.1% increase in average unit selling prices. Sales volume in the Feed division was favorably impacted by the Agway arrangement, which increased sales by $15.3 million.

     The operating margin for the Feed division decreased approximately $8.0 million from income of $10.0 million for the fiscal year ended June 30, 2000, to $2.0 million for the comparative 2001 period. The decrease in operating profit primarily resulted from the lower sales attributable to the decreased tonnage. Impairment charges of $2.4 million in this division were also responsible for the reduced operating income. Sales to stores in the Agway territory continued to produce an operating profit.

 Petroleum

     Petroleum division sales increased $49.1 million (17.7%) from $276.7 million for the fiscal year ended June 30, 2000, to $325.8 million for the comparative fiscal 2001 period. The overall sales revenue increase resulted from a 22% average unit price increase. Gasoline, fuel oil and liquid propane gas product lines all benefited from higher unit prices. Unit volume for the division was flat, as higher liquid propane gas volume was offset by a decline in gasoline unit volume.

     The Petroleum division's operating margin at $8.8 million was $.5 million below last year. The gross margin on sales increased but was offset by an increase in operating expenses which rose due to increased allocated interest and higher salaries and compensation costs.

 Retail Farm Supply

     Sales of the Retail Farm Supply division increased $23.1 million (3.9%) from $592.2 million for the fiscal year ended June 30, 2000, to $615.3 million for the fiscal year ended June 30, 2001. The increase in sales was primarily attributable to higher fertilizer and retail petroleum sales. Sales of crop protection products decreased significantly due to store closures under the restructuring plan and lower prices.

     Retail Farm Supply operating margin decreased $11.1 million from an operating profit of $2.8 million for the fiscal year ended June 30, 2000, to a loss of $8.3 million for the 2001 period. Additional expense of $7.8 million associated with store closures under Southern States' restructuring plan and asset impairments totaling $3.2 million produced most of the loss. Operating expenses increased due primarily to higher equipment leasing costs, increased allocated interest expense salaries, and higher insurance expense. The gross margin was flat despite the increased sales. The gross margin on crop protection products was significantly lower due to the lower sales volume and declining prices on these products.

 Farm and Home

     Sales of the Farm and Home division increased $91.4 million (43.9%) from $208.3 million for the fiscal year ended June 30, 2000, to $299.7 million for the comparative fiscal 2001 period. This increase was the result of the consummation of the agreement with Agway, which was effective July 31, 2000, and increased sales by approximately $92.6 million.

     Operating margin for the Farm and Home division decreased $5.0 million from an operating profit of approximately $7.7 million for the fiscal year ended June 30, 2000, to $2.7 million for the 2001 period. Expenses in the 2001 period rose by approximately $10.0 million due primarily to the addition of the Agway dealer network, including higher employee costs, increased allocated interest expense and higher rent expense. Asset impairments of $1.5 million and store closing expenses of $1.9 million contributed to the increased expense in the current fiscal year. The increased expenses were offset in part by an improved gross margin largely in the Agway territory. The operating margin at Wetsel, Inc. improved by approximately $.5 million due to a reduction in expenses and an improved gross margin.

 Marketing

     Sales of the Marketing division, including the Livestock Marketing division, increased $17.7 million (23.2%) from $76.2 million for the fiscal year ended June 30, 2000, to $93.9 million for the 2001 period and was attributable to an increase in volume of bushels marketed of corn, soybeans and wheat. The 2001 fiscal year period benefited from the comparison to the prior fiscal year, which was severely impacted by drought conditions in the summer of 1999 that reduced the quality and the production of wheat and corn in Southern States' Mid-Atlantic territory.

     Operating loss for the Marketing division increased $6.4 million from a $.9 million loss for the fiscal year ended June 30, 2000, to a $7.3 million loss for the comparable 2001 period. During the second quarter of fiscal 2001, Southern States recorded asset impairments totaling $5.2 million relating to the write down to fair value of plant and equipment at 19 of its livestock marketing facilities. In response to the continued sluggishness of the agricultural economy, the disappointing marketing sales volume and a higher than anticipated operating cost structure, Southern States decided to exit the livestock marketing business. In conjunction with this decision, effective March 3, 2001, Southern States leased fifteen of its livestock marketing facilities to United Producers, Inc., a midwestern livestock marketing cooperative, for a term of three years with an option to purchase any of the leased facilities at any time during the term of the lease. United Producers has a lease renewal option for three years under substantially the same terms and conditions. Fair values and the resultant impairment charge were based on the discounted cash flows from this transaction. The assets at the remaining livestock marketing locations are being sold, and that impairment was determined by comparing the book value of those assets to the expected proceeds from their sale less selling costs.

     In the Grain Marketing division, the gross margin on corn and soybeans improved and was due to the increase in unit volume. Increased compensation, maintenance and utilities operating expenses somewhat offset the improved gross margin.

 General Corporate Overhead

     General corporate overhead, consisting primarily of general and administrative costs not allocated to the divisions (such as information systems, human resources and other central management costs), increased $1.4 million, from $37.9 million for the fiscal year ended June 30, 2000, to $39.3 million for the comparative 2001 period. The increase in general corporate overhead was due to higher interest expense, to net decreases in the fair value of Southern States' derivatives and increased insurance expense. A reduction in Southern States' vacation accrual relating to a change in Southern States' vacation policy partially offset these expenses. The net change in fair value of derivatives is carried in miscellaneous income, net on the Consolidated Statement of Operations included in this prospectus at page F-5 and is discussed below.

     Company-wide interest expense, which is substantially allocated to operating divisions based on assets employed and included as a charge against divisional margins, increased approximately $6.1 million (21.9%) from $27.9 million for the fiscal year ended June 30, 2000, to $34.0 million for the 2001 period. An increase in interest rates, higher average borrowings and increased debt issue costs related to extension fees paid pending the closing of Southern States' new credit facility were responsible for the change.

 Interest Income and Service Charges

     Interest income including finance charges increased $2.7 million from $11.7 million for the fiscal year ended June 30, 2000, to $14.4 million for the fiscal year ended June 30, 2001, and was primarily due to an increase in the yield and a higher average receivables balance in one of our retail customer credit programs.

 Miscellaneous Loss (Income), net

     Miscellaneous loss (income), net decreased $6.2 million from income of $7.8 million for the fiscal year ended June 30, 2000 to income of $1.6 million for the comparative 2001 period. The decrease primarily reflects the net decrease in the fair value of derivatives of $3.6 million resulting from the adoption of SFAS No. 133. In addition, the gain on disposal of fixed assets declined $1.8 million and forfeitures and fees increased $1.2 million.

 Provision for Income Tax Benefit

     For the fiscal year ended June 30, 2001, Southern States recorded an income tax benefit of $11.6 million, as compared to income tax expense of $2.4 million for fiscal year 2000. The change from income tax expense to income tax benefit was due to the pre-tax loss in the current period compared to a pre-tax savings in the prior year. The effective tax rate was 38.5% for the year ended June 30, 2001, compared to 41.2% for the prior fiscal year. The decrease in the effective rate in the current year is due to a loss carry forward at a 34% rate.

 Fiscal 2000 Compared to Fiscal 1999

     While sales and operating margins are typically weak during the first six months of the fiscal year, they are usually mitigated by sales of petroleum products. This favorable impact from the sale of petroleum products continued during the second half of fiscal 2000. Through June 2000, sales and operating margins in petroleum products were greatly improved due to overall net increases in worldwide petroleum prices and were partially responsible for the significant improvement in Southern States' operating margin in the current year. In addition, the early spring weather in much of Southern States' operating region resulted in strong sales in the spring which positively impacted operating results.


     Net sales of $1.5 billion for the year ended June 30, 2000, reflected a 13.2% increase of $180.7 million from $1.4 billion million for the comparative 1999 period. Despite the inclusion of the net sales of the Gold Kist Inputs Business since its October, 1998 acquisition discussed below under "Business of Southern States--Acquisition of the Gold Kist Inputs Business," net sales were lower than anticipated primarily as a result of lower than projected Feed, fertilizer (which is included in the Crops division) and Marketing volumes. These volumes have continued to be impacted negatively by worldwide supply and demand factors for fertilizer and grain products.


     The net savings for the year ended June 30, 2000 of $5.0 million were $7.1 million higher than the $2.1 million loss for the prior fiscal year. Improved profitability in Southern States' Petroleum division due to increased volume at higher prices was partially responsible for the improved operating results. Southern States recognizes rebates from crop protection and seed suppliers as a reduction of the cost of products purchased. Due to changes in rebate programs and additional information available to Southern States, Southern States recognized an additional $9.3 million of rebates during fiscal 2000. Rebates recognized in fiscal 2000 as a reduction in cost of products purchased approximated $27.1 million. A gain of approximately $1.6 million resulting from the cumulative effect of an accounting change also favorably impacted overall results. Effective July 1, 1999, Southern States changed its method of accounting for refunds from the Southern States Insurance Exchange, as described in Note 21 of the Notes to Southern States' (audited) Consolidated Financial Statements included in this prospectus at page F-33.


Crops

     Sales in the Crops division increased $18.9 million (9.8%) from $193.7 million for the fiscal year ended June 30, 1999 to $212.6 million for the comparative 2000 period. Significant sales increases were recorded in the seed, fertilizer and crop protection product lines which are the three major components of the Crops division. Fertilizer sales, which comprised approximately 68% of the Crops division sales, rose due to an increase in unit sales primarily occurring in the acquired Gold Kist Inputs Business territory. The increased unit volume was partially offset by a decrease in sales prices.
As a result, overall fertilizer sales were less than projected for the year. Higher seed sales were due to improved selling prices.

     The operating margin for the Crops division of $15.4 million represented a $3.0 million improvement compared to the same period in the prior year ($12.4 million). The primary reasons for this greater profitability were an improved gross margin, gains on the disposal of fixed assets and increased finance income. The improved gross margin was favorably impacted by $1.7 million of additional rebates from Southern States' crop protection suppliers. Higher selling, general and administrative expenses and increased allocated interest expense partially offset the improved gross margin, finance income and other gains.

 Feed

     Feed division sales decreased $3.1 million (1.7%) from $181.3 million for the fiscal year ended June 30, 1999, to $178.2 million for the comparative 2000 period. The decrease was caused primarily by a decrease in average unit selling prices.

     The operating margin for the Feed division decreased approximately $1.8 million from $11.8 million for the fiscal year ended June 30, 1999, to $10.0 million for the comparative 2000 period. The decrease in operating margin resulted from increased administrative expense, higher compensation and increased selling expense.

 Petroleum

     Petroleum division sales increased $111.1 million (67.1%) from $165.6 million for the fiscal year ended June 30, 1999, to $276.7 million for the comparative 2000 period. The overall sales revenue increase resulted from a 72.5% average unit price increase and a 7.7% increase in gallons sold.

     The Petroleum division's operating margin increased $9.3 million from a break even level for the year ended June 30, 1999, to a profit of $9.3 million for the 2000 period. Higher unit prices not only produced higher sales revenues but also resulted in an increased gross margin both in total and on a per gallon basis for gasoline and fuel oil products. The improved unit margin was due to selling inventory purchased at prices lower than current market prices. With market prices at historical highs, prices will most likely return to more normal levels in fiscal 2001, therefore reducing profit margins as compared to the current year. In fiscal 1999, Southern States recorded a $3.0 million provision for environmental remediation, which negatively impacted results for the Petroleum division in that year. The Petroleum division experienced increased operating expenses, particularly in the retail portion of the division, due to increased employee expenses and higher vehicle operating costs.

 Retail Farm Supply

     Sales of the Retail Farm Supply division increased $59.9 million (11.2%) from $532.3 million for the fiscal year ended June 30, 1999, to $592.2 million for the comparative 2000 period. The substantial sales increase is primarily attributable to the sales increase in the acquired Gold Kist Inputs Business territory of approximately $61.5 million. This increase reflected sales in that territory for twelve months, whereas sales in the prior year only included approximately nine months for the Gold Kist Inputs Business. Sales in the acquired Gold Kist territory in both periods were adversely impacted by continued price deflation and drought conditions in portions of the Southeast.

     Retail Farm Supply's operating margin at $2.8 million for fiscal 2000 was $3.3 million higher than the $.5 million operating loss recorded in fiscal 1999. The improved operating margin in the current year was largely due to gross margin increases in fertilizer, feed and crop protection products. Specifically, the margin on crop protection products and seed products benefited from $7.6 million of increased rebates from Southern States' suppliers of these products. Income from finance charges also improved substantially. Higher salaries and related compensation costs, an increase in allocated interest expense as well as additional expenses for leased equipment, resulted in an increase in expense in the current year. In addition, an increase of $1.1 million in the reserve for environmental remediation liabilities decreased operating margin by the same amount.

 Farm and Home

     Sales in the Farm and Home division decreased $1.3 million (.6%) from $209.6 million for the fiscal year ended June 30, 1999, to $208.3 million for the 2000 period. This decrease is primarily the result of a $1.8 million (3.1%) decrease in the sales recorded at Wetsel, Inc., an independently operated, wholly-owned subsidiary of Southern States. Sales increased in the first three quarters of fiscal 2000 primarily due to additional sales of snow and ice removal products resulting from winter storms in January and the earlier than normal sale of farm supplies resulting from the early spring weather in much of Southern States' territory. This increase was offset by slow sales in the late spring caused by the cooler and wetter than normal weather which negatively impacted the sales of garden products.

     Operating margin for the Farm and Home division decreased $.7 million from $8.3 million for the year ended June 30, 1999, to $7.7 million for the 2000 period. The lower operating margin resulted from higher operating expenses in the Farm and Home division that were attributable to higher employee costs, increased depreciation and amortization, and higher advertising and promotion expense. The increased operating expenses in the Farm and Home division were partially offset by a gain from the disposal of fixed assets. An improved gross margin at Wetsel also partially negated the effects of higher operating expenses.

 Marketing

     Sales in the Marketing division, including the Livestock Marketing division, decreased $3.5 million (4.4%) from $79.6 million for the fiscal year ended June 30, 1999 to $76.2 million for the 2000 period. This decrease is primarily attributable to reduced soybean and corn unit sales volume at lower selling prices within the Grain Marketing division. Sales of wheat were down in the current period due to lower selling prices. The decline in grain marketing revenue resulted from a combination of influences. Drought conditions in the summer of 1999 impacted the quality and the quantity of wheat and corn produced in Southern States' Mid-Atlantic territory and resulted in a lower than anticipated volume in bushels marketed. A large United States grain harvest resulted in a $.15 (4.3%) reduction in the average unit price per bushel for grain marketed. Sales for the Livestock Marketing division also decreased during this period due primarily to a decrease in livestock volume and the closure of operations of a significant customer in the prior fiscal year.


     Operating margin for the Marketing division decreased $5.2 million from $.4 million loss for the year ended June 30, 1999, to a $5.6 million loss for the 2000 period. The decrease in operating margin was primarily revenue related.
In addition, the Grain Marketing division also experienced increased expenses mainly due to higher utilities, insurance and allocated interest expense. The Livestock Marketing division realized lower operating expenses primarily through decreased compensation, rent and vehicle operating expense.


 General Corporate Overhead

     General corporate overhead, consisting primarily of general and administrative costs not allocated to the divisions (such as information systems, human resources and central management costs offset by various miscellaneous income items), increased $5.9 million, from $32.0 million for the year ended June 30, 1999, to $37.9 million for the comparative 2000 period. The increase was due mainly to higher compensation expenses related to the acquired Gold Kist Inputs Business, which Southern States owned for the entire fiscal year 2000, as opposed to only approximately nine months in the prior fiscal year. Depreciation, merchandising and promotion, and professional services also increased.

     Excluding distributions on capital securities, company-wide interest expense which is substantially allocated to operating divisions based on assets employed and included as a charge against divisional margins, decreased approximately $.6 million (2.0%) from $28.4 million for the year ended June 30, 1999, to $27.9 million for the 2000 period. Receivables from the additional sales generated in the former Gold Kist territory resulted in additional discounts on receivables sold to Statesman Financial Corporation, which are classified as interest expense. These discounts partially offset the reduced interest expense on debt.

 Interest Income and Service Charges

     Interest income including finance charges increased $.5 million due to Southern States benefiting from owning accounts receivable arising in the former Gold Kist territory for the entire fiscal 2000 as compared to approximately nine months in fiscal 1999.


 Miscellaneous Income, net

     Miscellaneous income, net decreased $4.0 million from $11.8 million for the year ended June 30, 1999 to $7.8 million for the comparative 2000 period. The current year includes a $.3 million loss on discontinued programs whereas the amount recorded in the prior year was insignificant. The current year reflects the expensing of $1.1 million of fees related to a discontinued public offering of debt securities. The prior year included contract settlement income totaling $1.3 million from the closure of operations of a significant customer and additional income from joint ventures that totaled approximately $.5 million. These unfavorable variances were partially offset by an increase in the gain on the disposal of fixed assets in the current year.

 Provision for Income Tax Expense (Benefit)

     The income tax expense for fiscal year 2000 increased from an income tax benefit of $.6 million in fiscal year 1999 to an expense of $2.4 million for fiscal 2000, an increase of $3.0 million. Southern States' increase in savings before income taxes was primarily responsible for the additional income tax expense. The effective tax rate was 42.3% in fiscal 2000 and was 41.2% in fiscal 1999.

 Undistributed Earnings (Loss) of Statesman Financial Corporation

     During fiscal 2000, Southern States' undistributed earnings from its interest in Statesman Financial Corporation, net of income taxes, were approximately $74,000 compared to a loss in fiscal 1999 of $1.22 million, net of income taxes, resulting in an increase of $1.3 million. The improvement was due to a lower provision for credit losses and reduced general and administrative expenses in fiscal 2000.





 Liquidity and Capital Resources at June 30, 2001

     Effective September 18, 2001, Southern States executed a new credit facility with its lenders, replacing its then existing $200 million unsecured three-year revolving credit facility with various commercial banks that was to mature in January 2002. The new credit facility is discussed in subsequent paragraphs; however, at June 30, 2001, Southern States' old credit facility was in effect. In December 2000, in connection with the implementation of Southern States' asset securitization program for the sale of certain accounts receivable, the outstanding bank commitment under the old credit facility was reduced to $173.4 million. In January 2001, Southern States entered into an agreement with its lenders to collateralize its old credit facility with its inventory, equipment, receivables and general intangibles. Most of the banks that participated in the Southern States old credit facility also participated in the Statesman and Michigan Livestock Credit Corporation credit facilities. Collateralization of Southern States' old credit facility was undertaken concurrently with the collateralization by Statesman and Michigan Livestock Credit of their credit facilities in anticipation of Southern States' negotiation of the single new credit facility intended to replace the three separate existing facilities for Southern States, Statesman and Michigan Livestock Credit.

     At June 30, 2001, interest rates under the old credit facility were determined by Southern States under one of three options: on a competitive bid basis, or spreads over LIBOR or a base rate which is the higher of the prime rate or the federal funds rate. There was also a facility fee of .30% on this revolver. Amounts were drawn under this facility to fund general working capital needs. At June 30, 2001, Southern States had $96.8 million outstanding under this facility, with interest rates on advances under this facility varying from 6.04 to 6.28% per annum. In January 2001, these rates were adjusted as described below.

     At June 30, 2001, Southern States (excluding Wetsel, Inc., which is separately discussed below) also had outstanding $30.9 million in term notes held by CoBank that were payable at various dates with a final maturity of November 1, 2004. Amortization on this term loan was $7 million due on November 1, 2001 and November 1, 2002, $9 million due November 1, 2003, and $7.9 million due November 1, 2004. Interest on this term loan was at: fixed quoted rates, variable quoted rates or at LIBOR plus 1.00%. Interest rates on this term loan varied from 8.25% to 8.71%. Proceeds of this term loan were used for general working capital purposes. The term notes and all other obligations of Southern States to CoBank, including its obligations under the old credit facility, were partially collateralized by shares of CoBank owned by Southern States. As of June 30, 2001, CoBank's maximum commitment to lend to Southern States under the old credit facility was $53.9 million. On the same date, its outstanding advances to Southern States under that facility were $30.1 million. See Note 9 of the Notes to Southern States' (audited) Consolidated Financial Statements included in this prospectus at pages F-17 and F-18. Effective September 18, 2001, the term notes held by CoBank were paid off from the proceeds of Southern States' new credit facility discussed below.

     At June 30, 2001, Southern States also had outstanding balances of approximately $11.1 million in three industrial revenue bonds. These bonds, one of which is collateralized by a mortgage on the property financed, carry variable rates of interest that at June 30, 2001, ranged from 2.15% to 2.90%. The collateralized $1.9 million bond has a final maturity date of August 1, 2004, an unsecured $2.5 million bond has a final maturity date of September 1, 2005, and an unsecured $6.7 million bond has a final maturity date of January 1, 2016.

     Effective September 18, 2001, Southern States entered into a new credit facility with its lenders, replacing previous separate credit agreements of Southern States Cooperative, Incorporated and its affiliates Statesman Financial Corporation and Michigan Livestock Credit Corporation. The Statesman Financial Corporation and Michigan Livestock Credit Corporation credit facilities expired January 9, 2001, but were extended by agreement during the time Southern States negotiated the new credit facility with its lenders. The separate credit facilities were consolidated into a single facility as a result of the lenders' requirement that the new credit facility be collateralized. In connection with the closing of the new credit facility, Southern States purchased approximately $200 million in assets from Statesman Financial Corporation and $7.6 million of Michigan Livestock Credit Corporation assets. Proceeds were used by Statesman Financial Corporation and Michigan Livestock Credit Corporation to repay their separate credit facilities.

     The new credit facility provides for:

     . a $270 million revolving line of credit, including a $45 million seasonal overline which is available during Southern States' peak periods. Availability under the revolving line of credit is limited and based on eligible assets. This facility also contains a $15 million sublimit for the issuance of letters of credit and a $15 million sublimit for overnight advances.


     . a term loan in the amount of $200 million. The term loan will amortize as follows in fiscal 2002: $5 million on September 30, 2001; $20 million on December 31, 2001; $18 million on March 31, 2002, and $17 million on June 30, 2002. Amortization in fiscal 2003 is as follows:
          $25 million on September 30, 2002; $30 million on December 31, 2002, and the balance on February 15, 2003.

     The scheduled term loan maturity date of February 15, 2003, may be extended to August 15, 2003, if certain conditions are met including an additional reduction in the revolving line of credit and/or term loan of at least $75 million on or before September 30, 2002. Amortization payments required if the term loan is extended are $15 million on March 31, 2003, and on June 30, 2003, and the balance on August 15, 2003.



     Interest rates for the revolving line of credit and the term loan are at LIBOR plus a spread or, at Southern States' option, at a base rate plus a spread. The spread is dependent on the ratio of Southern States' funded debt to EBITDA plus restructuring charges as defined in the new credit facility and certain other items ("EBITDAR"). Overnight advances under the revolving line of credit bear interest at rates quoted daily by CoBank, ACB.



     The revolving line of credit and the term loan are secured by substantially all of Southern States' assets. The new credit facility mandates that proceeds from the sale of assets (other than in the ordinary course of business), capital raising activities, certain sales of receivables, the issuance by Southern States of debt and/or capital securities, certain reductions in working capital from the sale of stores and certain excess cash flow, be applied to reduce outstanding balances on the revolving line of credit or the term loan.


     Financial covenants under the new credit facility establish minimum net worth, interest coverage, funded debt to EBITDAR and minimum EBITDAR requirements. At September 30, 2001, we were in full compliance with all of the financial covenants under the new credit facility.


     On October 5, 1999, in connection with Southern States' purchase of the Gold Kist Inputs Business from Gold Kist Inc. (see "Business of Southern States--Acquisition of the Gold Kist Inputs Business" below), Southern States Capital Trust I, a trust subsidiary of Southern States, issued to Gold Kist $60 million liquidation amount of Capital Securities, Series A ("Series A"), for which it received $59.0 million in gross proceeds, net of a placement fee and issuance costs of $995,000. Distributions on the Series A securities are cumulative at a rate of 8% per annum, increasing to 8.5% on July 5, 2000, and to 8.75% on July 5, 2001. The Series A securities mature on October 5, 2029. Southern States Capital Trust I used the proceeds from the sale of the Series A securities to purchase from Southern States subordinated debentures in an equal principal amount, bearing interest at the same rates of interest payable on, and maturing on the same date as, the Series A securities. Southern States Capital Trust I will use payments by Southern States on the subordinated debentures to make payments on the Series A securities issued by the trust. Also on October 5, 1999, Southern States issued to Gold Kist $40 million liquidation amount of Series B Cumulative Redeemable Preferred Stock, $100 par value per share ("Series B"), for which it received $39.0 million in gross proceeds, net of a placement fee and issuance costs of $958,000. Cash dividends on the Series B securities are cumulative at an initial rate of 7.5% per annum, increasing to 8% on July 5, 2000, and to 8.25% on July 5, 2001.


     Distributions on the Series A securities and dividends on the Series B securities are both payable quarterly, in arrears, on January 5, April 5, July 5 and October 5 of each year.

     The proceeds from the sale of both the Series A and the Series B securities were used to reduce Southern States' indebtedness and pay off the bridge loan facility which had been utilized to finance the acquisition of the Gold Kist Inputs Business.


     The Series A and Series B securities are subject to mandatory redemption for as long as they are held by Gold Kist, at a redemption price equal to the liquidation amount of the securities redeemed plus all unpaid and accumulated amounts distributable with respect to the securities, from the proceeds of any sale by Southern States of substantially similar securities. To the extent Southern States places with other purchasers capital and/or equity securities similar to the Series A and Series B securities in an amount less than $100 million, the Series A and Series B securities owned by the Gold Kist shall be redeemed correspondingly on a dollar-for-dollar basis.


     Gold Kist Inc. has advised us in writing of its position that the net proceeds from the sale of all the Senior Unsecured Notes must be applied to redeem, on a dollar for dollar basis, the securities issued by us to Gold Kist in October 1999. Gold Kist has asserted this position based upon its contention that the Senior Unsecured Notes, when issued, will constitute "subordinated debt" of Southern States. We have advised Gold Kist in writing that, although the Senior Unsecured Notes may be effectively subordinated to our collateralized indebtedness in a liquidation proceeding, we do not agree that the Senior Unsecured Notes are "subordinated in the payment of principal or interest" to other obligations of Southern States, which we believe to be the criterion necessary to trigger the mandatory redemption provisions of the securities held by Gold Kist. As noted above under "Use of Proceeds," we intend to apply the proceeds from the sale of the Senior Unsecured Notes to repay indebtedness under our new credit facility, as required by the terms of that facility, and for other general corporate purposes.



     Southern States' wholly-owned subsidiary, Wetsel, Inc., maintains separate credit facilities. Wetsel has an uncommitted short term credit facility with CoBank that fluctuated from $8 million in amount during the period from March 1, 2000, to June 30, 2000; to $4 million from July 1, 2000, to March 31, 2001, to
$8 million from January 1, 2001, through February 28, 2001.   This facility
matured on February 28, 2001, however Wetsel and its lenders currently are engaged in continuing discussions regarding a renewal or restructuring of this facility. This facility had a $5.35 million outstanding balance at June 30, 2001, and an interest rate of 7.00%. In addition, Wetsel has a committed $5 million long-term revolver that matures March 1, 2003. This revolver carries a facility fee of .30%. Interest rates on these lines are, at the subsidiary's option, at CoBank's National Variable Rate plus .25%, quoted fixed rates or at a preset rate of LIBOR plus 1.05%. Except for obligations to CoBank under these facilities, Wetsel's obligations under these facilities are unsecured. Presently, all of Wetsel's obligations to CoBank are partially collateralized by shares of CoBank owned by Wetsel.






     Cash and cash equivalents at June 30, 2001 were $2.5 million, which represents an decrease of $7.9 million from $10.4 million at June 30, 2000. Net cash provided by operating activities for the fiscal year ended June 30, 2001 and 2000 amounted to $65.0 million compared to $7.0 million net cash used in fiscal 2000. The increase in net cash provided by operating activities for the fiscal year ended June 30, 2001, was the result of a decrease in receivables and inventory and an increase in accounts payable. Net cash used by investing activities for the fiscal year ended June 30, 2001, amounted to $44.1 million, compared to $.3 million provided by investing activities over the comparable period in 2000. This difference was due to several events. Southern States purchased the assets of Agway with a combination of cash in the amount of $8.5 million and an unsecured promissory note (which was subsequently collateralized) for the balance of the purchase price. During the first quarter of fiscal 2001, Southern States made an additional investment in preferred stock of Statesman Financial Corporation ($5.4 million). In the prior year, Southern States received a $19.9 million purchase price adjustment relating to the return of accounts receivable to Gold Kist in connection with the acquisition of the Gold Kist Inputs Business. In addition, capital expenditures increased in the current year by $1.3 million. Net cash used by financing activities for the fiscal year ended June 30, 2001, of $28.8 million was primarily the result of repayment of long-term debt. For the fiscal year ended June 30, 2000, cash used by financing activities was $1.0 million and was primarily the result of repayments of debt offsetting additions to long-term debt and the sale of securities.


     Cash and cash equivalents at June 30, 2000, were $10.4 million, which represents a decrease of $8.3 million from $18.7 million at June 30, 1999. Net cash (used) provided by operating activities for the year ended June 30, 2000 and 1999 amounted to ($7.0) million and $143.9 million, respectively. The unfavorable net cash flow from operating activities resulted from increases in receivables (after a purchase price adjustment with Gold Kist) and a decrease in accounts payable. Undistributed earnings of finance companies and joint ventures also negatively impacted cash flow from operating activities. Net cash used by investing activities for the fiscal year ended June 30, 2000, amounted to $.3 million, compared to $268.1 million used in investing activities over the comparable period in 1999. This difference was principally the result of Southern States' net investment of $203.1 million for the acquisition of the Gold Kist Inputs Business in October 1998. In fiscal year 2000, Southern States received a $19.9 million purchase price adjustment relating to the return of accounts receivable to Gold Kist. In addition, capital expenditures decreased in the current year by $15.0 million. Net cash used by financing activities for the year ended June 30, 2000, of $1.0 million was primarily the result of repayments of debt offsetting additions to long-term debt and the sale of securities. For the year ended June 30, 1999, cash provided from financing activities was $127.6 million due to proceeds from a bridge loan of $218.3 million to finance the Gold Kist acquisition.



     Capital expenditures for the year ended June 30, 2001, totaled $32.9 million. Southern States had outstanding commitments for the construction and acquisition of property, plant and equipment totaling approximately $3.2 million at June 30, 2001. Southern States also maintains an accrual for environmental expenditures that totaled $3.9 million at June 30, 2001. See Note 13 of the Notes to Southern States' (audited) Consolidated Financial Statements included in this prospectus.


     Capital expenditures for the year ended June 30, 2000, totaled $31.6 million. Southern States had outstanding commitments for the construction and acquisition of property, plant and equipment totaling approximately $3.6 million at June 30, 2000. Southern States also maintains an accrual for environmental expenditures that totaled $3.6 million at June 30, 2000. See Note 13 of the Notes to Southern States' (audited) Consolidated Financial Statements included in this prospectus.

     Southern States anticipates capital expenditures of approximately $20.0 million in the fiscal year ending June 30, 2002. Also, included in projected capital expenditures is $.5 to $1.5 million in anticipated costs for environmental remediation projects in the year ending June 30, 2001.



     We believe the new credit facility provides adequate funding for Southern States and that we will be able to comply with the terms of the new credit facility.



     If unforeseen events and or conditions restrict us from meeting our targeted operating results, we have alternative plans, including additional asset sales, additional reductions in operating costs, deferral of capital expenditures and dividends, and reductions in working capital, that we believe would enable us to comply with the debt covenants. In the event we may not be in compliance with debt covenants at some future date, we would pursue various alternatives. These may include, among other things, refinancing of debt or obtaining covenant waivers. While we believe we could successfully complete alternative arrangements if necessary, there can be no assurance that such alternatives would be available or that we would be successful in their implementation.



Adoption of Derivative Accounting Standard

     In June of 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" as amended ("SFAS No. 133"), which is effective for fiscal quarters beginning after June 15, 2000. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. Southern States utilizes various financial derivatives to mitigate economic risk within its business, including interest rate exposure as well as exposure to price changes relating to our Petroleum and Grain Marketing operations. On July 1, 2000, we adopted SFAS No. 133. Our transition adjustment and related cumulative effect of a change in accounting principle relating to the adoption of SFAS No. 133 resulted in a gain of approximately $3.8 million (net of income taxes). In connection with the adoption of SFAS No. 133, we initially elected not to utilize hedge accounting. Consequently, until we began utilizing hedge accounting, changes in the fair value of derivatives were recognized in the company's consolidated statement of operations. The net change in the fair value of Southern States' derivatives since adoption of SFAS No. 133 resulted in a loss of approximately $3.6 million, which is included as a component of miscellaneous income, net.


Market Risks from Changing Commodity Prices and Interest Rates


     The principal market risks affecting Southern States are exposure to changes in commodity prices and changes to interest rates on borrowings.



     Interest Rate Risk. Southern States uses interest rate swaps to hedge interest rate changes on a portion of its borrowings. At June 30, 2001, Southern States had outstanding nine variable to fixed interest rate swaps with a $180 million notional amount and a fair market value exposure of approximately $4.2 million with terms ranging from three to seven years. The swaps carried coupons with a weighted average rate of 6.00% and 6.02% at June 30, 2001 and 2000, respectively. Assuming June 30, 2001, variable rates and borrowings, a one-hundred-basis-point change in interest rates would impact Southern States' net interest expense by approximately $1.4 million on an annualized basis, net of the effect of the swaps.



     Commodities Risk. The table below provides information about Southern States' petroleum, grain and agricultural commodity inventories and related futures contracts that are sensitive to changes in commodity prices. For inventories, the table presents the carrying amount and fair value at June 30, 2001. For futures contracts, the table presents the notional amounts in the unit of measure for the particular item that is being hedged, the weighted average of the contract prices and the fair value of those contracts. Contract amounts are used to calculate the contractual payments and quantity of commodity to be exchanged under the futures contracts.



On-Balance Sheet Commodity Position and Related Derivatives

                                                                June 30, 2001
                                                                -------------
Balance Sheet Position                         Carrying Amount                    Fair Value
----------------------                         ---------------                    ----------
Petroleum...................................      $ 9,732,595                     $10,666,017
Grain.......................................        6,714,443                       6,714,443
Feed........................................        6,577,097                       7,602,747


                                              Expected Maturity
Futures Contracts (Short)                         Year 2001                       Fair Value
-------------------------                         ---------                       ----------
Petroleum Contract - Gallons................        9,660,000                             N/A
Petroleum Contract Amount...................      $ 6,986,000                     $ 7,018,000

Grain Contract - Bushels....................        5,043,864                             N/A
Grain Contract Amount.......................      $13,588,491                     $12,691,108

Agriculture Commodities - Bushels...........            1,034                             N/A
Agriculture Commodities Contract
   Amount...................................      $    89,455                     $    86,466

                                                     Expected Maturity
Futures Contracts (Long)                                 Year 2001                       Fair Value
------------------------                                 ---------                       ----------
Petroleum Contract - Gallons...................             756,000                              N/A
Petroleum Contract Amount......................          $  578,000                       $  554,000

Grain Contract - Bushels.......................           2,124,388                              N/A
Grain Contract Amount..........................          $5,566,033                       $5,209,361

Agriculture Commodities - Bushels..............             199,822                              N/A
Agriculture Commodities Contract
   Amount......................................          $  463,087                       $  395,148


                                                      Expected Maturity
Option Contracts (Long)........................           Year 2001                       Fair Value
-----------------------........................          ----------                       ----------

Petroleum Contract - Gallons...................           8,464,000                              N/A
Petroleum Contract Amount......................          $  414,000                       $   46,000

See "Business of Southern States--Other Factors Affecting the Business of Southern States--Commodity Price Hedging Activities" for information concerning hedging activities utilized by Southern States to minimize the risk of change in commodity prices on various commodities bought and sold in its business.

                                SOUTHERN STATES

General

          Southern States is a regional farmers' supply and marketing cooperative. With fiscal 2001 sales of $1.7 billion, we are one of the largest agricultural cooperatives east of the Mississippi River. We serve a wide range of rural and urban customers in our traditional six-state Mid-Atlantic territory of Delaware, Maryland, Virginia, West Virginia, Kentucky and North Carolina. We expanded our operations in October 1998 into the Southeastern and South Central states through the acquisition of the Gold Kist Inputs Business. On July 31, 2000, we further expanded our territorial reach into the Northeast through our purchase of the consumer wholesale distribution business from Agway.


          We are owned by over 300,000 farmer and local cooperative members. We are the principal cooperative in a cooperative distribution system that now encompasses over 1,300 retail locations serving farmer members and other customers through both company-owned facilities and a network of local agricultural cooperatives and private dealers. See "--The Southern States Distribution System" below.

          Founded in 1923, Southern States operated for many years exclusively as a supply (or "inputs") cooperative, procuring, manufacturing, processing and distributing fertilizer, crop protectants, feed and seed and other farm supply items on behalf of its farmer members. Since 1977, we also have marketed grain for members and currently market approximately 28 million bushels of grain annually, primarily in our traditional Mid-Atlantic territory.


          Our members must be agricultural producers or agricultural cooperative associations comprised of agricultural producers. Business with members is conducted on a cooperative basis, and patrons who are members or who are eligible to be members are qualified to receive patronage refunds out of net savings from patronage-sourced business. See "--Cooperative Structure." We also engage in supply and marketing transactions with other customers who are not eligible for membership and who do not qualify for patronage refunds. In addition, we engage in non-cooperative activities through several subsidiaries.

The Southern States Distribution System

          We are the principal cooperative in a cooperative distribution system that serves our farmer members in our Mid-Atlantic territory and the Southeastern and South Central states through:

      . 195 company-owned retail farm supply and petroleum outlets including 17 company-owned urban and suburban retail locations,


      . 68 local agricultural or petroleum cooperatives operating at 86 locations under standardized management contracts with Southern States,


      . 76 independently-owned and operated local retail cooperatives that distribute Southern States supplies and products at 100 locations (20 of these are in the Agway territory), and

 . A network of approximately 870 private dealers operating approximately 890 locations who sell Southern States supplies and products at retail under retail distribution agreements with Southern States, including approximately 450 dealers and locations in the Agway territory.


     Unless specifically noted otherwise, all location numbers are given as of September 30, 2001.


     Company-Owned Facilities. As described in greater detail below, we sell a significant portion of our product and service volume through our 195 retail farm supply and petroleum outlets including 17 urban and suburban retail locations. In fiscal 2001, Southern States sold approximately 49% of its total product and service volume through these company-owned facilities.


     Managed Local Cooperatives. The 68 managed local cooperatives, usually organized on a county level, are a significant component of our distribution system. The managed local cooperatives have their own local membership and locally-elected boards of directors, but each is a member of Southern States and each operates under a standardized management agreement with Southern States. In almost all instances, the managed local cooperatives use the name "Southern States" in their operations. Sales to the managed local cooperatives accounted for approximately 15% of our total product and service volume in fiscal
2001.


     We have no equity interest in the managed local cooperatives and no representation on the boards of directors, but we manage day to day operations and recommend policies to their boards of directors. The standardized management agreements are renewed annually, and may be canceled by either party at the end of any year provided there is no outstanding indebtedness owed to Southern States. We assess a management, accounting and administrative fee which approximates the actual cost of service. No management agreements with local cooperatives have been canceled in our history other than as a result of mergers of local cooperatives into Southern States or, in a few cases, liquidation of a local managed cooperative.

     Private Dealers. We also distribute supplies and products through a network of approximately 870 independent, privately-owned dealers, operating a total of approximately 890 dealer locations. Prior to our agreement with Agway, which closed on July 31, 2000, we distributed supplies through approximately 340 dealers operating approximately 360 locations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Recent Developments" above. These dealers agree to sell our supplies and products at retail to our members and others and to maintain adequate records of sales in order for us to allocate any patronage refunds to those members. Sales to private dealers accounted for approximately 16% of our total product and service volume in fiscal 2001.


     Independent Cooperatives. We also distribute supplies and products to 76 independently owned and operated local cooperatives operating 100 locations, 20 of which are in the Agway territory. These cooperatives are members of Southern States and use Southern States as a major supply source, but do not operate under a management contract with Southern States and do not use the "Southern States" name. Sales to independent cooperatives represented approximately 3% of our total product and service volume in fiscal 2001.

          Commercial and Other Accounts. In addition to the component parts of the Southern States distribution system within our territory, we sell products to over 4,000 commercial and other accounts, including other cooperatives located outside our territory, who purchase supplies from us. Commercial accounts include resellers who do not have a private dealer agreement with us, as well as non-agricultural consumers. Commercial accounts are not eligible for membership in Southern States and are not eligible for patronage refunds. Other accounts include producers of agricultural products who purchase on a wholesale basis and other regional cooperatives. These accounts are eligible for membership and for wholesale patronage refunds. Sales to commercial and other accounts in fiscal 2001 accounted for approximately 17% of our total product and service volume.


          Logistics. To support our distribution network, Southern States operates 14 feed mills (including Cooperative Milling, which is owned 50% by Southern States), four farm supply warehouses, 25 grain marketing facilities, nine fertilizer plants, one petroleum terminal and six seed and crop protection production facilities. We also operate a fleet of approximately 200 company-owned and leased trucks that cover our distribution network. In fiscal 1999, we introduced a new computer system designed to facilitate management of our supply distribution business. Furthermore, Southern States continues to seek to improve customer service/satisfaction, boost backhaul efficiency, and avoid delays by linking its drivers to their respective dispatchers through computerized communications technology. In addition, all billing is done electronically to avoid handwritten trip tickets and to cut costs and reduce paperwork. Out-bound transport from the two distribution centers in the new Agway territory is outsourced to Ryder Logistics.


Cooperative Structure

          Members and Membership Stock. Members of Southern States must be agricultural producers or agricultural cooperative associations comprised of agricultural producers. Members must own at least one share of membership stock. An agricultural producer who qualifies for membership but is not already a member will automatically receive the first $1.00 of any patronage refund in the form of one share of membership common stock. Under Virginia law and our articles of incorporation and bylaws, the issuance or transfer of our membership common stock is limited to:

     .    bona fide agricultural producers who use our services or supplies, and

     .    cooperatives whose membership is comprised of such persons.

          Each member, regardless of the number of shares of membership common stock registered in the member's name, is entitled to only one vote in the affairs of Southern States. Under various circumstances, like the death of a stockholder, we repurchase common stock from our members at par value ($1 per share) plus declared and unpaid dividends, if any. In the event of liquidation or other disposition of our assets, the holders of common stock, after satisfaction of our obligations to creditors and to holders of all preferred stock, would be entitled to receive a maximum of the $1 per share par value plus declared and unpaid dividends, if any, for each share of common stock held. Our board of directors may from time to time issue any and all of the authorized but unissued common stock without first offering such shares to existing holders of common stock, on such terms as it deems advisable, but not for less than par value.

     Governance. The members of Southern States annually elect, on a staggered basis, members of the board of directors to serve for three-year terms. Only our members or members of a retail agricultural purchasing cooperative handling supplies of Southern States are eligible to be elected to serve on the board of directors. At the present time, the board of directors consists of 22 persons, 16 of whom are member-elected. Six additional directors, designated by statute as public directors, are appointed for three-year terms, on a staggered basis, by the director of agricultural extension for the Commonwealth of Virginia. Each of these appointed directors represents a different state in our traditional Mid-Atlantic territory. Public directors need not be members or stockholders of Southern States. See "Management--Directors."


     Our bylaws provide for a division of the territory in which we operate into nine or more election districts. These election districts are determined on the basis of the annual volume of business done with Southern States by customers, with consideration given to the business done with members in, and geographical area of, each election district. Our bylaws further provide that the Board may modify and redistrict whenever, in its discretion, it is advisable in order to maintain substantial equality in the volume of business done in the different districts.

     Under our bylaws, each election district is to be represented on the board by one director, elected at an election district meeting by delegates to the meeting. The members served by each private dealer, each retail branch of Southern States and each retail agricultural supply cooperative handling supplies of Southern States are entitled to vote in the election of delegates to the election district meetings. Delegates are elected by our membership and the membership of the retail agricultural purchasing cooperatives at their local annual meetings. The directors elected by each election district are then presented to the annual meeting of our members. Our bylaws only permit voting in person at election district meetings.

     Our officers are elected by our board of directors to serve on a full-time salaried basis.

     Patronage Refunds. As a cooperative, we operate for the benefit of our members and other patrons who qualify for membership. We are obligated by our bylaws to return at the end of each fiscal year all net savings from patronage-sourced business, after payment of dividends on capital stock and additions to reserves, to the members and other patrons eligible for membership in proportion to their respective purchases. These net savings are the equivalent of profits and are allocated to each member patron and each patron eligible for membership in the form of patronage refunds on the basis of each person's percentage patronage. In fiscal 2001, approximately two-thirds of our supply and marketing business was with members and subject to patronage refunds.


     We also engage in supply and marketing transactions with other customers who are not eligible for membership and who therefore do not qualify for and do not receive patronage refunds. In addition, through several subsidiaries, we engage in non-cooperative activities that do not generate patronage refunds.

     Patronage refunds are normally paid partially in cash and partially in the form of qualified written notices of allocation. Beginning with the fiscal year ended June 30, 1974, the policy of the board of directors regarding patronage refunds changed from payment of the non-cash portion of the refund in shares of membership capital stock or debentures to payment in the form of patronage refund allocations, which are participations not bearing interest or paying dividends. Since 1974, patronage refunds have been paid 40% in cash and 60% in patronage refund allocations. The Internal Revenue Code requires a minimum cash component of 20%.

     We believe our policy of paying a higher cash component than is required by law contributes to continued patronage.

     Our bylaws further require that issuance of patronage refund allocations be in annual series, and identified by year issued. The bylaws require that the redemption of patronage refund allocations take place proportionately in the order of issuance when the board of directors determines that sufficient funds are available. An exception is made to this policy for redemption upon the death of a holder or to settle amounts in default owed to Southern States.

     In February 1996, we redeemed our 1974 patronage refund allocations, which totaled slightly over $6 million. In February 1997, we redeemed our 1975 patronage refund allocations, which also totaled approximately $6 million. In March 1998, we redeemed our 1976 patronage refund allocations, which totaled approximately $4.6 million. To provide continued support to our equity base, in 1997 and 1998 a number of our managed local cooperatives exchanged approximately $1.2 million and $800,000, respectively, of their revolved patronage refund allocations for an equivalent value in shares of Southern States' membership common stock. We did not redeem any patronage refund allocations in fiscal 2001, 2000 or 1999.


     Our bylaws require that all of our debts shall be entitled to priority over patronage refund allocations. In the event of operating losses, these losses may be charged to patronage refund allocations in the order of issuance by years and to operating capital reserves. We are deemed to have a lien upon and security interest in patronage refund allocations as collateral for any indebtedness owed to Southern States by the holder.

     Operating Capital. Annually, from fiscal year net savings, our board of directors has made additions to operating capital. These reserves are used for general purposes and are analogous to retained earnings. The equities of member patrons in such additions are recognized by Southern States. Further, our bylaws provide that in the event the board of directors determines these reserves have served their purpose, if any balance remains, it shall be returned to the member patrons in proportion to their interests. Otherwise, these reserves will be returned to the member patrons only upon dissolution of Southern States.

     Cooperative Taxation. A cooperative is a corporation for federal income tax purposes. We compute our taxable income and federal income tax liability in essentially the same manner as any ordinary corporation. However, to the extent that we, as a cooperative, declare and pay patronage refunds to our members, we are allowed to deduct those amounts from our pre-tax income.

     A cooperative may deduct from its pre-tax income both the amount of the cash patronage refund and the face amount of any credits or non-cash patronage refund allocations. A cooperative's members, however, must recognize both those amounts in the computation of their respective taxable incomes. In order to qualify for the federal income tax deduction for patronage refunds, the cooperative must pay at least 20% of the patronage refund in cash. Our board of directors determines the amount and form in which we pay our patronage refunds. See "--Patronage Refunds" above.

     To the extent that we distribute notices of allocation that do not qualify for the federal income tax deduction for patronage refunds, have income from transactions with non-member customers or have income from non-patronage sources, we are taxed at the normal corporate rate. We have subsidiaries that are not cooperatives; all the income of these subsidiaries is subject to corporate income taxes.

                          BUSINESS OF SOUTHERN STATES


     We are both a supply and a marketing cooperative. We function as a supply cooperative providing agricultural inputs and services to our members and others through our Crops, Feed, Petroleum, Retail Farm Supply, and Farm and Home divisions. We function as a marketing cooperative marketing our members' products through our Grain Marketing division.


Business Strategy

     As a farmer-owned agricultural cooperative, our primary function is to enhance our members' economic welfare and bargaining power. To fulfill this function, Southern States pursues business initiatives that increase its purchasing power with vendors, lower its costs of production, processing and distribution, increase its customer base and capitalize upon its management expertise. Our ultimate objective is to position ourselves as the business of choice for meeting the needs of our members and other customers for products and value-added services. To achieve this goal, we seek to:

     . Offer a Full Line of Superior Products and Services: Southern States offers a full selection of high quality products and services at competitive prices designed to meet the diverse needs of its farmer membership base. The ability to use its purchasing power and its manufacturing/processing expertise allows it to be price competitive within its defined market areas.

     .    Develop Value-Added, Technologically Advanced Products and Services:
          In addition to its more traditional services, such as fertilizer spreading, crop protectant application and insect scouting, Southern States offers technologically advanced and value-added services, supported by reliable equipment and highly trained service technicians in order to increase market share with existing customers and attract new customers. For example, Southern States' GrowMaster program uses Global Positioning Satellites and computerized delivery vehicles in selected locations to optimize the application of plant nutrients on farmers' fields, maximizing production in an environmentally responsible manner. In addition, Southern States has completed a two-year research and development program in the field of aquaculture, one of the fastest growing segments in the agriculture industry, in order to provide its farmer members with a viable alternative product line, including fish stock, fish feed and guaranteed grower payment to farmer producers for harvested fish. We are now actively marketing this program.

     .    Use Multiple Distribution Channels to Maximize Market Penetration:
          Southern States uses a variety of distribution channels to create multiple outlets for its product offerings in order to generate increased business volumes and economies of scale. The use of several diverse distribution channels enables Southern States to reach many different types of customers and maximize market penetration.

     . Access State-of-the-Art Products and Technology through Partnerships and Strategic Alliances: Southern States seeks to access products and technology through partnerships and strategic alliances, thereby significantly expanding Southern States' scope with minimal additional capital requirements. Investments with other interregional cooperatives in the U.S. and abroad afford Southern States access to world class sources of fertilizer products, seeds, animal genetics and other ingredients required for Southern States' operations.


     . Evaluate Opportunities to Enter New Markets, Achieve Operating Efficiencies and Maximize Buying Power: Southern States has and will continue to capitalize on opportunities that will enable it to enter new markets, increase its scale of operations and achieve operating efficiencies in order to better service the economic interests of its farmer-members. In 2000, Southern States entered the Northeast through the Agway consumer wholesale distribution agreement. Southern States has begun implementing a reorganization effort to realign its business operations and management responsibilities along retail and wholesale lines in an effort to achieve the lowest cost operations, thereby allowing higher volume sales at more favorable prices.


     . Adapt its Business in Selected Locations to Accommodate Changing Demographics and the Increasing Urbanization of its Customer Base:
          Many rural areas have become urban or suburban markets, reflecting well-documented demographic changes. Southern States continues to adapt its business to better serve this changing customer base. Products and services sold through the Farm and Home and Retail Farm Supply divisions cater to the needs of the urban and suburban consumer, and include lawn and garden supplies, pet supplies and homeowner services. Sales of these products and services to urban and suburban consumers can, in part, offset the cyclical nature of Southern States' agricultural operations.

Changes in Operations

     During fiscal 2001, Southern States undertook a full review of its operations to identify ways to reduce costs and increase efficiencies. This initiative resulted in a variety of cost-saving actions.

     In May, 2001, we announced that we would terminate operations at 47 of Southern States' company-owned and operated retail stores, and at six other Southern States facilities involved in the manufacturing, marketing and distribution of farm supplies and services. These facilities were closed during the fourth quarter of 2001, and approximately 450 jobs were eliminated. The facilities that were closed were geographically dispersed across the Southern States' territory:

                                                     No. of
               Facility Type                    Locations Closed
               -------------                    ----------------

               Crops                                   3
               Retail Farm Supply                     41
               Farm and Home                           7
               Feed                                    2


These locations accounted for an aggregate of approximately $120 million of sales volume for the fiscal year ended June 30, 2001, approximately 80% of which was in the Retail Farm Supply division. These closings were designed to improve and strengthen our overall financial performance by consolidating for improved efficiencies and eliminating operations that could not meet performance criteria.

     In addition to the store and facility closings listed above, in the third quarter of 2001, we transferred most of our livestock marketing operations to a third party under a three-year agreement to lease with an option for the lessee to purchase these facilities. We also terminated our remaining livestock marketing operations not covered by the lease agreement. This development is described more fully under "Business of Southern States--Marketing Services--Livestock Marketing" below.

     In connection with the decision to exit the livestock marketing business, during 2001, Michigan Livestock Credit Corporation sold approximately $19.4 million of its portfolio to a third party for $16.0 million in cash. In addition, effective September 18, 2001, in conjunction with the closing of the new credit facility, Southern States purchased approximately $7.6 million of the remaining assets of Michigan Livestock Credit Corporation, and Michigan Livestock Credit Corporation was thereafter merged into Statesman Financial Corporation.

     In connection with the company restructuring discussed above in "Management's Discussion and Analysis of Financial Position and Results of Operations--Recent Developments," Southern States implemented significant changes in management in September 2001, and will continue through fiscal year 2002 to evaluate additional opportunities for the company to reduce its borrowing requirements, improve its financial position and enhance its operations, including the probable reconfiguration of its lines of business for management and financial reporting purposes.


Agricultural Inputs and Services

     We operate our agricultural inputs and services business through six operating divisions: Crops, Feed, Petroleum, Retail Farm Supply, Farm and Home and Marketing.

 Crops

     Through our Crops division, we procure, manufacture, process and distribute fertilizer, seed, and crop protectants to our members and others through the Southern States distribution system. We believe that we are the largest provider of fertilizer, seed and crop protectants in our Mid-Atlantic territory, in large part as a result of our ability to custom-supply fertilizer, seed and crop protectant products and our extensive and diverse distribution system. Sales of the Crops division in fiscal 2001 were $219.4 million


     Our Crops division has an annual production capacity of approximately 2.0 million tons of fertilizer at 10 strategically located plants. We procure approximately 40% of the fertilizer we sell from CF Industries, Inc., a cooperative owned by 10 regional cooperatives including Southern States, which produces and supplies fertilizer materials to its members. See "--Investments in Other Companies and Cooperatives" below. CF Industries is one of North America's largest commercial fertilizer manufacturers and distributors. We purchase the remainder of our fertilizer materials from more than 40 other suppliers.


     We distribute granular, blended and liquid fertilizer and fertilizer materials in bagged and bulk form. Our annual fertilizer sales volume is approximately 1.8 million tons, with approximately 1.3 million tons sold through company-owned retail facilities and the managed local cooperatives. The remainder is shipped directly to private dealers, independent cooperatives and commercial accounts. See "Southern States--The Southern States Distribution System."


     Through our Crops division, we also produce and sell field and vegetable seed, including small grains, soybeans, grasses and legumes. We also procure, manufacture and distribute crop protection products such as herbicides and pesticides through our Retail Farm Supply and Farm and Home divisions and to other cooperatives and dealers. Sales of crop protectants are enhanced by our ability to cross-sell seed products and offer superior application services through quality equipment and highly trained personnel.


     The Crops division operates five bulk crop protectant storage facilities and distributes agricultural and specialty crop protectants, including pesticides, growth regulators and surface-active agents that it purchases from approximately 15 manufacturers. Because most retailers have access to the same inventory of products produced by the major manufacturers, price and service drive competition for sales of crop protectant products. The Crops division also provides aerial application of fertilizer for forestry customers and ground application of fertilizer and crop protectants for turf customers.


     The Crops division has successfully applied licensed genetic technology to finished products, for example, by incorporating the Roundup(R) resistant gene into its soybean seed products so that Roundup(R) destroys weeds but not the plant. This ability, coupled with the division's access to Southern States' extensive and diverse distribution system, makes us an attractive partner for bio-tech firms. For instance, we are a member-owner of FFR, Incorporated, which is owned by Southern States and three other regional cooperatives. FFR, Incorporated employs skilled plant breeders who use various facilities and regional test stations to develop improved varieties of corn, soybeans, alfalfa, clover, grass and sorghum-sudan.

 Feed

     Through our Feed division, we procure and manufacture dairy, livestock, equine, poultry, pet and aquacultural feeds. Our feed products are manufactured in 14 feed mills. Feed products are distributed at the wholesale and retail level throughout our territory. See "Southern States--The Southern States Distribution System." Approximately 65% of the feed distributed in fiscal 2001 was delivered in bulk form directly from the feed mill to the farm with the remainder sold in bag form.


     Fiscal 2001 production of the mills exceeded 1.0 million tons, with resulting sales of $172.4 million. We believe that we are the largest feed company in our Mid-Atlantic territory. We are currently ranked in the top ten commercial feed companies in the United States.


     Our feed mills are batch process mills in which ingredients are weighed and then combined precisely according to specific formulae. Our mill operations produce and market approximately 7,500 different feeds, including custom blended feeds and medicated feeds.

     Feed ingredients are purchased in the marketplace from many sources, including Southern States' own Grain Marketing division and other major grain companies. Our Feed division partners with others in the industry in order to have access to national brands and technological developments in the field without incurring substantial capital outlays and the associated risks. In November 1996, we joined with six other cooperatives in a pet food joint venture in Ohio, known as Pro Pet. On September 24, 2000, we entered into an agreement to purchase Agway's interest in Pro Pet. The purchase price is estimated to range between $1.3 million and $1.6 million, depending upon the profitability of the joint venture over the four fiscal years after the date of the agreement. When this purchase is completed, Southern States will have a one-third ownership of Pro Pet. In addition, we participate internationally with six other cooperatives in Cooperative Research Farms, a network of two research farms in the U.S., each devoted to a specified branch of animal husbandry. Cooperative Research Farms provides extensive feed research, permitting its members to formulate improved feeds and feeding programs and is one of the largest private research efforts in the world for large animal feeding.


 Petroleum

     Through our Petroleum division, we distribute all grades of gasoline, kerosene, fuel oil, diesel fuel and propane, as well as petroleum equipment. Approximately 77% of petroleum sales in fiscal 2001 were made to non-members of the cooperative. Our farm delivery services distinguish us from our competition in the petroleum business. The division experiences seasonal increases in sales and working capital requirements in the fall and winter months, as a result of its emphasis on oil and propane heating fuels.

     In fiscal 2001, approximately 65% of the Petroleum division's products were purchased on a contract basis, with the balance purchased on the spot market.
We own one bulk petroleum terminal with aggregate storage capacity of approximately 5.3 million gallons of product. We manage the throughput of our products at 26 dedicated storage terminals.

     We also own and operate 16 retail petroleum distribution locations and distribute petroleum products through four managed local cooperatives. Current sales volume for the division approximates 347 million gallons annually. Petroleum sales for fiscal 2001 were $325.8 million.


 Retail Farm Supply

     We distribute agricultural supplies through our Retail Farm Supply division, which as of June 30, 2001, operated approximately 195 company-owned and managed local cooperative retail farm supply locations in our Mid-Atlantic territory and, as of June 30, 2001, an additional 61 retail locations in the Southeastern and South Central territory. The retail store locations act as distribution centers, supplying members and others with agricultural production materials procured or manufactured through our Crops, Feed and Petroleum divisions.


     Although the retail stores may vary considerably from location to location, the typical store is a complete farm supply center offering for sale many agricultural products including feed, animal health products, fertilizers, pesticides, seed, petroleum, farm supplies and equipment. The typical store also offers farm delivery and crop protectant application services, customized fertilizer spreading, soil testing, insect scouting and agronomic and animal nutrition advice. Selected locations offer precision farming services. Approximately 65 locations sell petroleum products.


     The retail farm supply stores sell supplies and services to our members, other farmers and to a lesser extent to contractors, part-time farmers and home owners. Southern States believes the quality "on the farm" services provided by the Retail Farm Supply division in conjunction with the products sold through them, in essence offering "one-stop-shopping," distinguish our retail farm supply operations from other options available to our customer base.


     The Retail Farm Supply division operates separate receiving and storage facilities at 11 locations, with an aggregate storage capacity of approximately 8 million bushels, for handling unprocessed farm commodities such as peanuts, soybeans, corn and other grains. Nearly all of these storage facilities are licensed by the federal or state government and can issue negotiable warehouse receipts.


     In addition, the Retail Farm Supply division acquired and now operates four cotton ginning and storage facilities at various locations in the former Gold Kist territory through which we provide ginning and storage services to members and non-members. Southern States also has an investment in a cotton ginning operation in eastern North Carolina that serves Southern States members and non-members. Altogether, these gins processed over 77,000 bales of cotton in fiscal 2001.


     The Retail Farm Supply division serves farmers at 11 locations by procuring peanuts from them on a commission basis on behalf of third-party peanut buyers. The division procured over 36,000 tons of peanuts in fiscal 2001.

     The Retail Farm Supply division accounts for approximately 35% of our total product and service volume at June 30, 2001. Sales through these facilities in fiscal 2001 were $615.3 million.

 Farm and Home

     The Farm and Home division distributes farm and home products at wholesale and retail. Sales of the Farm and Home division for fiscal 2001 were $299.7 million.


     Wholesale. The division provides wholesale purchasing and distribution of farm and home products through centralized purchasing and four distribution centers. In fiscal 2001, approximately 39% of the Farm and Home division's sales volume was generated through its distribution centers, with the remaining 61% of its sales volume attributed to direct shipments from the vendor to customer. The largest customers of Farm and Home wholesale operations are our Independent Markets dealers, which accounted for approximately 56% of Farm and Home sales volume in fiscal 2001, and the independent private dealers, which accounted for approximately 28% of its sale volume for the same period. Other customers include the Managed Retail Cooperatives discussed below and a number of diversified U. S. commercial and international accounts.


     Retail. The Farm and Home division also operated 26 urban and suburban retail locations. These locations, some of which have been converted to the trade name of Garden South, offer a wide array of products and services, including lawn and garden supplies and tools, power equipment, pet food, bird seed, hunting and equestrian supplies and landscape consulting services. These urban retail stores also provide technical and sales services in the form of knowledgeable in-store assistance and home delivery, which help distinguish Southern States' Farm and Home retail operations from its competitors. As part of Southern States' restructuring plan, in June 2001, four of these locations were closed and four were sold or leased to independent dealers. On July 1, 2001, the remaining locations were transferred to the Retail Farm Supply division.


     Wetsel. Wetsel, Inc., an independently-operated, wholly-owned subsidiary of Southern States, also serves as a wholesale distributor of agronomic supplies to dealers and commercial accounts in several eastern and midwestern states. Sales to lawn and garden centers in fiscal 2001 accounted for approximately 53% of Wetsel's sales, with the balance of its sales made to the turf industry (17%), greenhouse industry (20%) and farms (10%). Wetsel also operates one retail store in Harrisonburg, Virginia.


Marketing Services

 Grain Marketing

     Through our Grain Marketing division, we purchase corn, soybeans, wheat and barley from our members and market these grain products, assuming all risks related to selling such grain. Grain is priced in the United States principally through bids based on organized commodity markets.

     The Grain Marketing division, centrally managed from Richmond, Virginia, consists of 13 grain elevators located primarily along the eastern seaboard and at a single location in central Kentucky. Storage capacity for those grain elevators as of June 30, 2001 was approximately 10.0 million bushels. The division expects to market approximately 28 million bushels of grain annually, primarily corn, soybeans, wheat and barley, selling approximately 11% of this volume to our Feed division. The balance is sold to other customers, including large commercial grain buyers. Grain Marketing sales for fiscal 2001 were $87.9 million.

 Livestock Marketing

     Through the Livestock Marketing division, during most of fiscal 2001, Southern States operated ten traditional livestock auction facilities and 13 swine buying stations. During the nine months ended March 31, 2001, the Livestock Marketing division marketed approximately 730,000 hogs and 353,000 head of cattle. As discussed in the following paragraph, Southern States exited the livestock marketing business in the third quarter of fiscal 2001.

     As a result of management's reexamination of Southern States' various lines of business, effective March 3, 2001, Southern States leased fifteen of its livestock marketing facilities to United Producers, Inc., a midwestern livestock marketing cooperative, for a term of three years with an option to renew for three years or to purchase any or all of the leased facilities at any time during the term of the lease or renewal period. In connection with this transaction, Southern States closed its remaining livestock marketing facilities and has exited the livestock marketing business. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Historical Results of Operations--Fiscal 2001 Compared to Fiscal 2000--Marketing."


Acquisition of the Gold Kist Inputs Business

     Effective October 1998, Southern States acquired the agriservices (or "inputs") business formerly operated by Gold Kist Inc., a major southeastern agricultural cooperative organization. Through this portion of its business, Gold Kist purchased, manufactured and processed a wide range of farm supply items for distribution and sale in the eight-state territory of Alabama, Arkansas, Florida, Georgia, Louisiana, Mississippi, South Carolina and Texas. The acquisition of the Gold Kist Inputs Business significantly enlarged Southern States' operations, increasing its assets at the date of acquisition by approximately $220 million and its membership base by approximately 29,000, and on a pro forma basis, its sales by more than 40% at that time.


     Southern States rapidly expanded its private dealer network into the former Gold Kist territory. As of June 30, 2001, 170 new private dealer locations in this territory, including 48 independent cooperative locations, had completed the Southern States certification process and were purchasing product from Southern States.


     The former Gold Kist Inputs Business has been operated as an integral part of Southern States since the date of acquisition, and separate financial statements for that acquired business are no longer produced. The operations of the former Gold Kist Inputs Business for the fiscal year ended June 30, 2001 and for the fiscal year ended June 30, 2000, are fully reflected in Southern States' financial statements for those periods, included elsewhere herein, and in the discussion for each of Southern States' relevant operating divisions under "-- Historical Results of Operations--Fiscal 2001 Compared to Fiscal 2000" and "-- Fiscal 2000 Compared to Fiscal 1999" above.

Affiliated Financing Services

     Historically, Southern States has provided a variety of financing programs to its members and other customers through two affiliated entities, Statesman Financial Corporation and Statesman's wholly-owned subsidiary, Michigan Livestock Credit Corporation. These programs, which were intended to enhance "one-stop-shopping" services, have supported our ability to sell our products and have provided an important source of liquidity through the purchase of significant amounts of receivables from Southern States. Through our direct investments in Statesman and Michigan Livestock Credit and our financing services agreements with each of them, we were exposed to credit and interest rate risk resulting from the ongoing operations of Statesman and Michigan Livestock Credit. As described below, effective with the closing of the new credit facility, Statesman has terminated certain financial activities and significantly reduced the amount of receivables it purchases from Southern States. Additionally, as discussed below, Michigan Livestock Credit Corporation was merged into Statesman Financial Corporation in October 2001.


 Statesman Financial Corporation

     Statesman Financial Corporation is owned 38.4% by Southern States and 36.1% by 62 of the managed local cooperatives. The remaining 25.5% is owned by Land O'Lakes, Inc., a regional farm supply cooperative headquartered in Minneapolis, Minnesota; MFA, Incorporated, a regional farm supply cooperative headquartered in Columbia, Missouri; and MFA Oil Company, a regional petroleum cooperative headquartered in Columbia, Missouri. Southern States accounts for its ownership in Statesman by the equity method.

     Historically, Statesman has engaged in a variety of financing programs with us and our customers. These programs include accounts receivable financing, consumer retail financing, leasing services, asset based financing and agrifinancing. The consumer retail financing receivables, asset-based loans, and agrifinancing receivables are primarily obligations of customers of Southern States. See Note 5 of the Notes to Southern States' (audited) Consolidated Financial Statements included in this prospectus.


     For a number of years, Statesman and Southern States have operated under a financing services and contributed capital agreement setting forth the terms under which Statesman purchases accounts receivable from us and defining other financing programs that Statesman provides to our customers. Under the terms of this agreement, we are obligated to maintain a computed minimum investment in Statesman's noncumulative preferred stock, based on the average daily balances of receivables sold to Statesman. The amount of this preferred stock held by Southern States was $28.8 million as of June 30, 2001.


     Accounts Receivable Financing. From time to time and subject to acceptance by Statesman, Statesman purchases the following types of receivables from us:

     .    retail customer accounts receivable;

     .    grain marketing customer accounts receivable;

     . advances that we make to managed member cooperatives under the management agreement between us and each managed member cooperative; and

     .    wholesale customer accounts receivable.

     Under the terms of the financing services and contributed capital agreement, we sell these receivables to Statesman on a discounted basis. These discounts provide Statesman with revenues sufficient to cover anticipated interest charges and average historical charge-offs. These discounts are calculated based on historical credit losses, current delinquency status and the anticipated cost of carrying the purchased accounts receivable. The credit losses component of the discount rate has a minimum percentage provision that is subject to modification from time to time as agreed to by Statesman and Southern States. For the fiscal year ended June 30, 2001, these discounts ranged from
 .05% to.65% of the receivables purchased.


     Receivables purchased by Statesman through June 30, 2001 and 2000 totaled approximately $1.26 billion and $1.33 billion, respectively. Statesman paid volume incentive fees to Southern States related to this program of approximately $2.8 million and $2.4 million for the years ended June 30, 2001 and 2000, respectively.


     Effective September 18, 2001, Southern States entered into a new credit facility with its lenders to replace existing separate credit agreements of Southern States and its affiliates, Statesman Financial Corporation and Michigan Livestock Credit Corporation. The Statesman Financial Corporation and Michigan Livestock Credit Corporation credit facilities expired January 9, 2001, but were extended by agreement during the time Southern States negotiated the new credit facility. The three separate credit facilities were consolidated into a single facility as a result of the lenders' requirement that the new credit facility be collateralized. In connection with the closing of the new credit facility, Southern States purchased approximately $200 million of accounts receivable from Statesman Financial Corporation and $7.6 million of Michigan Livestock Credit Corporation assets.


     Concurrent with its establishment of the new credit facility, Southern States reduced the level of sales of receivables to Statesman. This change will result in a reduction of fees paid by Southern States in connection with the sale of receivables to Statesman as well as a substantial reduction of volume incentive fees paid to Southern States by Statesman.

     The reduction in the level of Southern States' sales of receivables to Statesman is not expected to have an adverse impact on the other financing programs provided by Statesman. In connection with these changes, Southern States anticipates that no further increase in its current ownership in Statesman's preferred stock will be required.


     Consumer Retail Financing. Through its consumer retail financing arm, Statesman provides a private label credit card program for retail customers who may present their credit cards at our retail branch locations, managed member cooperative locations, and participating independent market locations. Statesman assesses a merchant discount ranging from 1.25% to 1.75% of the transaction amount. Customers may elect to revolve their balances and pay finance charges at an APR no greater than 18% based on the average daily balance. Statesman assesses late payment fees of up to $14.50 each month against customers who fail to make payments within the terms of the program. All merchant discounts, finance charges and late payment fees constitute income to Statesman.

     Statesman also offers an installment sales financing program for retail customers who wish to finance single purchase transactions over a period ranging from three to sixty months. These transactions are documented on installment sales contracts that are offered to Statesman for purchase. Finance charges do not exceed 24% APR. This is a seldom used program. The volume outstanding under this program at any one time rarely exceeds $200,000.


      Statesman's consumer retail finance charge income was approximately $1.3 million and $1.4 million for each of the years ended June 30, 2001 and 2000. In addition, Statesman's merchant discount and late payment fee income totaled approximately $273,000 and $260,000 for the years ended June 30, 2001 and 2000, respectively. Statesman paid no volume incentive fees to Southern States related to this program for the years ended June 30, 2001 and 2000.


      Leasing Services. Statesman, as lessor, has previously entered into operating leases with Southern States and our patrons for computer equipment, liquid propane tanks, credit bureau terminals and agricultural equipment. The net book value of the equipment was approximately $5.9 million and $5.4 million as of June 30, 2001 and 2000, respectively. This program generated revenues for Statesman of approximately $1.5 million and $1.4 million for the years ended June 30, 2001 and 2000, respectively. Our payments to Statesman for leasing services amount to approximately 77% of Statesman's total leasing revenue. Statesman paid volume incentive fees to Southern States related to this program of approximately $200,000 and $200,000 for the years ended June 30, 2001 and 2000, respectively. These incentive fees were determined on an annual basis.
In connection with Southern States' purchase of outstanding receivables from Statesman on September 18, Statesman sold all of the assets utilized in the leasing program and discontinued this program.


     Asset Based Financing. Statesman previously offered working capital financing to credit-approved private dealers of our products and independent cooperatives through a revolving line of credit program collateralized by the debtor's accounts receivable and inventories. Interest was charged on a floating interest rate basis and these contract maturities were periodically reviewed for renewal. This program generated revenues of approximately $886,000 and $851,000 for the years ended June 30, 2001 and 2000, respectively.
Statesman discontinued this program on September 18.


     Agrifinancing. Statesman previously offered nonrecourse extended crop, livestock and feed financing for one to five year periods to our selected customers. The notes were collateralized by the debtor's real estate, livestock or other tangible holdings. This program generated revenues of approximately $151,000 and expenses of $37,000 for the years ended June 30, 2001 and 2000, respectively. Statesman discontinued this program on September 18.


     Croptime financing. Statesman provides collateralized operating loans to approved borrowers that require financing beyond inputs for crop farming. Croptime loans may be used for land rent, custom spraying, harvest costs, labor, irrigation and other expenses related to crop production. Payment is timed to harvest and/or marketing dates. The program began in January

1999 and has generated revenues of approximately $1.2 million and $899,000 for the year ended June 30, 2001 and 2000, respectively. There was no volume incentive fee paid to Southern States related to this program for the year ended June 30, 2001.


  Michigan Livestock Credit Corporation

     Effective April 1, 1998, Michigan Livestock Credit, all of whose shares of common stock were owned by Michigan Livestock Exchange, was merged into a wholly-owned subsidiary of Statesman coincident with the merger of Michigan Livestock Exchange with Southern States. Upon the effective date of the merger, the name of the Statesman subsidiary was changed to Michigan Livestock Credit Corporation.

     Michigan Livestock Credit was organized in 1989 for the purpose of assuming various lending operations previously conducted by Michigan Livestock Exchange. The primary lines of business are loans (primarily for buildings, equipment, livestock and operating needs), a livestock feeding program, a beef improvement program and livestock leasing. Its loans are substantially collateralized by livestock, buildings or other property. As of June 30, 2001, the loan portion of the portfolio (building, operating and livestock) was approximately $9.4 or 96% of Michigan Livestock Credit's total portfolio. The Livestock Feeding Program is a bailment program in which the livestock are owned by Michigan Livestock Credit and the farmers/producers house and feed the animals in their facilities. Livestock Feeding Program assets aggregated 377,000 at June 30, 2001.


     Southern States has a financing support agreement with Michigan Livestock Credit similar to the agreement it has with Statesman. Under the terms of the agreement, we are obligated to maintain a computed minimum investment in Michigan Livestock Credit preferred stock, based on the average balance of receivables outstanding at Michigan Livestock Credit. The amount of preferred stock held by Southern States under this agreement was $14.2 million at June 30, 2001.


     During 2001, Michigan Livestock Credit sold a portion of its financial assets (primarily consisting of customer term loans) as part of its plan to liquidate its portfolio and reduce bank. The book value of financial assets sold was $19.4 million for which Michigan Livestock Credit received $16.0 million in cash. Of the financial assets sold, $4.7 million are subject to recourse amounting to 12% of the declining balance.


     In accordance with Southern States' new credit facility, which became effective September 18, 2001, Southern States purchased $7.6 million of assets from Michigan Livestock Credit, and Michigan Livestock Credit was merged into Statesman, effective October 1, 2001.

Investments in Other Companies and Cooperatives


     Apart from our interest in our affiliated financing companies, we have substantial investments in other companies and cooperatives, including CF Industries and the Southern States Insurance Exchange, totaling approximately $87.2 million as of June 30, 2001. Our largest investments are in other cooperatives from which we purchase supplies or services and from which we in turn receive patronage dividends. The patronage dividends received from these investments can vary greatly from year to year depending on the performance of the underlying cooperative.


     Our largest single investment is in CF Industries. See "--Agricultural Inputs and Services--Crops" above. At June 30, 2001, Southern States' investment in CF Industries was $43.5 million represented by ownership of preferred stock issued to Southern States and other members in accordance with a base capital plan that is based upon each member's purchases from CF Industries over a rolling 5-year period. Under the plan, annual adjustments are made to each member's required preferred stock ownership. Our preferred stock ownership represented approximately 5.6% of the outstanding preferred stock of CF Industries at June 30, 2001. There was no patronage refund paid to us by CF Industries for the fiscal years ended June 30, 2001 and 2000, respectively.


     Our second largest investment in other companies and cooperatives, apart from our affiliated financing companies, is in Southern States Insurance Exchange (the Exchange). The Exchange is a Virginia-domiciled insurance reciprocal licensed to write lines of insurance in Alabama, Delaware, Georgia, Kentucky, Maryland, Mississippi, North Carolina, Pennsylvania, South Carolina, Virginia and West Virginia. The Exchange provides a wide-range of property and casualty coverages for its subscribers (policyholders). Subscribers of the Exchange include Southern States, the managed local cooperatives, private dealers and other parties. At the discretion of the Advisory Committee, the Exchange pays cash dividends from its operating income to its subscribers and allocates its remaining net income to individual subscriber accounts in accordance with the subscriber agreement. In addition, the Exchange returns prior years' subscriber savings when, in the judgment of its Advisory Committee, it is prudent to do so.


     At June 30, 2001, our investment in the Exchange was $16.6 million, representing the accumulated unreturned savings in Southern States' subscriber account. Southern States recorded cash dividends and undistributed savings of $3.6 million, $7.1 million and $4.0 million for each of the fiscal years ended June 30, 2001, 2000 and 1999, respectively. The Insurance Exchange is operated by its attorney-in-fact and manager, Southern States Underwriters, Inc., a subsidiary of Southern States. The Insurance Exchange carries A.M. Best's highest rating of A+ Superior.


     Our investments in other cooperatives are stated at cash invested plus unpaid qualified written notices of allocation. See Note 6 of the Notes to Southern States' (audited) Consolidated Financial Statements included in this prospectus.


Properties

     Our principal operating facilities are our feed mills, fertilizer plants, petroleum storage and distribution facilities, our other farm supply storage and distribution facilities and our retail store facilities. These facilities are described elsewhere in this prospectus in the sections describing our various operating divisions. See "Southern States--The Southern States Distribution System--Logistics," "Business of Southern States--Agricultural Inputs and Services" and "--Marketing Services" above.

     Our corporate headquarters building, containing approximately 200,000 square feet of office space, is located on 11.8 acres in Richmond, Virginia. An unrelated third-party constructed the headquarters building on land owned by Southern States and leased to the owner of the building for a 70-year period expiring in 2048. We lease and occupy approximately 170,000 square feet of the building. See Note 13 of the Notes to Southern States' (audited) Consolidated Financial Statements included in this prospectus for additional information concerning Southern States' lease arrangement for its corporate headquarters and for other operating leases.

Information Systems

     The information systems used to support our business operations consist of a number of networked computer components running a mixture of internally developed and purchased software applications. Our strategy has been to move away from large mainframe systems towards smaller, more flexible minicomputer and server based systems. This allows us to take advantage of new technology, and provides us the flexibility to tailor computing needs to the application, and ultimately to the needs of the business units such technology supports. This strategy permits us to upgrade or expand only where it is needed and avoid excess capacity where it is not needed, resulting in cost efficiencies for the processes that require support.

     We still have a variety of older applications that are processed under a timesharing agreement on a mainframe computer. The timesharing agreement has enabled us to significantly reduce operating costs and to maintain a core application solution as we focus on other prioritized applications. We now own and utilize in excess of 300 file servers in support of our Retail Store operations and over 60 file servers to support other applications used throughout Southern States. Other integrated computer systems support our distribution and manufacturing functions, our feed, fertilizer, petroleum, grain and related functions, and financial, payroll and human resources systems.


     We believe that our information systems are sufficient to meet our current needs and future expansion plans.

Other Factors Affecting the Business of Southern States

  Seasonality

     Our business is highly seasonal. The first and second fiscal quarters historically have lower sales revenue and unit volume than the third and fourth quarters. The majority of sales and greatest demand for working capital for our agricultural operations occur in late winter and spring, which represents the prime planting season for our customer base.

     For the Retail Farm Supply and Farm and Home divisions, with an emphasis on farm-related and yard and garden products, the majority of sales and the greatest demand for working capital also occur in late winter and spring. A majority of the sales in our Crops division occurs in the spring.

     Offsetting such seasonal effects to some degree, sales related to our grain and feed operations tend to be highest during fall and winter. In addition, we place a product emphasis on oil and propane heating fuels in the late fall and early winter months. The grain, feed and petroleum operations create seasonal increases in sales and working capital requirements during the fall and winter months.

 Competition

     We are one of the principal suppliers of agricultural inputs east of the Mississippi River. Competition in feed, fertilizer, seed, grain, livestock, petroleum and farm supplies exists with large national and regional manufacturers and suppliers as well as small independent businesses operating in our territory. However, major competitors vary from area to area. No single competitor competes throughout our entire territory. We believe we have a competitive advantage because our extensive and diverse distribution system enables us to offer a full line of basic farm supplies and services at locations convenient to patrons rather than limiting our sales to a single line such as feed, seed or fertilizer. We believe that member ownership, name recognition, reputation for quality service and value, competent personnel and a long tradition of leadership enhance our competitive position.


 Employee Relations

     As of June 30, 2001, we employed approximately 4,500 regular and short-term employees. Due to seasonal factors, our number of employees starts to increase in February and continues increasing through May (up to a maximum number of approximately 5000), returning to normal levels in the month of June. Additionally, the managed local cooperatives employed approximately 1200 persons. Approximately 12 company employees at one location are members of a labor union. There have been no work stoppages for more than 16 years. We consider our relationship with employees to be good.


 Matters Involving the Environment

     We are subject to stringent and changing federal, state and local environmental laws and regulations, including those governing the labeling, use, storage, discharge, disposal and cleanup of hazardous materials as well as those governing the use, labeling and disposal of crop protectants, fertilizers and seed products. We believe that our operations are in substantial compliance with all applicable environmental laws and regulations as currently interpreted and that we have obtained or applied for the necessary permits to conduct our business. Because we use regulated substances and generate hazardous materials in our business, from time to time we are involved in administrative or judicial proceedings and inquiries relating to environmental matters. Changes in environmental requirements or an unanticipated significant adverse environmental event could have a material adverse effect on our business, financial condition or results of operations.

     As of June 30, 2001, Southern States had four sites at which environmental investigation and remediation is ongoing and costs may be significant. At one site, we are investigating and remediating soil and groundwater petroleum contamination under an order issued by the Kentucky Department for Environmental Protection. All necessary permits have been obtained and the remediation plan has been implemented. We believe that future investigation and remediation costs at this site will be between $1.1 million and $3.1 million.


     At a second site, we continue to monitor nitrate contamination of the soil and groundwater under a consent agreement under the Virginia Voluntary Remediation Program. We have completed a soil remediation program related to the immediate site and are in discussions with the Virginia Department of Environmental Quality regarding the appropriate scope of investigation of possible groundwater contamination relating to the site. Based on the information presently known, we believe that future monitoring and remediation costs at this site will be in the range of $441,000 to $1.1 million.


     At the third site, we expect that we will incur expenses of approximately $30,000 per year for an as yet undetermined period on future operations and maintenance costs associated with a groundwater remediation system implemented to address nitrate contamination. The costs for the third site are subject to reimbursement by the prior owner of the site pursuant to an indemnification agreement. However, because the prior owner of this site is operating under bankruptcy protection, reimbursement payments under the indemnification agreement are in question at this time. Southern States believes that its accrual balance at June 30, 2001 is adequate to cover any reimbursement deficit.


     At a fourth site, formerly used by Southern States as a petroleum bulk storage plant, on-going remediation and monitoring activities have resulted in the implementation of a more aggressive plan of remediation. The anticipated costs of this plan of remediation are in the range of $256,000 to $1.6 million.


     During fiscal 2001, 2000 and 1999, Southern States incurred expenditures of $887,094, $1,456,059, and $2,247,510, respectively, for environmental investigation and remediation at all owned or leased properties. As of June 30, 2001, we had accruals of $3.91 million for future investigation and remediation costs associated with all currently or formerly owned or leased properties, including the four sites discussed above. Based on current information and regulatory requirements, we believe that the accruals established for environmental expenditures are adequate.


     In addition, as a result of off-site disposal activities, we have been identified as a potentially responsible party under the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980 at two sites that are listed on the Superfund National Priorities List. CERCLA imposes joint and several liability on specified parties for the costs of investigation and remediation of contaminated properties, regardless of fault or the legality of the original disposal. Southern States has executed de minimis settlement agreements for both of these sites. The de minimis agreements provide us with statutorily authorized protection from private actions by third parties seeking to recover site clean-up costs, and further provide that the EPA will not institute proceedings against us relating to the clean-up of the sites. The agreements can be set aside by the EPA only if we failed to disclose material facts with respect to our involvement in the sites or if aggregate site clean-up costs exceed a dollar threshold specified in the agreements, which is ordinarily set at a multiple of anticipated clean-up costs.

     Under its 1998 agreement to purchase the Gold Kist Input Business, Southern States acquired 20 properties specifically identified as having potential environmental liabilities. Gold Kist agreed to assume responsibility for these liabilities, and agreed, during the 10 years following the acquisition, to indemnify Southern States for environmental claims when the aggregate amount of Southern States' losses for each individual claim exceeds $25,000, up to a maximum limit of $35 million in the aggregate. We do not consider our risk of incurring material environmental costs with respect to these properties to be significant in light of our indemnification agreement with Gold Kist.


     We have expended, and expect in the future to expend, funds for compliance with environmental laws and regulations. These expenditures may impact Southern States' future net income. We do not anticipate, however, that our competitive position will be adversely affected by these expenditures or by new environmental laws and regulations. Environmental expenditures are capitalized when the expenditures provide future economic benefits.

     During fiscal 2001, environmental capital expenditures approximated $400,000. We estimate that environmental capital expenditures for fiscal 2002 will be in the range of $.5 million to $1.5 million, and that reasonably foreseeable future levels of capital expenditures for environmental compliance will be comparable. However, there can be no assurance that expenditures will not be higher because of continually changing environmental compliance standards and technology.


  Government Regulation

     Southern States' business is impacted by numerous federal, state and local laws that have been enacted to promote fair trade practices, safety, health and welfare. We believe that our operating procedures conform to the intent of these laws and that we are currently in substantial compliance with all of these laws, the violation of which could have a material adverse effect on us.

     In addition to the environmental laws discussed in the preceding section, policies may be implemented from time to time by the United States Department of Agriculture, the Department of Energy or other governmental agencies which may impact the demands of farmers for our products or which may impact the methods by which our operations are conducted. These policies may impact our farm supply and grain storage and marketing operations.

     In 1996, the Federal Agriculture Improvement and Reform Act ("FAIR") was signed into law. The FAIR legislation, which is sometimes referred to as the 1996 "Freedom to Farm" law, represented the most significant change in government farm programs in more than 60 years. Under FAIR, the former system of variable price-linked subsidy payments to farmers was replaced by a program of fixed payments which decline over a seven-year period. In addition, FAIR eliminated federal planting restrictions and acreage controls. Southern States believes that FAIR was intended to accelerate the trend toward greater market orientation and reduced government influence on the agricultural sector.
Whether this legislation favorably impacts the agriculture sector or our business depends in large part on whether U.S. agriculture becomes more competitive in world markets as the agriculture industry moves toward greater market orientation, the extent to which governmental actions expand international trade agreements and whether market access opportunities for U.S. agriculture are increased.

     In October 1998, Congress passed legislation that temporarily increased the subsidy payments that were being phased out by the 1996 FAIR legislation. The 1998 legislation was enacted in response to a variety of world-wide economic conditions adversely affecting agriculture, including substantial decreases in the prices of various farm commodities from levels prevailing at the time the FAIR legislation was enacted. We are not able to predict how this most recent legislation might affect our business.

     In late 1999, Congress enacted legislation providing $8.7 billion in emergency relief for farmers impacted by low commodity prices and natural disasters. This legislation further undercut the philosophy that motivated passage of the FAIR legislation in 1996.

 Commodity Price Hedging Activities

     We use commodities futures contracts to minimize the risks associated with the fluctuation in market prices of grains and petroleum products. These futures contracts are commitments to either purchase or sell designated amounts of grains, soybeans and petroleum products at a future date, and may be settled in cash or through delivery. We maintain hedged positions on our petroleum products on a periodic basis. With respect to grain, however, our strategy is to maintain fully hedged positions to the greatest extent possible. Our hedging activities are for the sole purpose of eliminating the risk of market price fluctuations. No futures contracts are purchased or sold for purely speculative purposes. For additional information on commodity price hedging activities, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Adoption of Derivative Accounting Standard" and Note 15 of the Notes to Southern States' (audited) Consolidated Financial Statements included in this prospectus.

     Southern States maintains hedged positions on petroleum products inventory to protect against price declines from the time it purchases product to the time the product is sold. Due to historical market behavior, which results in high market prices eventually returning to more normalized levels, we perceive our risk from a decrease in market prices as being greater as the level of market price increases. For that reason, we seek to hedge a larger proportion of product "imbalance" when prices are high. A product imbalance occurs when Southern States has entered into an agreement to sell more product (inventory) than it has purchased (i.e., a short position) or when Southern States has purchased more product (inventory) than it has agreements to sell (i.e., a long position). For example, at a price level below $.50/gal., Southern States typically hedges only 10% to 20% of the product imbalance; at a price level of $.75/gal., Southern States ordinarily hedges approximately 80% of the imbalance. The hedge is usually a contract to sell either Number 2 heating oil or gasoline. The term of the contract is usually 30 to 60 days. Average inventory held by Southern States ranges from approximately 10.0 to 12.0 million gallons. Company policy limits the maximum number of gallons that can be hedged at any one time to 12.6 million gallons or 300 contracts.

     We also seek to minimize price risks inherent in our grain marketing operations by engaging in hedging activities in which we enter into obligations to both purchase grain for a set price on a specific date and to sell grain at a set price on a specific date to protect the value of open purchase contracts, open sales contracts and grain inventory from adverse price changes in the corn, wheat and soybean markets. Company policy limits the aggregate unhedged position in wheat, corn and soybeans to a maximum of 100,000 bushels. Any imbalance resulting from the receipt of more or less grain than anticipated is hedged the day immediately following receipt through the use of additional futures contracts or through balancing against other receipts or sales. During harvest periods when deliveries are at their heaviest volume, we will "pre-hedge" the day's projected receipts to avoid large unhedged overnight positions. A pre-hedge is a management decision to sell short in the market in anticipation of overnight purchases. Receipts are anticipated based upon discussions with local growers about their anticipated delivery date and time and also based upon specific crop harvest knowledge in a given region. Commodity futures are traded only on regulated exchanges such as the Chicago Board of Trade.

     We are also a purchaser of agricultural commodities used for the manufacture of feeds. We use commodity futures for hedging purposes to reduce the effect of changing commodity prices on a portion of our commodity inventories and related purchase and sale contracts. We typically enter into contracts to sell 30% to 35% of our feed inventory at a future date for a set price. Feed ingredients futures contracts, primarily corn and soybean meal, are marked to market and resulting gains and losses are recognized currently in the statement of operations. At June 30, 2001, the fair value of our outstanding commodity futures positions for feed ingredients was not material.


  Legal Proceedings

     Southern States is involved in various legal proceedings that arise in the normal course of business. Based upon our evaluation of the information currently available, we believe that the ultimate resolution of these proceedings will not have a material adverse effect on our financial position, liquidity or results of operations.

     We maintain general liability and property insurance and an umbrella and excess liability policy in amounts we consider adequate and customary for our business. However, we expect that from time to time we will experience legal claims in excess of our insurance coverage or claims that ultimately will not be covered by insurance. Several insurance coverages carried by Southern States are underwritten by Southern States Insurance Exchange. See "--Investments in Other Companies and Cooperatives" above.


                                  MANAGEMENT

Directors

     The board of directors of Southern States presently consists of 22 persons. Our members annually elect, on a staggered basis, members of the board of directors to serve for three year-terms. Members are elected through an election district process, on a district representation basis. The districts are redrawn from time to time by the board of directors to provide for equitable representation of members in our territory. The number of directors will be reduced to 21, effective November 21, 2001, as a result of a redistricting. At the present time, 16 of the 22 members of the board of directors are member-elected, or member-designated. The other six current members of the board, designated by Virginia law as public directors, are appointed for three-year terms, on a staggered basis, by the director of agricultural extension for the Commonwealth of Virginia. Each of these appointed directors represents a different state in our traditional Mid-Atlantic territory. Public directors need not be members of Southern States.

     The directors of Southern States are as follows:

                                                                           Expiration      Years
                               Age as of                                   of Present      Served
                             September 30,                                  Term as         as
Name                             2001             Position(s) Held          Director      Director           Residence
----                         -------------        ----------------         ----------     --------           ---------
Michael W. Beahm                  50            Member & Institutional        2002             4         Roanoke, Virginia
                                                 Relations Committee

Cecil D. Bell, Jr.*               61          Audit Committee, Chairman       2001            11            Georgetown,
                                                                                                             Kentucky

Floyd K. Blessing                 74               Audit Committee            2001            17         Houston, Delaware

James E. Brady, Jr.**             66             Executive and Budget         2001             2          Marion, Alabama
                                                      Committees

Earl L. Campbell                  60             Executive and Budget         2003            15           Harrodsburg,
                                                      Committees                                             Kentucky

Jere L. Cannon                    60               Audit Committee            2002            25           Flemingsburg,
                                                                                                             Kentucky

William F. Covington, Sr.*        76            Member & Institutional        2003            14           Mebane, North
                                                 Relations Committee,                                        Carolina
                                                       Chairman

John B. East                      50            Member & Institutional        2002             1         Leesburg, Alabama
                                                 Relations Committee

George E. Fisher II               69            Member & Institutional        2002            13           Gordonsville,
                                                 Relations Committee                                         Virginia

Mark M. Hanna                     44               Budget Committee           2003          Elected       Donalsonville,
                                                                                           Nov. 2000          Georgia

R. Bruce Johnson                  49               Budget Committee           2003             6            West Point,
                                                                                                             Virginia

James A. Kinsey*                  51               Audit Committee            2003             9         Flemington, West
                                                                                                             Virginia

Eddie A. Melton                   44            Member & Institutional        2003          Elected      Sebree, Kentucky
                                                 Relations Committee                          Nov.

                                                                                              2000
Richard F. Price                  71            Member & Institutional        2001             32        Phoenix, Maryland
                                                 Relations Committee

William G. Pridgeon               49             Executive and Audit          2003              3           Montgomery,
                                                      Committees                                             Michigan

Curry A. Roberts*                 44               Audit Committee            2001              8       Richmond, Virginia

John Henry Smith                  51            Chairman of the Board;        2003              9       Rosedale, Virginia
                                                 Executive Committee

James A. Stonesifer*              58             Executive and Budget         2002              4          Union Bridge,
                                                      Committees                                             Maryland

William W. Vanderwende*           68          Budget Committee, Chairman      2002             19          Bridgeville,
                                                                                                             Delaware

Raleigh O. Ward, Jr.              50            Member & Institutional        2002              1        Effingham, South
                                                 Relations Committee                                         Carolina

Wilbur C. Ward                    63             Vice Chairman of the         2001              7         Clarkton, North
                                                   Board; Executive                                          Carolina
                                                 Committee, Chairman

Charles A. Wilfong                43            Member & Institutional        2001              5          Dunmore, West
                                                 Relations Committee                                         Virginia

_______________________

     * Messrs. Bell (Kentucky), Covington (North Carolina), Kinsey (West Virginia), Roberts (Virginia), Stonesifer (Maryland) and Vanderwende (Delaware) are designated public directors.


     ** Mr. Brady's term as a director expires on November 14, 2001.



     During the past five years, each of the directors has owned and/or managed substantial farming operations, producing a wide range of agricultural products. While the size and type of products produced on, and the number of personnel employed at, each of the director's farms varies, each director's business activities have been primarily related to owner-managed agribusiness enterprises.

     There are no family relationships among any of the directors and executive officers.

     Mr. Kinsey is a member of the board of directors of CoBank, ACB, which has various lending relationships with Southern States. Until recently, Mr. Price was a member of the board of directors of CoBank, ACB. Mr. Brady is a director of The Perry County Bank, Marion, Alabama; Mr. Price is also a director of Sparks State Bank, Sparks, Maryland; and Mr. Wilfong is a director of Farm Family Holdings, Inc., Glenmont, New York.

Compensation Committee Interlocks and Insider Participation

     Messrs. Wilbur C. Ward (Chairman), Brady, Campbell, Pridgeon, Smith and Stonesifer serve as members of our executive committee which functions as our compensation committee. Mr. Hanna's family-owned business, Hanna Farms, Inc. provides trucking services to Southern States that generate more than 5% of Hanna Farms, Inc.'s customary annual revenue. With the exception of Mr. Hanna, none of these directors, nor any of our executive officers, has any of the relationships to Southern States that are required to be disclosed by the regulations of the Securities and Exchange Commission.


Director Compensation

     Our bylaws provide that compensation and expense reimbursement policies for directors shall be established periodically by the board of directors. Currently, directors receive a per diem of $400, with the chairman receiving a per diem of $600, plus expenses incurred while traveling to and from and attending meetings of the board of directors or other official meetings or conferences.

     Directors Deferred Compensation Plan. The Southern States directors deferred compensation plan permits non-employee directors to defer all or part of their meeting fees, retainers or other remuneration received. The amount to be deferred and the period for deferral is specified by an election made prior to the beginning of the fiscal year for a term of three years. Payments begin under the plan generally upon the director's death or the date specified by the director in his deferral election. The director's deferred account balance is credited with interest at a rate determined by the administrator for each deferral cycle. Distributions are made in quarterly installments over 10 years. All amounts accrued under the plan have been funded in a trust which is secure against all contingencies except insolvency of Southern States.


Transactions With Directors Who Are Members and Customers

     Our members, including our directors, are also our customers and/or customers of our affiliated financing companies. They purchase products from us in the normal course of operating their farm businesses and may sell certain agricultural products to us at market price. The prices, terms and conditions of any purchase or sale transaction are on the same basis for all of our members.

Executive Officers


     As of September 30, 2001, the executive officers of Southern States are as follows:


                              Age  as of
                               September
Name                            30, 2001                      Positions and Offices Held
----                            --------                      --------------------------
Wayne A. Boutwell                    57  President and Chief Executive Officer -- Mr. Boutwell began his career in 1970 with the USDA in Washington, D.C.  He served as
                                         President and CEO of the National Council of Farmer Cooperatives
                                         from 1983 until 1996.  In September 1996, Mr. Boutwell was named
                                         President and Chief Executive Officer - Elect of Southern States.
                                         He became President and Chief Executive Officer of Southern
                                         States in February 1997.  Mr. Boutwell serves on the boards of
                                         SunTrust Bank-Mid-Atlantic, SunTrust Bank-Richmond Community
                                         Board, CF Industries, Inc., the National Council of Farmer
                                         Cooperatives, Mississippi State University Agribusiness Institute
                                         and the International Food and Agribusiness Management
                                         Association.  Mr. Boutwell received his B.S. and M.S. degrees in
                                         Agricultural Economics from Mississippi State University and his
                                         Ph.D. from Virginia Tech.

Jonathan A. Hawkins                  62  Executive Vice President and Chief Financial Officer -- Mr.
                                         Hawkins was named to his current position in 1990.  He joined
                                         Southern States in 1980 and was promoted to Vice President and
                                         Treasurer in 1983.  Prior to joining Southern States, Mr. Hawkins served as a Vice President of Bank of Virginia in Richmond,
                                         Virginia.  He currently serves as Chairman of the Board of the
                                         Institute of Cooperative Financial Officers.  Mr. Hawkins
                                         received his B.A. in Mathematics from the University of Richmond.

Joseph H. Koch                       45  Executive Vice President, Chief Operating Officer - Mr. Koch
                                         joined Southern States in September 2001, as Executive Vice
                                         President and Chief Operating Officer.  Prior to joining Southern
                                         States, he had served since April 1999 as President and Chief
                                         Financial Officer of Statesman Financial Corporation, having previously served as Treasurer of Countrymark Cooperative, Inc. from
                                         1995-1999.  Before that, Mr. Koch held positions as director of marketing for Producers Livestock and as a senior loan
                                         representative with the Louisville Bank for Cooperatives (now
                                         CoBank ACB).  Mr. Koch received his B.S. degree in Agricultural
                                         Economics from Ohio State University.

K. Gene McClung                      57  Executive Vice President, Chief Administrative Officer - Mr.
                                         McClung commenced his career with Southern States in 1964.  He has served in a variety of local, regional and headquarters managerial positions.  He was promoted to his present position effective September 2001.  He previously served, since April 1,
                                         1998, as Group Vice President, Marketing and Administrative
                                         Services, after serving as Vice President of Planning, Logistics and Business Development.  Mr. McClung also served Southern
                                         States for a number of years as Director, Credit and Financial
                                         Services and as President of Statesman Financial Corporation.
                                         Mr. McClung received his B.A. degree from Tri-State Baptist
                                         College.

Thomas R. Scribner                   53  Executive Vice President, Chief Merchandising Officer - Mr.
                                         Scribner joined Southern States in 1998, as Vice President of
                                         Information Systems.  He was promoted to his current position in
                                         September 2001.  Before joining Southern States, Mr. Scribner worked for 20 years for Countrymark Cooperative, Inc.
                                         (and its predecessor organizations), where his last position was
                                         Vice President--Information Systems.  Prior to that, Mr. Scribner worked for five years on the audit staff of the accounting firm of Price Waterhouse (now PricewaterhouseCoopers LLP).  Mr.
                                         Scribner received his B.A. degree in Business Administration from
                                         Ohio State University.

N. Hopper Ancarrow, Jr.              56  Senior Vice President, General Counsel and Secretary -- Mr.
                                         Ancarrow joined Southern States' legal staff in 1971 and from
                                         1972 until 1987 served as Assistant Secretary of Southern States.
                                         In 1987, he was named Vice President, General Counsel and
                                         Secretary.  Mr. Ancarrow earned his B.A. from the University of
                                         North Carolina and his J.D. from the College of William & Mary -
                                         Marshall Wythe School of Law.

C.A. Miller III                      62  Senior Vice President, Chief Information Officer - Mr. Miller
                                         joined Southern States as Director of Information Systems in 1979
                                         and was later promoted to Vice President. Mr. Miller was promoted to his current position in September 2001, having previously served as the Senior Vice President--Corporate Information and
                                         Support Services since October 1998.  Prior to joining Southern
                                         States, Mr. Miller served as Vice President of Deposit Guaranty
                                         National Bank in Jackson, Mississippi, and then as Senior Vice
                                         President of the First National Bank of Birmingham, Alabama. Mr.
                                         Miller has a B.A. in Banking and Finance and an M.B.A. in Finance
                                         and Economics from the University of Mississippi.

Leslie T. Newton                     39  Vice President and Treasurer - Ms. Newton joined Southern States in 1995, after working as Assistant Treasurer for Heilig Meyers
                                         Co., and as a senior auditor for the accounting firm of Ernst &
                                         Young  before that.  She was promoted to her current position in
                                         1999.  Ms. Newton received her B.A. degree in Accounting from the
                                         University of Richmond and is a Certified Public Accountant.



     Our officers serve for a term of one year and until their successors are elected by the board of directors. During the past five years, the principal occupation of each of the above named executive officers, other than Messrs. Koch and Scribner, has been as an officer or employee of Southern States.


  Executive Compensation


     The following table shows, for the fiscal years ended June 30, 2001, 2000 and 1999, all compensation paid or accrued by Southern States and its subsidiaries to its chief executive officer and each of the four other most highly compensated executive officers.

     You should read the following information with the data in the table below:

 .    "Salary" reflects salary before pretax contributions under the Southern
     States thrift plan and before pretax contributions under the Southern States flexible benefits plan.

 .    "Bonus" reflects share of earnings fund and executive bonus, if any, accrued for each of the fiscal years under the Southern States deferred compensation plan, including the incentive compensation awards in addition to the deferral rights. The various incentive compensation awards are described below. For the fiscal year ended June 30, 1999, $286,714 was subtracted from Mr. Boutwell's incentive account as a result of incentive shortfalls for the respective years. However, the balance was not reduced below $0, and effective for fiscal years beginning on or after July 1, 1999, there will be no further subtractions from Mr. Boutwell's incentive account as a result of incentive shortfalls. Any balance in the incentive account is subject to forfeiture. See "--Bonus and Deferred Compensation-- CEO Incentive Program" below.

 .    "Other Annual Compensation" reflects, in the case of Messrs. Hawkins and
     Ancarrow, that portion of the interest earned under the Southern States deferred compensation plan above 120% of the applicable federal rate in those accounts not deemed invested in externally managed investments, as well as amounts attributable to Southern States' payment of certain taxes on their behalf. Other than such amounts, for the fiscal years ended June 30, 2001, 2000 and 1999 no amount of "Other Annual Compensation" was paid to any of the executive officers listed in the table, except for perquisites and other personal benefits which for each named executive officer did not exceed the lesser of $50,000 or 10% of the amounts reported as salary and bonus for such individual.

                                                    Summary Compensation Table

                                                                      Annual Compensation
                                                  -----------------------------------------------------
                                         Year
                                        Ended                                             Other Annual        All Other
    Name and Principal Position        June 30         Salary              Bonus          Compensation       Compensation
------------------------------------  ----------  -----------------  -----------------  ----------------  ------------------
Wayne A. Boutwell                           2001           $465,538                ---               ---          $12,618(1)
President and Chief Executive               2000            448,651                ---               ---           11,702(1)
 Officer (1)                                1999            419,910                ---               ---           11,500(1)

George W. Winstead*                         2001            214,249                ---               ---            8,057(2)
Group Vice President                        2000            196,038             41,682               ---            7,548(2)
Ag Inputs & Services                        1999            180,512                ---               ---            7,873(2)

K. Gene McClung                             2001            206,466                ---               ---            7,453(3)
Group Vice President                        2000            187,215             40,665               ---            7,087(3)
Marketing and Administrative                1999            166,292                ---               ---            7,152(3)
Services

Jonathan A. Hawkins                         2001            199,512                ---             2,665            9,461(4)
Senior Vice President and                   2000            182,563             44,332             2,429            9,203(4)
Chief Financial Officer                     1999            172,008                ---             2,150            9,208(4)

N. Hopper Ancarrow, Jr.                     2001            166,897                ---             1,408            6,365(5)
Vice President, General Counsel             2000            156,087             37,356             1,318            6,036(5)
and Secretary                               1999            150,128             24,986             1,160            5,937(5)

______________________
* Retired, effective September 2001.

     (1) Mr. Boutwell became president and chief executive officer effective February 1, 1997. Reflects $3,518, $2,602 and $2,400 contributed or matched by Southern States or its subsidiaries for fiscal years 2001, 2000 and 1999 respectively, under the Southern States thrift plan. The remaining amount shown for each fiscal year was paid by Southern States for life insurance premiums under a split dollar life insurance agreement. Southern States will recover the cost of premium payments from the cash value of the policies.


     (2) Reflects $3,051, $2,541 and $2,867 contributed or matched by Southern States or its subsidiaries for fiscal years 2001, 2000 and 1999, respectively, under the Southern States thrift plan. The remaining amount shown for each fiscal year was paid by Southern States for life insurance premiums under a split dollar life insurance agreement. Southern States will recover the cost of premium payments from the cash value of the policies.


     (3) Reflects $2,946, $2,579 and $2,644 contributed or matched by Southern States or its subsidiaries for fiscal years 2001, 2000 and 1999, respectively, under the Southern States thrift plan. The remaining amount shown for each fiscal year was paid by Southern States for life insurance premiums under a split dollar life insurance agreement. Southern States will recover the cost of premium payments from the cash value of the policies.


     (4) Reflects $2,773, $2,516 and $2,520 contributed or matched by Southern States or its subsidiaries for fiscal years 2001, 2000 and 1999, respectively, under the Southern States thrift plan. The remaining amount shown for each fiscal year was paid by Southern States for life insurance premiums under a split dollar life insurance agreement. Southern States will recover the cost of premium payments from the cash value of the policies.


    (5) Reflects $2,646, $2,317 and $2,218 contributed or matched by Southern States or its subsidiaries for fiscal years 2001, 2000 and 1999, respectively, under the Southern States thrift plan. The remaining amount shown for each fiscal year was paid by Southern States for life insurance premiums under a split dollar life insurance agreement. Southern States will recover the cost of premium payments from the cash value of the policies.


Bonus and Deferred Compensation

     The Southern States executive incentive plan is an incentive compensation program as well as an elective deferred compensation plan. The executive incentive plan, formerly known as the Southern States deferred compensation plan, permits eligible employees to elect to defer salary as well as incentive compensation. Amendments to the executive incentive plan effective July 1, 2000 included changing the name of the plan as well as altering the structure of the bonus program. A summary of benefits under the current plan appears below.



     Executive Bonus. For fiscal years beginning on or after July 1, 2000, each executive officer designated by the board of directors is eligible for an executive bonus. The amount is determined by, and in the sole discretion of, the chief executive officer. Executive bonuses are awarded based on an assessment of the executive's performance during the preceding 12 months and are payable after the close of the fiscal year. For fiscal years beginning on or after July 1, 2000, the executive bonuses awarded to the chief financial officer, the two group vice presidents and Series 200 executives (who are vice presidents) may not exceed 15% of their base salary as of the fiscal year-end, and bonuses awarded to Series 100 executives (who are titled as directors of various Southern States divisions) may not exceed 10% of their base salary as of the fiscal year-end.

     Corporate Incentive Award. Corporate incentive awards are available for fiscal years beginning after June 30, 2000. Each employee designated by the board as eligible for the award will receive a percentage of earnings before tax
(EBT) in excess of 8% of stockholders' and patrons' (S&P) equity as follows:

     Chief Executive Officer 1.50% of EBT in excess of 8% of S&P equity Chief Financial Officer 0.35% of EBT in excess of 8% of S&P equity Group Vice Presidents 0.35% of EBT in excess of 8% of S&P equity Others in 200 Pay Series 0.25% of EBT in excess of 8% of S&P equity 100 Pay Series Employees 0.15% of EBT in excess of 8% of S&P equity

     For this purpose, "earnings before tax" means the amount appearing on the audited consolidated financial statements of Southern States as "Savings from continuing operations before income taxes and cumulative effect of change in accounting principles" adjusted to exclude the equity in undistributed earnings (losses) of associated companies for the fiscal year, net of deferred income taxes. "Stockholders' and patrons' equity" means the sum of stockholders' and patrons' equity determined based on audited consolidated financial statements of Southern States at the end of the prior fiscal year adjusted to exclude preferred stocks and accumulated equity in undistributed earnings (losses) of associated companies, net of deferred income taxes.

     Distribution and Deferral of Corporate Incentive Award and Executive Bonus and Phantom Unit Account. Participants who have not reached age 59 at the end of a fiscal year will have 25% of their corporate incentive award and/or executive bonus credited to an individual book reserve account (called the participant's phantom unit account). The amount credited to the phantom unit account will be stated as a number of units determined by dividing the amount of the deferred corporate incentive award and/or executive bonus by the value of one unit. Each unit shall have a value determined by dividing stockholders' and patrons' equity as of the beginning of the fiscal year by 12 million.

     Payment of the phantom unit account to the participant or his beneficiary will begin as soon as practical following the first July 1 or January 1 following the participant's cessation of employment for whatever reason. Participants may elect to receive payment in a lump sum or in substantially equal quarterly installments over a term of five years. Each unit in the participant's account will have a value determined by dividing stockholders' and patrons' equity as of the January 1 or July 1 nearest the participant's termination of employment by 12 million.

     The remaining 75% of the corporate incentive award and/or executive bonus for participants who are under age 59 as of the end of the fiscal year and 100% of such awards and/or bonuses for participants who are 59 or older as of the end of the fiscal year may be paid in cash to the participant as soon as reasonably practical following the determination of the awards and/or bonuses, or may be deferred under the deferred compensation provisions described below.

     Deferred Compensation. The amount to be deferred and the period of deferral is specified by an election made before the beginning of each fiscal year. Payments begin under the plan upon the executive's death, disability, or cessation of employment, or upon election not later than the executive's 65th birthday. The executive's deferred account balance is credited with earnings and losses based on deemed investments selected by the executive from the same funds available for actual investment under the Southern States thrift plan.

     Distributions are made in quarterly installments over 10 years. All vested amounts accrued under the plan have been funded in a trust which is secure against all contingencies except the insolvency of Southern States. Amounts deferred pursuant to the plan for the accounts of the named individuals during the fiscal years ended June 30, 2001, 2000, and 1999 are included under the salary and bonus columns in the cash compensation table.



Retirement Benefits

     The following table shows the estimated annual benefits payable in the form of a single life annuity upon retirement under Southern States' retirement program, consisting of the retirement plan for employees of Southern States and the Southern States supplemental retirement plan, to persons in specified years of service and average earnings classifications, before offset of Social Security benefits, assuming retirement at 65 or at or after 62 with 30 years of creditable service:

                               Estimated Annual Benefits For Years of Service Indicated
                               --------------------------------------------------------
   Highest 36
     Month
    Average
   Earnings                10                15               20               25          30 or more
--------------           ------            -----             ----            -----       --------------
    $50,000            $ 10,000          $ 15,000         $ 20,000         $ 25,000         $ 30,000
    100,000              20,000            30,000           40,000           50,000           60,000
    150,000              30,000            45,000           60,000           75,000           90,000
    200,000              40,000            60,000           80,000          100,000          120,000
    250,000              50,000            75,000          100,000          125,000          150,000
    300,000              60,000            90,000          120,000          150,000          180,000
    350,000              70,000           105,000          140,000          175,000          210,000
    400,000              80,000           120,000          160,000          200,000          240,000
    450,000              90,000           135,000          180,000          225,000          270,000
    500,000             100,000           150,000          200,000          250,000          300,000

     Compensation covered by the Plan includes compensation set forth in the columns entitled "Salary" and "Bonus" in the Summary Compensation Table reduced by the bonus amounts that are electively deferred by executives under the Southern States deferred compensation plan. The credited years of service as of June 30, 2001, under the retirement income plan for the five executive officers listed in the summary compensation table are as follows: Mr. Boutwell (5); Mr. Winstead (33); Mr. McClung (35); Mr. Hawkins (21); and Mr. Ancarrow (30).


Security Ownership of Beneficial Owners and Management

     Our stockholder equity consists of our membership common stock and our preferred stock. Only the shares of membership common stock have voting rights.

     Under our articles of incorporation and under applicable Virginia law, each of our members has only one vote in our business affairs, regardless of the number of shares of common stock owned. See "Southern States--Cooperative Structure--Members and Membership Stock."

     The table below shows, as of June 30, 2001, the number of shares of Southern States' membership common stock held by each of Southern States' directors, the executive officers named in the Annual Compensation table, and all of Southern States' directors and named executive officers as a group. No member of the board of directors or of senior management owns any shares of preferred stock of Southern States.



                                            Shares of Membership          Percentage of
Directors                                    Common Stock Owned            Class Owned
----------                                  ----------------------       ----------------
 Michael W. Beahm                                          -- /(1)/                    --
 Cecil D. Bell, Jr.                                        -- /(1)/                    --

 Floyd K. Blessing                                               -- /(1)/                  --
 James E. Brady, Jr.                                           1.00                         *
 Earl L. Campbell                                              2.00                         *
 Jere L. Cannon                                                  -- /(1)/                  --
 William F. Covington/Covington Dairy
  Farm Inc.                                                    1.00                         *
 John B. East                                                  1.00                         *
 George E. Fisher/Burnley Farm Inc.                          430.35                         *
 Mark M. Hanna                                                 1.00                         *
 R. Bruce Johnson                                              1.00                         *
 James A. Kinsey                                             161.66                         *
 Eddie A. Melton                                               1.00                         *
 Richard F. Price                                          4,934.06 /(2)/                   *
 William G. Pridgeon/Pridgeon Farms                            1.00                         *
 Curry A. Roberts                                                -- /(1)/                  --
 John Henry Smith                                                -- /(1)/                  --
 James A. Stonesifer                                           2.00                         *
 William W. Vanderwende                                       35.92                         *
 Raleigh O. Ward, Jr.                                          1.00                         *
 Wilbur C. Ward                                                1.00                         *
 Charles A. Wilfong                                              -- /(1)/                  --

 Executive Officers
-------------------

 Wayne A. Boutwell                                               --                        --
 K. Gene McClung                                                 --                        --
 George W. Winstead                                              --                        --
 Jonathan A. Hawkins                                             --                        --
 N. Hopper Ancarrow, Jr.                                       1.00 /(3)/                   *

 All directors and named executive
 officers as a group                                       5,575.99                         *
------------------------------------

  * represents less than 1% of the total shares outstanding. As of June 30, 2001, there were 11,665,715 shares of membership common stock outstanding.


     (1) Those directors who do not own shares of membership common stock in Southern States, other than Mr. Roberts, own shares of a managed local cooperative which itself is a member of Southern States. Mr. Roberts does not qualify as an "agricultural producer" and therefore is not qualified to own a share of our membership common stock.


     (2) The relatively large number of shares of membership common stock owned by Mr. Price is attributable to the fact that he has been a member of Southern States for many years, and in years prior to 1974 patrons received shares of membership common stock as the non-cash portion of patronage refunds paid by Southern States.

     (3) Mr. Ancarrow is the only member of senior management who qualifies as an "agricultural producer" and is consequently eligible to own a share of membership common stock.

      At June 30, 2001, none of our directors or executive officers listed in the above table, either individually or as a group, beneficially owned in excess of one percent of Southern States' membership common stock or any other class of Southern States' capital stock.


     At June 30, 2001, no person or entity beneficially owned more than five percent of any class of our capital stock.


     It is important for readers of the above table to understand that each member of Southern States, regardless of the number of shares of membership common stock owned, has only one vote on matters submitted to our members for a vote.

                   DESCRIPTION OF THE SENIOR UNSECURED NOTES


      The term "Senior Unsecured Notes" describes the notes we are offering by this prospectus. We will issue the Senior Unsecured Notes in multiple series under an Indenture between us and First Union National Bank, as trustee. The Indenture will be qualified under the Trust Indenture Act of 1939. We have summarized the material provisions of the Indenture below. The forms of the Senior Unsecured Notes have been included as exhibits to the Indenture, which has been filed as Exhibit 4.1 to the registration statement of which this prospectus is a part. You should read the Indenture and the forms of the Senior Unsecured Notes for provisions that may be important to you. In the summary below, we have included references to section numbers of the Indenture so you can easily locate these provisions. Capitalized terms used in the summary have the meanings specified in the Indenture.


     Under this prospectus, Southern States is offering the following Senior Unsecured Notes, issuable in series, as follows:



                                                          Minimum                   Minimum
                    Series                           Initial Investment            Increments
------------------------------------------------    ---------------------     --------------------
      Six month, Series A (Standard Certificate)                $  1,000                    $  100
      Six month, Series B (Large Certificate)                     10,000                       500
      Six month, Series C (Jumbo Certificate)                    100,000                     1,000

      One year, Series D (Standard Certificate)                    1,000                       100
      One year, Series E (Large Certificate)                      10,000                       500

      Two year, Series F (Standard Certificate)                    1,000                       100
      Two year, Series G (Large Certificate)                      10,000                       500

      Five year, Series H (Standard Certificate)                   1,000                       100
      Five year, Series I (Large Certificate)                     10,000                       500

      Seven year, Series J (Standard Certificate)                  1,000                       100
      Seven year, Series K (Large Certificate)                    10,000                       500



Ranking

      The Senior Unsecured Notes will be our direct, unsecured obligations and will rank equally with all other unsecured and unsubordinated debt of Southern States. As of September 30, 2001 Southern States had outstanding unsecured indebtedness of approximately $6.7 million that would rank equal with the Senior Unsecured Notes. The Senior Unsecured Notes will be effectively subordinated in liquidation to all of our collateralized debt. As of September 30, 2001, our collateralized indebtedness aggregated approximately $423 million and was collateralized by all of Southern States' inventory, equipment, receivables and general intangibles.

     The Indenture does not limit the amount of Senior Unsecured Notes that we may issue under it. We may issue Senior Unsecured Notes from time to time under the Indenture in one or more series by entering into supplemental indentures, by a resolution of our board of directors or by action taken pursuant to a board resolution and set forth in an officers' certificate. (Section 3.01 of the Indenture.)

     The Indenture also does not limit the amount of other securities that may be issued by Southern States or other indebtedness that may be incurred by Southern States, either collateralized or unsecured, superior or subordinate to the Senior Unsecured Notes, and does not protect the holders of Senior Unsecured Notes if we engage in a highly leveraged transaction.

     None of Southern States' credit facilities or other borrowing agreements prohibit the issuance of additional senior debt as long as the additional debt is unsecured and does not cause a default of the financial covenants in Southern States' various loan agreements. The most restrictive debt limitation covenant in any of Southern States' current loan agreements limited Southern States' aggregate indebtedness, whether collateralized or unsecured, to approximately $534.1 million at September 30, 2001, based on Southern States' capitalization at that date.

Maturities

     The maturity date for each Senior Unsecured Note will be calculated from the date of original issuance. The date of original issuance will be set forth on the Senior Unsecured Note certificate for each Senior Unsecured Note purchased and will be the date on which the full purchase price is received by Southern States. For example, in the case of a five year Senior Unsecured Note issued on February 1, 2002, the maturity date will be January 31, 2007. In the case of a seven year Senior Unsecured Note issued on June 15, 2002, the maturity date will be June 14, 2009. In the case of all Senior Unsecured Notes, the payment of the principal amount, together with any accrued but unpaid interest to the date of maturity, will be made at maturity. Payment will be made at maturity only upon presentation and surrender to the paying agent of a Senior Unsecured Note that has matured. No interest will accrue on or after the date of maturity, regardless of the date of presentation and surrender of any Senior Unsecured Note.

Authorized Denominations

     The Senior Unsecured Notes will be sold in minimum denominations ranging from $1,000 to $100,000. The Series A, D, F, H and J Senior Unsecured Notes (the "Standard Certificate Notes") will be sold in minimum denominations of $1,000 and increments of $100 above that amount. Holders of Standard Certificate Notes electing to reinvest interest, however, may hold Standard Certificate Notes in any principal amount over $1,000.

     The Series B, E, G, I and K Senior Unsecured Notes (the "Large Certificate Notes") will be sold in minimum denominations of $10,000 and increments of $500 above that amount. Holders of Large Certificate Notes who elect to reinvest interest, however, may hold Large Certificate Notes in any principal amount over $10,000.

     The Series C Senior Unsecured Notes (the "Jumbo Certificate Notes") will be sold in minimum denominations of $100,000 and increments of $1,000 above that amount. Holders of Jumbo Certificate Notes who elect to reinvest interest, however, may hold Jumbo Certificate Notes in any principal amount over $100,000. (Sections 3.01 and 3.02 of the Indenture.)

Interest Rates

     The rates of interest paid on the Senior Unsecured Notes will be determined from time to time by the board of directors of Southern States or its delegate(s), after giving consideration to the current rates of interest paid on similar securities in the various money markets and Southern States' need for funds. Interest payments will be calculated based on a 365-day year.

      All Senior Unsecured Notes of the same series issued during a particular calendar month will bear the same interest rate. A new interest rate for each series of Senior Unsecured Notes will be established each month as of the first business day of the month. Any change in the interest rates to be paid on the Senior Unsecured Notes will not affect the interest rate on any Senior Unsecured Note already issued. The interest rates established for each series of Senior Unsecured Notes are set forth in the table on page 2 of the Summary.

     Whenever the interest rates are changed, we will supplement this prospectus to specify the interest rates in effect for Senior Unsecured Notes issued after the date of the change. We will also set forth the applicable interest rate for each Senior Unsecured Note in the confirmation of purchase you receive in connection with your purchase of a Senior Unsecured Note. In addition, each Senior Unsecured Note will state on its face the rate of interest that particular Senior Unsecured Note will bear.

Interest Payments

     Interest will be payable on the Senior Unsecured Notes as follows:

     . in the case of six month Senior Unsecured Notes, interest will be payable only at maturity; and

     . in the case of all other Senior Unsecured Notes, interest will be paid quarterly on January 1, April 1, July 1 and October 1, to holders of record on the 15th day of the preceding month (except that in the case of original issuances made on or after the 15/th/ day of March, June, September and December and prior to the 1/st/ day of the next succeeding month, interest from the date of original issuance through the end of the month in which such purchase was made will be paid at the time of and together with the next full quarterly interest payment to holders of record on the record date for that next interest payment date.)

As the holder of a Senior Unsecured Note, you will have the option of receiving interest (and principal) payments by check or by electronic fund transfer to an account designated by you. (Sections 3.07 and 6.01 of the Indenture.)

Interest Reinvestment Option

     At the time of application for purchase of a Senior Unsecured Note (other than a six month Senior Unsecured Note), or at any time thereafter, the holder, by written notice to Southern States, may elect to have all interest payable on the Senior Unsecured Notes reinvested automatically. In the event a holder elects the interest reinvestment option, the interest due on each quarterly interest payment date will, while this election is in effect, be added to the principal amount of the Senior Unsecured Note and will earn interest thereafter on the same basis and at the same rate as the original principal amount. Interest reinvested will be subject to federal income tax as if the interest had been received by the holder at the time reinvested.

     As a holder, you may revoke the reinvestment election as to future interest payments at any time by written notice to Southern States. Notice will be effective on the date it is received by Southern States. Southern States also has the right to terminate its obligation to hold and automatically reinvest the interest on any Senior Unsecured Note at any time by written notice to the holder. A termination will be effective and the holder will be paid all interest then accrued and unpaid to the holder as of the first January 1, April 1, July 1 or October 1 following the mailing of the termination notice to the holder. In addition, any election of the interest reinvestment option will automatically terminate upon any event of default. If Southern States thereafter cures the default, the holder of a Senior Unsecured Note will again have the right to elect the interest reinvestment option by providing written notice to Southern States of the election. (Section 3.07 of the Indenture.)

Redemption at the Option of Holders

     Southern States will redeem a Senior Unsecured Note prior to maturity at the request of the holder subject, except in limited circumstances, to the imposition of an interest payment penalty. We will not apply an interest penalty to redemptions:

     . in the case of death of a holder of a Senior Unsecured Note, upon written request and delivery of satisfactory proof of death and other documentation and in accordance with applicable laws; or

     . in the case of a Senior Unsecured Note held in an individual retirement account established under section 408 of the Internal Revenue Code (an "IRA"), upon written request, to the extent necessary to satisfy mandatory withdrawals from the IRA which are required by the Internal Revenue Code. (In general, the Internal Revenue Code requires mandatory withdrawals from an IRA to commence on April 1 following the calendar year in which the beneficiary reaches the age of 70 1/2 years).

     In either one of these events, redemption will be in an amount equal to the full principal amount of the Senior Unsecured Note being redeemed, plus interest accrued and unpaid to the date of redemption. (Sections 3.01 and 5.01 of the Indenture.)

     Interest Penalties for Early Redemption. Southern States will impose an interest penalty for a redemption made at the request of a holder prior to maturity for reasons other than death or mandatory IRA withdrawals. In the case of six month and one year Senior Unsecured Notes, the penalty will be equal to three months' interest. In the case of Senior Unsecured Notes with a maturity date of more than one year, the penalty will be equal to six months' interest. In all cases, the interest penalty will be computed at the interest (simple interest) rate shown on the Senior Unsecured Note being redeemed. This penalty will be deducted from your proceeds upon redemption regardless of the length of time the Senior Unsecured Note has been outstanding. The penalty could exceed the amount of interest paid or accrued on the Senior Unsecured Note to the redemption date, thus resulting in a redemption price that is less than the principal amount of the Senior Unsecured Note. (Section 5.01 of the Indenture.)


     Redemption prior to maturity will be made at the face value of the Senior Unsecured Note plus accrued interest, less any applicable interest penalty for early redemption. The following examples illustrate the calculation of the redemption price assuming the stated principal amounts and interest rates and assuming that the Senior Unsecured Note is being redeemed for a reason other than death or mandatory IRA withdrawals. The total redemption price in each example will vary with different interest rates and principal amounts.


     . For a one year Senior Unsecured Note in the principal amount of $1,000 bearing interest at 6.5%, purchased on December 1, 2002, and redeemed at the request of the holder on January 15, 2003, the redemption price would equal:


                    $1,000.00  (Principal amount)
               plus      8.02  (45 days' accrued interest at 6.5% per annum)
                    ---------
                     1,008.02
               less     16.25  (3 months' simple interest at 6.5% per annum)
                    ---------
                    $  991.77  (Total Redemption Price)


     . For a five year Senior Unsecured Note in the principal amount of $5,000 bearing interest at 7.0%, purchased on October 1, 2002, and redeemed at the request of the holder on June 15, 2003, the redemption price would equal:


                    $5,000.00  (Principal amount)
               plus     71.92  (75 days' accrued interest at 7.0% per annum,
                               since the last payment date)
                    ---------
                     5,062.92
               less    175.00  (6 months' simple interest at 7.0% per annum)
                    ---------
                    $4,896.92  (Total Redemption Price)

Redemption at the Option of Southern States

     At any time after two years from the date of original issuance but prior to maturity, at the option of Southern States, Southern States may redeem all, or a portion, of the five year and seven year Senior Unsecured Notes. This redemption may be made on not less than fifteen days' written notice to the holder, at the face value of the Senior Unsecured Note plus accrued interest to the date of redemption only. The Indenture permits Southern States to select at its discretion which Senior Unsecured Notes to redeem. (Section 4.01 of the Indenture.)

Payment and Paying Agent

     Southern States will serve as its own paying agent for the Senior Unsecured Notes. In our capacity as paying agent, we will operate through the Southern States' headquarters in Richmond, Virginia. We may, however, change or add paying agents or approve a change of the office through which a paying agent acts. In addition, under the Indenture, upon any event of default with respect to a particular series of Senior Unsecured Notes, the trustee will automatically become the paying agent for that series and will continue to serve as paying agent for that series until we have cured the default. (Sections 6.04 and 8.01 of the Indenture.)

     The paying agent will pay the principal of any Senior Unsecured Notes at maturity (or upon any redemption or repayment) and upon the receipt of certificates for Senior Unsecured Notes that are surrendered to it. The paying agent will pay principal and interest on the Senior Unsecured Notes, subject to the return of the certificate evidencing the Senior Unsecured Note, at its office or, at the option of the holder of the Senior Unsecured Note:

     . by electronic fund transfer to an account at a banking institution in the United States that is designated in writing to the paying agent; or

     . by check mailed to the address of the person entitled to the payment, as that address appears in the security register for those Senior Unsecured Notes. (Sections 3.07 and 6.01 of the Indenture.)

     Any money that we have paid to a paying agent, or have held in trust, for principal or interest on the Senior Unsecured Notes that remains unclaimed at the end of two years after that principal or interest has become due will be repaid to us at our request. After repayment to Southern States, holders of the Senior Unsecured Notes should look only to us for those payments. (Section 6.06 of the Indenture.)

Transfer and Exchange

     The Senior Unsecured Notes are transferable on the books of Southern States when properly endorsed and are exchangeable for other Senior Unsecured Notes of the same series when properly presented for exchange.

     Each of the Senior Unsecured Notes is transferable, in whole but not in part, upon the delivery to the transfer agent of a written instrument of transfer duly executed by the holder of the Senior Unsecured Note(s) to be transferred or by his duly authorized attorney or legal representative.
Southern States will serve as its own transfer agent for the Senior Unsecured Notes. Under the Indenture, upon any event default with respect to a particular series of Senior Unsecured Notes, the trustee will automatically become the transfer agent for that series and will continue to serve as transfer agent for that series until we have cured the default.

     Each of the Senior Unsecured Notes may also be exchanged for other Senior Unsecured Notes of the same series, of any authorized denominations for that series, having the same aggregate principal amount, and the same terms and conditions, upon surrender to the transfer agent of the Senior Unsecured Note(s) to be exchanged.

     However, transfers or exchanges of Senior Unsecured Notes initiated on or after the 15th day of March, June, September and December and before the 1st day of the next succeeding month will not be given effect until the 1st day of April, July, October or January, respectively. (Sections 3.05 and 8.01 of the Indenture.)

Modification of the Indenture

     The Indenture contains provisions permitting Southern States and the trustee to enter into one or more supplemental indentures without the consent of the holders of any of the Senior Unsecured Notes only:

     . to reflect the succession of another corporation to Southern States and the assumption by the successor of the covenants and obligations of Southern States, including the Senior Unsecured Notes issued and any related interest;

     . to add to the covenants of Southern States for the benefit of the holders of all or any series of Senior Unsecured Notes issued under the Indenture or to surrender any right or power conferred upon Southern States under the Indenture;

     . to add any additional events of default with respect to all or any series of Senior Unsecured Notes issued under the Indenture;

     . to change or eliminate any of the provisions of the Indenture relating to one or more series of Senior Unsecured Notes issued under the Indenture; however, no change or elimination shall become effective until there are no longer any Senior Unsecured Notes outstanding of any series that is entitled to the benefit of such provision before the execution of such supplemental indenture;

     . to create a new series of Senior Unsecured Notes under the Indenture and establish the form or terms of new series of Senior Unsecured Notes;

     . to reflect the appointment of, and provide for the acceptance of appointment by, a successor trustee with respect to the issued Senior Unsecured Notes and to add to or change any of the provisions of the Indenture as necessary to allow for the administration of the trust by more than one trustee;

     . to cure any ambiguity or correct or supplement any provision in the Indenture that may be inconsistent with any other provision in the Indenture or to add new provisions with respect to matters or questions arising under the Indenture as long as the new provisions are not inconsistent with the existing provisions of the Indenture and do not adversely affect in any material respect the interests of the holders of any series of Senior Unsecured Notes issued under the Indenture;

     . to modify, eliminate or add to the provisions of the Indenture to the extent required to qualify the Indenture under the Trust Indenture Act or under any similar federal statute subsequently enacted; or

     . to provide for the issuance of uncertificated Senior Unsecured Notes and to permit registration, transfer and exchange of Senior Unsecured Notes by book-entry. (Section 12.01 of the Indenture.)



     We may also enter into one of more supplemental indentures with the trustee to modify our rights and obligations and the rights of the holders as long as we have the consent of the holders of a majority in aggregate principal amount of the outstanding Senior Unsecured Notes of each series affected by the modification. Except with respect to the postponement of overdue interest payments discussed below, however,


     .    no modification of the principal or interest payment terms;


     . no modification reducing the percentage in aggregate principal amount of Senior Unsecured Notes of any series required for consent to a modification under the Indenture on behalf of all holders of that series; and



     . no modification changing our obligation to maintain an office for the transfer, exchange, redemption and payment of Senior Unsecured Notes and delivery of notices and demands to or on Southern States with respect to the Senior Unsecured Notes is effective against any holder without that holder's consent. (Section 12.02 of the Indenture.)


Defaults and Notice of Default; Waiver

     An "event of default" with respect to the Senior Unsecured Notes means any of the following:

     . our failure to pay the principal of the Senior Unsecured Notes when due;

     . our failure to pay any interest on the Senior Unsecured Notes within 60 days of becoming due;

     . the adjudication of Southern States as bankrupt by a court of competent jurisdiction, unless the judgment is vacated within 90 days;

     . the entry of an order approving a petition seeking reorganization of Southern States under federal or state bankruptcy laws, unless the order is vacated within 90 days;

     . the appointment of a trustee or receiver of all or substantially all of our property, unless the appointment is vacated within 90 days or we consent to the appointment;

     . our filing of a voluntary petition in bankruptcy, of a petition or answer seeking reorganization under federal or state bankruptcy laws, or of a petition to take advantage of any insolvency act;

     .    our making of an assignment for the benefit of creditors; or


     . our failure to perform any other covenant or agreement contained in the Indenture for a period of 90 days after the trustee or the holders of at least a majority in aggregate principal amount of the Senior Unsecured Notes of a particular series have made a written demand on us to perform. (Section 8.01 of the Indenture.)



     The occurrence of an event of default for a particular series of Senior Unsecured Notes does not necessarily constitute an event of default for any other series of Senior Unsecured Notes issued under the Indenture. (Sections
8.02 and 8.03 of the Indenture.)

     The Indenture provides that the trustee shall within 90 days after the occurrence of an event of default, not including periods of grace, give the holders of the affected series of Senior Unsecured Notes notice of the default, unless the default has been cured. The trustee may, however, withhold notice to the holders of Senior Unsecured Notes of any default (except a default in the payment of principal or interest) if the trustee considers the withholding of notice to be in the interests of the holders. (Section 8.02 of the Indenture.)

     The holders of a majority in aggregate principal amount of the outstanding Senior Unsecured Notes of any series under the Indenture with respect to which a default has occurred and is continuing may waive a default for that series, except a default in the payment of principal or interest on the Senior Unsecured Notes or a default with respect to a covenant or provision that cannot be amended or modified without the consent of the holder of each outstanding Senior Unsecured Note of the series affected. (Sections 8.03 and 8.05 of the Indenture.)

     If an event of default for any series of Senior Unsecured Notes occurs and continues, the trustee or the holders of at least 25% in aggregate principal amount of the Senior Unsecured Notes of that series may declare the entire principal of the Senior Unsecured Notes of that series and all interest accrued thereon due and payable immediately upon written notice to Southern States and the trustee if given by the holders. However, in the case of the occurrence of one of the specific events of default relating to the bankruptcy, insolvency or reorganization of Southern States, all Senior Unsecured Notes will become due and payable without further action or notice. (Section 8.03 of the Indenture.)

     Southern States is bound by various loan agreements that govern its outstanding indebtedness. Under those loan agreements, if, as a result of any event of default under the Indenture, Southern States' obligation to pay principal of or interest on the Senior Unsecured Notes of any series is accelerated, the indebtedness payable by Southern States under the loan agreements could be accelerated as well.

     The Indenture provides that the trustee may sue Southern States in the case of our failure to pay the principal of any Senior Unsecured Note when due and payable, or in the case of our failure to pay the interest on any Senior Unsecured Note within 60 days after such interest is due.

The Indenture further provides that the right of any holder to receive payment of the principal of and interest on any Senior Unsecured Note, or to institute a suit for the enforcement of any payment, may not be impaired without the consent of that holder, unless, with regard to overdue interest payments, holders of 75% in aggregate principal amount of the outstanding Senior Unsecured Notes of the affected series consent, on behalf of the holders of all the Senior Unsecured Notes of the affected series, to the postponement of the overdue interest payments for up to three years from the interest due date. The Indenture also provides that the holders of at least a majority in aggregate principal amount of the outstanding Senior Unsecured Notes of each series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or to consent, on behalf of the holders of all Senior Unsecured Notes of such series, to the waiver of any past default and its consequences, except for a default in the payment of principal or interest. (Sections 8.04, 8.05 and 8.06 of the Indenture.)



     The trustee will perform only those duties that are specifically set forth in the Indenture unless an event of default occurs and continues. The trustee is under no obligation to exercise any of its powers under the Indenture at the request of any holder of a Senior Unsecured Note unless that holder offers reasonable indemnity to the trustee against the costs, expenses and liabilities which it might incur as a result. (Sections 8.06 and 9.04 of the Indenture.)



     The holder of any Senior Unsecured Note will have an absolute and unconditional right to receive payment of the principal of and interest on any Senior Unsecured Note on its maturity date or redemption date and, except with respect to the postponement of overdue interest payments discussed above, to institute suit to enforce those payments. (Section 8.05 of the Indenture.)


     The Indenture provides that interest payments which are not paid when due, and interest on such defaulted interest payable at the same rate as the interest payable on the Notes which has not been paid when due, will cease to be payable to the holder of record on the record date for such defaulted interest payment. Southern States may elect to pay any defaulted interest, together with interest on the defaulted interest to the extent lawful, to holders of record on a special record date fixed by the trustee. Notice of any such special record date will be mailed to each then holder of record not less than 10 days prior to such special record date. Alternatively, Southern States may make payment of any defaulted interest in any other lawful manner if Southern States gives written notice of its proposed payment to the trustee, and the trustee deems the manner of that payment to be practicable. (Section 3.07 of the Indenture.)

Action by Holders


     Whenever the Indenture requires an action (such as making a demand or request or giving a consent) to be taken by holders of a specific percentage in aggregate principal amount of the Senior Unsecured Notes, holders can demonstrate that the requisite percentage joined in the action through:


     . a writing or writings executed by the holders in person or by duly appointed proxies;

     . the record of holders voting in favor of the action at a properly called meeting of holders; or

     . a combination of such writing or writings and the record of votes in favor at a properly called holders' meeting. (Section 10.01 of the Indenture.)


At any time before, but not after, the demonstration to the trustee or Southern States of such action, the holder of any Senior Unsecured Note shown to have joined in the action may revoke such action with respect to the Senior Unsecured Note by submitting written notice to the same party. (Section 10.05 of the Indenture.)


     Under the Indenture, the trustee may call a holders' meeting at any time to take any action authorized by the Indenture. These actions by the holders include:

     .    giving notice to Southern States;

     .    giving notice or directions to the trustee;

     .    consenting to the waiver of an event of default;

     .    removing the trustee or appointing a successor trustee; or

     .    consenting to the execution of a supplemental indenture. (Sections
          11.01 and 11.02 of the Indenture.)


If requested by Southern States or by holders of at least 10% in aggregate principal amount of the Senior Unsecured Notes of any series, the trustee must call a holders' meeting. The trustee will determine the time and location of the meeting. Under the Indenture, the trustee must mail written notice of the time, location and general purpose of the meeting to all holders of the series of Senior Unsecured Notes affected at least 20 days, but no more than 120 days, in advance of the meeting. (Sections 11.02 and 11.03 of the Indenture.)



     At any meeting of holders, the chairman and secretary of the meeting shall be elected by vote of the holders of a majority in principal amount of the Senior Unsecured Notes represented at the meeting and entitled to vote. Votes at a holders' meeting may be cast either by a holder of one or more Senior Unsecured Notes entitled to vote at the meeting or by such holder's duly appointed proxy. Votes shall be by written ballot, signed by the holder or representative. Each holder or proxy is entitled to one vote for each $1,000 or portion thereof in principal amount of Senior Unsecured Notes held or represented by him. Two inspectors of votes, appointed by the chairman, shall count all votes cast at a holders' meeting and shall file with the secretary of the meeting their reports of all votes cast at the meeting. The secretary shall prepare and deliver to Southern States and the trustee a record of the meeting, signed and verified by the chairman and secretary, with the trustee's record also to contain the reports of the inspectors of votes. The signed and verified record of the meeting shall be conclusive evidence of the matters stated in the record. (Sections 11.04, 11.05 and 11.06 of the Indenture.)

Authentication and Delivery


     The Senior Unsecured Notes may be authenticated and delivered, upon the written order of Southern States, by the trustee or an authenticating agent appointed by the trustee without any further corporate action. (Sections 3.01 and 3.03 of the Indenture.)

Satisfaction and Discharge

     Southern States may discharge its obligations under the Indenture (except those described below) with respect to any one or more series of Senior Unsecured Notes, in whole but not in part, to holders of the Senior Unsecured Notes whose notes have not already been delivered for cancellation and either have become due and payable or are by their terms due and payable within one year or may be called for redemption within one year. We may discharge our obligations by depositing with the trustee an amount certified to be sufficient to pay when due the principal of and interest on all outstanding Senior Unsecured Notes of the series. However, some of our obligations under the Indenture with respect to the series will survive, including our obligations with respect to the following:

     . remaining rights of holders to register the transfer, conversion, substitution or exchange of Senior Unsecured Notes of the applicable series;

     . rights of holders to receive payments of principal of, and any interest on, the Senior Unsecured Notes of the applicable series, and other rights, duties and obligations of the holders of Senior Unsecured Notes with respect to any amounts deposited with the trustee;

     . in the case of Senior Unsecured Notes evidenced by physical certificates, rights of holders regarding replacement of lost, stolen or mutilated Senior Unsecured Notes; and

     . the rights, obligations and immunities of the trustee under the Indenture. (Section 14.01 of Indenture.)

Any satisfaction and discharge of the Indenture by Southern States with respect to one series will have no effect on any other series of Senior Unsecured Notes for which Southern States has not satisfied and discharged its obligations under the Indenture.

Covenants


     Under the Indenture we agree to:

     . pay the principal of and interest on each Senior Unsecured Note when due;

     . maintain an office where the Senior Unsecured Notes may be presented for transfer, exchange, redemption and payment and delivery of notices and demands to or on Southern States with respect to the Senior Unsecured Notes or the Indenture may be served, and to notify the trustee of the location of such office;

     . appoint a successor trustee meeting the requirements described in the Indenture whenever necessary to avoid or fill a vacancy in the office of trustee under the Indenture;


     . deposit sufficient funds with any third-party paying agent, or if acting as our own paying agent with respect to the Senior Unsecured Notes, set aside and hold in trust for the benefit of the holders sufficient funds, on or before each due date of the principal of or interest on any Senior Unsecured Notes;



     . to notify the trustee in writing of the interest rates payable on the Senior Unsecured Notes when the rates are established; and


     . deliver an officers' certificate to the trustee under the Indenture at the end of each fiscal year confirming our compliance with our obligations under the Indenture. (Sections 6.01, 6.02, 6.03, 6.04,
          6.05 and 7.05 of the Indenture.)

Consolidation, Merger or Sale


     The Indenture provides that Southern States may consolidate or merge with or into, or sell all or substantially all of its properties and assets to, another corporation or other entity, provided that any successor assumes Southern States' obligations under the Indenture and the Senior Unsecured Notes issued under the Indenture. We must also deliver an opinion of counsel to the trustee affirming our compliance with all conditions in the Indenture relating to the transaction. When the conditions of the Indenture are satisfied, the successor will succeed to and be substituted for Southern States under the Indenture, and we will be relieved of our obligations under the Indenture and the Senior Unsecured Notes issued under them. (Sections 13.01, 13.02 and 13.03 of the Indenture.)


Statements as to Compliance

     The Indenture requires Southern States to file with the trustee annually an officers' certificate affirming the absence of defaults under the terms of the Indenture. (Section 7.05 of the Indenture.)

Information Concerning the Trustee

     First Union National Bank is the trustee under the Indenture. We and certain of our affiliates maintain deposit accounts and banking relationships with First Union National Bank. The Trust Indenture Act contains limitations on the rights of the trustee, should it become a creditor of Southern States, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The trustee is permitted to engage in other transactions with Southern States and its affiliates from time to time, provided that if the trustee acquires any conflicting interest, it must eliminate the conflict upon the occurrence of an event of default under the Indenture, or else resign. First Union National Bank also serves as trustee under another indenture pursuant to which securities of ours and of certain of our affiliates are outstanding.

                             PLAN OF DISTRIBUTION

     The offering of Senior Unsecured Notes made by this prospectus is not underwritten. Sales of the Senior Unsecured Notes offered hereby will be solicited through direct mailings and through personal contact by designated employees of Southern States as described below. No commission will be paid to any employee of Southern States in connection with the sale of the Senior Unsecured Notes. The individual employees of Southern States who participate in the sale of the Senior Unsecured Notes may be deemed to be underwriters of this offering within the meaning of that term as defined in Section 2(11) of the Securities Act. If any of these employees is determined by a court of competent jurisdiction to be an "underwriter," he or she may be deemed to be liable to purchasers of the Senior Unsecured Notes to the extent provided for under the Securities Act.


     The Senior Unsecured Notes will be offered for sale only in those states of the United States where it is legal to make such offers. Southern States has registered or qualified the sale of the Senior Unsecured Notes in all states where it is offering the Senior Unsecured Notes and registration or qualification is required. Southern States has also registered as a broker-dealer or issuer-dealer under the state laws of all states where it is offering the Senior Unsecured Notes and its registration as a broker-dealer or issuer-dealer is required. The employees of Southern States who are participating in the sale of the Senior Unsecured Notes have registered, or will register, as agents under the state laws of all states where their registration as agents is required. Southern States will not issue any Senior Unsecured Notes to persons residing in those states where Southern States and its designated employees have not complied with these state law requirements.


     The Senior Unsecured Notes offered hereby may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any Senior Unsecured Notes be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of such jurisdictions. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any Senior Unsecured Notes offered hereby in any jurisdiction in which such an offer or a solicitation is unlawful.


     The individual employees of Southern States who will be responsible for the offer and sale of the Senior Unsecured Notes are the Manager of Structured Finance and the Assistant Manager of Structured Finance, each of whom is an officer and employee of Southern States, and one or more employees in our Department of Structured Finance, who are not officers of Southern States. Each of these employees is relying on Rule 3a4-1 of the Exchange Act as a "safe harbor" from registration as a broker in connection with the offer and sale of the Senior Unsecured Notes. In order to rely on the "safe harbor" provisions of Rule 3a4-1, each of these employees must meet the following requirements:


     (1)  not be subject to any statutory disqualification;

     (2) not be compensated in connection with his or her participation in the offer and sale of the Senior Unsecured Notes by the payment of commissions or other remuneration based either directly or indirectly on sales of the Senior Unsecured Notes;


     (3)  not be an associated person of a broker or dealer; and


     (4)  satisfy any one of the following:

          . restrict his or her participation to only certain types of transactions involving offers and sales of the Senior Unsecured Notes;


          . perform substantial duties for the issuer, after the close of the offering, not connected with transactions in securities, and not have been associated with a broker or dealer for the preceding 12 months, and not participate in selling and offering securities for any issuer more than once every 12 months; or

          . restrict his or her participation to preparing or delivering written communications or responding to inquiries of potential purchasers, or performing ministerial or clerical work in connection with effecting any securities transactions.

     Neither the Manager of Structured Finance, the Assistant Manager of Structured Finance nor the other employees in our Department of Structured Finance are registered broker-dealers or associated persons of a broker-dealer as those terms are defined under the Exchange Act, and each otherwise complies with the "safe harbor" provisions of Rule 3a4-1.


     This prospectus contains the current interest rate information for each of the series of Senior Unsecured Notes offered by this prospectus. When the interest rates for new notes are reset as of the first business day of a month, we will supplement this prospectus to specify the interest rates in effect for Senior Unsecured Notes issued after the change. An interested person may obtain the current interest rates for newly issued Senior Unsecured Notes by calling the Department of Structured Finance at Southern States (toll free: 1-866-246-
6837) or visiting a Southern States retail location. In addition, each purchaser of a Senior Unsecured Note will receive from Southern States a complete prospectus, as supplemented, containing the interest rates in effect on the date of purchase, along with his confirmation of purchase. The confirmation will specify the specific series, denomination and maturity of the Senior Unsecured Note purchased. Each Senior Unsecured Note certificate will also state the date of original issuance and the applicable rate of interest for the Senior Unsecured Note represented thereby.


             ABSENCE OF PUBLIC MARKET, REDEMPTION AND MARKET RISK

     There is no present market for the Senior Unsecured Notes and there is no intent on the part of Southern States to create or encourage a trading mechanism for the securities. Southern States does not intend to apply for listing of the Senior Unsecured Notes on any securities exchange. Any secondary market for, and the market value of, the Senior Unsecured Notes will be affected by a number of factors independent of the creditworthiness of Southern States, including the level and direction of interest rates, the remaining period to maturity of the securities, the right of Southern States to redeem the securities, the aggregate principal amount of the Senior Unsecured Notes and the availability of comparable investments. In addition, the market value of the Senior Unsecured Notes may be affected by numerous other interrelated factors, including factors that affect the U.S. corporate debt market generally, and Southern States specifically. See the "Risk Factors" section of this prospectus beginning on page 6.

                                 LEGAL MATTERS

     Troutman Sanders Mays & Valentine LLP, Richmond Virginia, will issue an opinion for Southern States concerning the legality of the securities.

                                    EXPERTS

     The consolidated financial statements as of June 30, 2001 and 2000 and for each of the three years in the period ended June 30, 2001, included in this prospectus, have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             AVAILABLE INFORMATION

     Southern States has filed a registration statement on Form S-1 under the Securities Act of 1933, of which this prospectus is a part. This prospectus does not contain all of the information set forth in the registration statement, parts of which are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. Reference is made to the registration statement for further information with respect to Southern States and the Senior Unsecured Notes offered by this prospectus. While statements contained in this prospectus concerning the provisions of documents are necessarily summaries, Southern States believes that all material terms of those documents have been provided in the prospectus.

     Following the offering of the Senior Unsecured Notes, Southern States will file annual, quarterly and other periodic reports with the Commission as required by the Securities Exchange Act of 1934. Although Southern States will not be required to provide holders of the Senior Unsecured Notes with an annual report to shareholders containing audited financial statements, the annual reports on Form 10-K filed with the Commission will contain audited consolidated financial statements of Southern States. These reports and other materials filed with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission:
Northwestern Atrium, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of this material also may be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Southern States' filings will also be available to the public at the Commission's Internet site (http://www.sec.gov).
     -------------------

                DISCLOSURE REGARDING FORWARD LOOKING STATEMENTS

     This prospectus contains forward-looking statements, including statements regarding Southern States' expected financial position, business and financing plans. These forward-looking statements reflect Southern States views with respect to future events and financial performance. The words "believe," "expect," "plans" and "anticipate" and similar expressions identify forward-looking statements. Although Southern States believes that the expectations reflected in such forward-looking statements are reasonable, Southern States can give no assurance that such expectations will prove to be correct. Important factors that could cause actual results to differ materially from such expectations are disclosed in this prospectus, including the risks and uncertainties described under "Risk Factors." All subsequent written and oral forward-looking statements attributable to Southern States or persons acting on Southern States behalf are expressly qualified in their entirety by these cautionary statements. Southern States cautions you not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus.


                             _____________________

Trademarks and service marks are italicized where they appear in this prospectus. Roundup(R) is a registered trademark of the Monsanto Company.

                         INDEX TO FINANCIAL STATEMENTS


Audited Financial Statements
                                                                 Page
Southern States Cooperative, Inc. and Subsidiaries
Report of Independent Accountants..............................  F-2
Consolidated Balance Sheet at June 30, 2001 and 2000...........  F-3
Consolidated Statement of Operations for the Years Ended
     June 30, 2001, 2000, and 1999.............................  F-5
Consolidated Statement of Patrons' Equity for the Years Ended
     June 30, 2001, 2000, and 1999.............................  F-6
Consolidated Statement of Cash Flows for the Years Ended
    June 30, 2001, 2000, and 1999..............................  F-7
Notes to Consolidated Financial Statements.....................  F-8

                       Report of Independent Accountants



To the Board of Directors of
Southern States Cooperative, Incorporated:

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, patrons' equity and cash flows present fairly, in all material respects, the financial position of Southern States Cooperative, Incorporated and its subsidiaries at June 30, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 2001, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 15 to the consolidated financial statements, the Company adopted the provisions of Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended, in fiscal year 2001.

As discussed in Note 21 to the consolidated financial statements, the Company changed its method of accounting for its investment in an affiliated insurance exchange in fiscal year 2000.

As discussed in Note 24 to the consolidated financial statements, the Company entered into a new credit facility in September 2001 that has significantly different terms and conditions than the previous facility.



/s/ PricewaterhouseCoopers LLP


September 18, 2001
Richmond, Virginia

           SOUTHERN STATES COOPERATIVE, INCORPORATED AND SUBSIDIARIES

               CONSOLIDATED BALANCE SHEET, June 30, 2001 and 2000
                                  ____________


                                   ASSETS                         2001               2000
Current assets:
     Cash and cash equivalents                                $   2,483,534     $  10,402,453
     Receivables, net                                            88,781,187       117,708,044
     Inventories, net                                           190,532,457       210,729,344
     Prepaid expenses                                             8,862,307         8,436,701
     Assets held for sale                                        10,830,987                 -
     Deferred income taxes                                        5,874,144         6,431,810
     Deferred charges                                               848,640         2,327,370
                                                          ------------------   ---------------

                     Total current assets                       308,213,256       356,035,722
                                                          ------------------   ---------------

Investments and other assets:
     Investments:
        Statesman Financial Corporation                          29,194,662        23,699,734
        Michigan Livestock Credit Corporation                    12,613,629        12,751,318
        Other companies (principally cooperatives)               87,218,967        83,363,476
     Notes receivable                                             4,931,071         1,422,567
     Deferred income taxes                                        7,396,454                 -
     Other assets                                                 6,416,892        10,362,901
                                                          ------------------   ---------------

                     Total investments and other assets         147,771,675       131,599,996
                                                          ------------------   ---------------

Property, plant and equipment                                   387,469,813       394,545,596
     Less accumulated depreciation                              216,535,866       204,697,760
                                                          ------------------   ---------------

                      Property, plant and equipment, net        170,933,947       189,847,836







                                                          ------------------   ---------------

                                                              $ 626,918,878     $ 677,483,554
                                                          ==================   ===============


                  See accompanying notes to consolidated financial statements.

           SOUTHERN STATES COOPERATIVE, INCORPORATED AND SUBSIDIARIES

               CONSOLIDATED BALANCE SHEET, June 30, 2001 and 2000
                                  ____________


                   LIABILITIES AND STOCKHOLDERS' AND
                            PATRONS' EQUITY

                                                                                  2001                    2000
Current liabilities:
     Short-term notes payable                                                 $  20,578,078           $   1,000,000
     Current maturities of long-term debt                                        15,769,462               3,811,298
     Accounts payable                                                           128,610,859             115,589,789
     Accrued expenses:
         Environmental remediation                                                1,335,730                 930,715
         Payrolls, employee benefits, related taxes and other                    28,243,004              49,353,260
     Accrued income taxes                                                                 -               2,503,451
     Dividends payable                                                            1,001,117                 852,326
     Advances from managed member cooperatives                                   23,022,152              21,588,136
                                                                        --------------------   ---------------------

                      Total current liabilities                                 218,560,402             195,628,975
                                                                        --------------------   ---------------------

Long-term debt                                                                  145,449,928             187,575,364
                                                                        --------------------   ---------------------

Other noncurrent liabilities:
     Employee benefits                                                            5,360,869               7,492,892
     Deferred income taxes                                                                -               3,536,573
     Environmental remediation                                                    2,570,938               2,629,448
     Miscellaneous                                                                4,567,294               5,290,919
                                                                        --------------------   ---------------------

                      Total other noncurrent liabilities                         12,499,101              18,949,832
                                                                        --------------------   ---------------------

Capital trust securities, Series A                                               59,468,632              59,322,440

Redeemable preferred stock of subsidiary                                          2,104,900               2,104,900

Stockholders' and patrons' equity:
     Capital stock:
          Preferred                                                              41,353,400              41,442,900
          Common, par value $1 per share (11,665,715 and
          11,827,743 shares issued at June 30, 2001 and 2000,
          respectively)                                                          11,665,715              11,827,743
                                                                        --------------------   ---------------------

                     Total stockholders' equity                                  53,019,115              53,270,643

     Patrons' equity                                                            140,243,533             160,631,400

     Accumulated other comprehensive loss                                        (4,426,733)                      -
                                                                        --------------------   ---------------------

                     Total stockholders' and patrons' equity                    188,835,915             213,902,043
                                                                        --------------------   ---------------------

                                                                              $ 626,918,878           $ 677,483,554
                                                                        ====================   =====================


                  See accompanying notes to consolidated financial statements.

           SOUTHERN STATES COOPERATIVE, INCORPORATED AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF OPERATIONS

                for the years ended June 30, 2001, 2000 and 1999
                                  ____________


                                                                           2001                 2000                 1999
Sales and other operating revenue:
    Net purchases by patrons                                           $ 1,634,652,558      $ 1,470,414,359      $ 1,286,224,242
    Net marketing for patrons                                               91,930,390           73,365,133           76,540,489
    Other operating revenue                                                 12,386,812            3,300,765            3,594,761
                                                                    -------------------  -------------------  -------------------

                                                                         1,738,969,760        1,547,080,257        1,366,359,492

Cost of products purchased and marketed and other
      operating costs                                                    1,448,341,778        1,256,308,678        1,114,782,525
                                                                    -------------------  -------------------  -------------------

        Gross margin                                                       290,627,982          290,771,579          251,576,967

Selling, general and administrative expenses                               280,449,963          273,142,962          247,634,813
Restructuring and special charges                                            3,408,573                    -                    -
Asset impairment charges                                                    13,844,848                    -                    -
                                                                    -------------------  -------------------  -------------------

        Savings (loss) on operations                                        (7,075,402)          17,628,617            3,942,154
                                                                    -------------------  -------------------  -------------------

Other deductions (income):
    Interest expense                                                        34,043,548           27,862,517           28,413,129
    Interest income and service charges                                    (14,397,532)         (11,747,786)         (11,209,244)
    Miscellaneous income, net                                               (1,608,431)          (7,817,887)         (11,812,081)
                                                                    -------------------  -------------------  -------------------

                                                                            18,037,585            8,296,844            5,391,804
                                                                    -------------------  -------------------  -------------------

        Savings (loss) before distribution on Capital Securities, Series A, income tax (benefit) expense, undistributed savings (loss) in Statesman
        Financial Corporation and cumulative effect of change in
        accounting method                                                  (25,112,987)           9,331,773           (1,449,650)

Distributions on Capital Securities, Series A                               (5,100,000)          (3,600,000)                   -
                                                                    -------------------  -------------------  -------------------

        Savings (loss) before income tax (benefit) expense, undistributed savings (loss) in Statesman Financial Corporation and cumulative effect
        of change in accounting method                                     (30,212,987)           5,731,773           (1,449,650)

Income tax (benefit) expense                                               (11,638,349)           2,422,632             (596,570)
                                                                    -------------------  -------------------  -------------------

        Savings (loss) before undistributed savings (loss) in
        Statesman Financial Corporation and cumulative
        effect of change in accounting method                              (18,574,638)           3,309,141             (853,080)

Undistributed savings (loss) of Statesman Financial
      Corporation, net of income taxes                                          13,586               73,562           (1,221,685)

Cumulative effect of change in accounting method,
      net of income taxes                                                    3,756,366            1,581,327                    -
                                                                    -------------------  -------------------  -------------------

                            Net savings (loss)                         $   (14,804,686)     $     4,964,030      $    (2,074,765)
                                                                    ===================  ===================  ===================


             See accompanying notes to consolidated financial statements.

           SOUTHERN STATES COOPERATIVE, INCORPORATED AND SUBSIDIARIES

                   CONSOLIDATED STATEMENT OF PATRONS' EQUITY

                for the years ended June 30, 2001, 2000 and 1999
                                  ____________

                                                                         2001                2000               1999
                         PATRONS' EQUITY
Patronage refund allocations:
    Balance, beginning of year                                         $ 65,833,828        $ 67,844,199       $ 68,151,124
    Adjustments to prior year's allocation                                     (501)            138,934             74,627
    Redemptions                                                          (1,441,462)         (2,149,305)          (381,552)
                                                                   -----------------   -----------------  -----------------

           Balance, end of year                                          64,391,865          65,833,828         67,844,199
                                                                   -----------------   -----------------  -----------------

Operating capital:
    Balance, beginning of year                                           94,797,572          94,275,220         97,441,238

    Net savings (loss)                                                  (14,804,686)          4,964,030         (2,074,765)

    Adjustments to prior year's estimated patronage
        refunds, net of income taxes                                              -             (10,101)           (71,790)
    Dividends on capital stock declared:
      Preferred                                                          (3,470,214)         (2,525,872)          (278,419)
      Common, $.06 per share                                               (717,018)           (724,684)          (729,551)
    Stock issuance costs                                                          -            (957,733)                 -
    Other, net                                                               46,014            (223,288)           (11,493)
                                                                   -----------------   -----------------  -----------------

           Balance, end of period                                        75,851,668          94,797,572         94,275,220
                                                                   -----------------   -----------------  -----------------

             Total patrons' equity                                     $140,243,533        $160,631,400       $162,119,419
                                                                   -----------------   -----------------  -----------------


                       COMPREHENSIVE INCOME

Net savings (loss)                                                    $ (14,804,686)       $  4,964,030       $ (2,074,765)

Other comprehensive income (loss), net of tax: Cash flow hedges:
      Net derivative loss relating to interest rate swaps                (4,203,029)                  -                  -
      Net derivative loss relating to petroleum options                    (223,704)                  -                  -
                                                                   -----------------   -----------------  -----------------

           Other comprehensive income (loss), net of tax                 (4,426,733)                  -                  -
                                                                   -----------------   -----------------  -----------------

             Comprehensive income                                     $ (19,231,419)       $  4,964,030       $ (2,074,765)
                                                                   =================   =================  =================


                   See accompanying notes to consolidated financial statements

           SOUTHERN STATES COOPERATIVE, INCORPORATED AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                for the years ended June 30, 2001, 2000 and 1999
                                  ____________

                                                                                  2001                2000               1999
Operating activities:
     Net savings (loss)                                                       $ (14,804,686)      $  4,964,030        $ (2,074,765)
     Adjustments to reconcile net savings (loss) to cash
               provided (used) by operating activities:
        Depreciation                                                             25,617,271         25,125,862          22,129,980
        Amortization                                                                416,291            328,653             264,036
        Adoption of SFAS 133 including the cumulative effect, net                (2,750,170)                 -                   -
        Deferred income taxes                                                    (7,503,278)           822,884          (3,475,756)
        Asset impairment charges                                                 13,844,848                  -                   -
        Gain on sale of property and equipment                                   (2,049,189)        (3,866,172)         (1,822,468)
        Undistributed (earnings) loss of insurance exchange and
             joint ventures                                                      (2,551,486)        (3,875,015)           (218,814)
        Undistributed (earnings) loss of Statesman Finance
             Company, net of tax                                                    (13,586)           (73,562)          1,221,685
        Noncash patronage refunds received                                         (795,183)          (555,022)         (4,746,591)
        Redemption of noncash patronage refunds received                          2,442,805            279,511           2,763,912
        Cash provided (used) by current assets and liabilities                   53,171,533        (30,192,943)        129,876,089
                                                                          ------------------  -----------------  ------------------

                      Cash provided (used) by operating activities               65,025,170         (7,041,774)        143,917,308
                                                                          ------------------  -----------------  ------------------

Investing activities:
     Additions to property, plant and equipment                                 (32,897,600)       (31,632,513)        (46,602,932)
     Proceeds from disposal of property, plant and equipment                      5,196,800         12,159,256           7,017,655
     Additional investments in other companies                                   (7,920,966)          (794,529)        (10,224,875)
     Net cash paid for acquisition                                               (8,482,211)                 -        (218,279,732)
     Proceeds from purchase price adjustment                                              -         19,927,176                   -
                                                                          ------------------  -----------------  ------------------

                      Cash used in investing activities                         (44,103,977)          (340,610)       (268,089,884)
                                                                          ------------------  -----------------  ------------------

Financing activities:
     Net increase (decrease) in short-term notes payable                         19,578,078         (4,600,000)         (1,500,000)
     Proceeds from bridge loan facility                                                   -                  -         218,313,467
     Repayment of bridge loan facility                                                    -       (100,000,000)       (118,313,467)
     Proceeds from long-term debt                                               543,819,999        958,977,335         584,234,093
     Repayment of long-term debt                                               (586,552,271)      (947,989,908)       (551,502,998)
     Net redemptions of equities required by lender                                                                        126,480
     Net proceeds from sale of Capital Securities, Series A                               -         59,005,470                   -
     Net proceeds from sale of preferred stock                                            -         39,042,267                   -
     Proceeds from sale of capital stock                                             33,669             34,159              90,584
     Dividends on capital stock paid                                             (3,996,659)        (2,778,336)           (969,314)
     Patronage refunds paid in cash                                                       -                  -          (2,378,378)
     Redemption of stockholders' and patrons' equity                             (1,722,928)        (2,648,558)           (537,929)
                                                                          ------------------  -----------------  ------------------

                        Cash (used) provided by financing activities            (28,840,112)          (957,571)        127,562,538
                                                                          ------------------  -----------------  ------------------

                        (Decrease) increase in cash and cash equivalents         (7,918,919)        (8,339,955)          3,389,962

Balance at beginning of period                                                   10,402,453         18,742,408          15,352,446
                                                                          ------------------  -----------------  ------------------

                          Balance at end of period                            $   2,483,534       $ 10,402,453        $ 18,742,408
                                                                          ==================  =================  ==================


        See accompanying notes to consolidated financial statements.

           SOUTHERN STATES COOPERATIVE, INCORPORATED AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  ____________


1. Summary of Significant Accounting Policies:
   ------------------------------------------

a. Basis of Presentation - The consolidated financial statements include the accounts of Southern States Cooperative, Incorporated ("Southern States") and its wholly owned subsidiaries (collectively the "Company"). Upon consolidation, all significant intercompany accounts and transactions have been eliminated. Southern States' investment in Statesman Financial Corporation ("SFC" or the "Corporation") is accounted for by the equity method (see Note 5). Michigan Livestock Credit Corporation ("MLCC") is a wholly owned subsidiary of SFC.

     On July 31, 2000, Southern States consummated an agreement with Agway, Inc. ("Agway") of DeWitt, NY under which Southern States acquired the right to provide product distribution and marketing services to Agway's network of approximately 500 independent dealers in the northeastern United States (see Note 22). Through this transaction, Southern States has extended the geographic scope of its farm and home business segment into the northeastern United States.

     On October 13, 1998, the Company purchased the agricultural farm supply inputs business of Gold Kist, Inc. (the "Gold Kist Inputs Business"), a Georgia marketing cooperative. The Gold Kist Inputs Business' results of operations have been included in the Company's consolidated results of operations since the date of acquisition (See Note 18).

b. Lines of Business - The Company's primary lines of business are the procurement, processing and distribution of agricultural production supplies and the marketing of grain and livestock, for its members. The Company distributes its products through a network of retail, wholesale and processing facilities primarily located in Alabama, Connecticut, Delaware, Florida, Georgia, Indiana, Kentucky, Louisiana, Maine, Maryland, Massachusetts, Mississippi, New Hampshire, New Jersey, New York, North Carolina, Ohio, Pennsylvania, Rhode Island, South Carolina, Tennessee, Vermont, Virginia and West Virginia.

c. Inventories and Cost of Products Purchased and Marketed - Inventories, except grain, are stated at the lower of cost or market. Cost is determined on various bases, including average; first-in, first-out; and specific-identification. Grain inventories are stated at market with price changes being recorded in the Statement of Operations. Patronage refunds from supplier cooperatives in the form of qualified written notices of allocation are recorded as received and are accounted for as reductions of cost of products purchased and marketed. Nonqualified written notices of allocation are not recorded until the cash is received.

     Rebates from product suppliers are accrued as a reduction to cost of products purchased when earned, determined as follows: when the amount of the rebate becomes contractually fixed and determinable; or, when the rebate is received after a period end but prior to the issuance of the financial statements and the rebate has a contract period ending on or before the balance sheet date; or, upon appropriate notification from the supplier that a determinable rebate has been earned by and will be paid to the Company.

d. Property, Plant and Equipment - Property, plant and equipment is recorded at cost. The costs of property additions, major renewals and betterments are capitalized while the costs of ordinary maintenance and repairs are charged to operations as incurred. The costs of property additions include interest capitalized during major plant construction.

     The Company capitalizes certain costs incurred during the application development stage of an internal use software development project, including: (i) external direct costs of materials and services consumed in developing or obtaining internal-use computer software, and (ii) payroll and payroll-related costs for employees who are directly associated with and who devote time to the internal-use computer software project. Capitalized costs are amortized over three to ten year periods depending on the expected term of the benefit to be received. Net unamortized balances were $16,222,285 and $14,448,924 at June 30, 2001 and 2000, respectively.

           SOUTHERN STATES COOPERATIVE, INCORPORATED AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  ____________


1.    Summary of Significant Accounting Policies, continued:
      -------------------------------------------

     Depreciation is determined principally by the straight-line method based on estimated useful lives (buildings and improvement - 20 to 40 years, machinery and equipment - 4 to 20 years, furniture and fixtures - 5 to 10 years). Gains and losses on disposition or retirement of assets are reflected in income as incurred.

e. Impairment of Long-Lived Assets - The Company reviews long-lived tangible and intangible assets in accordance with SFAS No. 121, "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed Of." For assets to be held and used in operations, this standard requires that, whenever events indicate that an asset may be impaired, undiscounted cash flows are analyzed at the lowest level for which there are identifiable and independent cash flows. If the sum of these undiscounted cash flows is less than the carrying amount of the asset, an impairment loss is recognized. Measurement of the loss is based on the estimated fair value of the asset.

f. Investments - Investments in other cooperatives are stated at cost (cash invested) plus qualified written notices of allocation, less redemptions. The equity method of accounting is used for investments in other companies in which Southern States' voting interest is 20 to 50 percent. The Company will reduce or write-off the carrying value of an investment when events indicate that the investment is impaired and the Company will not be able to recover the full carrying value of the investment.

g. Environmental Compliance and Remediation - Environmental compliance costs include the cost of purchasing and/or constructing assets to prevent, limit and/or control pollution or to monitor the environmental status at various locations. These costs are capitalized and depreciated based on estimated useful lives.

     Environmental remediation costs of facilities used in current operations are generally immaterial and are expensed as incurred. Remediation and post-remediation costs at facilities that relate to an existing condition caused by past operations are accrued as liabilities on an undiscounted basis when it is probable that such costs will be incurred and when such costs are reasonably estimated.

h. Income Taxes - For income tax purposes, Southern States is a nonexempt agricultural cooperative. Accordingly, Southern States does not pay income taxes on that portion of savings distributed in qualified written notices of allocation arising from sales to members, patrons eligible for membership and certain other patrons; such savings are included in the taxable income of these members and patrons. Deferred income tax liabilities and assets are determined based on differences between financial statement carrying amounts and tax bases of assets and liabilities using enacted tax rates in effect for the years in which the differences are expected to reverse. A valuation allowance is established for deferred tax assets when it is more likely than not that they will not be realized.

i. Employee Retirement Plan - The employees of Southern States and certain subsidiaries are covered under a multi-employer defined benefit retirement plan. Southern States' policy is to fund and expense an amount equal to Southern States' share of the actuarially determined funding requirement of the plan.

j. Common Stock and Patronage Refunds Payable - Southern States is an agricultural cooperative operating for the benefit of its stockholders/members and other patrons. Pursuant to its bylaws, Southern States is obligated to return all patronage-sourced savings for each year, after payment of dividends on capital stock and reasonable additions to capital reserves, to such members, patrons eligible for membership and certain other patrons in proportion to the volume of business transacted with them during the year. See Note 10 with respect to requirements for membership and common stock ownership.

k. Cash and Cash Equivalents - The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

           SOUTHERN STATES COOPERATIVE, INCORPORATED AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  ____________



1.   Summary of Significant Accounting Policies, continued:
     -------------------------------------------

l. Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

m. Transfers of Financial Assets - The Company accounts for transfers of financial assets pursuant to Statement of Financial Accounting Standards ("SFAS") No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("SFAS 140"). SFAS 140 applies a control oriented financial components approach to financial asset transfer transactions.

     Transactions between SFC and Southern States met SFAS 140's conditions for sale accounting, consistent with prior years; accordingly, the finance receivables sold to SFC were recorded as sales of financial assets and all related discounts were expensed as incurred.

     In November 2000, the Company entered an agreement to sell an undivided interest in customer trade receivables on an ongoing basis to a third party, Blue Ridge Asset Funding Corporation. As discussed further in Note 23, this transaction met sales criteria under SFAS 140 and is accounted for as such.

n. New Accounting Standards - In June of 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133") as amended by SFAS No. 137 and 138 which is effective for fiscal quarters beginning after June 15, 2000. SFAS 133 establishes accounting and reporting standards for derivative instruments including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as assets or liabilities in the statement of financial position and measure those instruments at fair value. The Company adopted SFAS 133 on July 1, 2000 (see Note 15).

     In September of 2000, the FASB issued SFAS 140, which replaced SFAS No.
     125. SFAS 140 revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures not required by SFAS No. 125. The Company adopted SFAS 140 on April 1, 2001 (see Note 23).

     In July 2001, the FASB issued SFAS No. 141, "Business Combinations" ("SFAS 141"). SFAS 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001 and establishes specific criteria for the recognition of intangible assets separately from goodwill, and it requires unallocated negative goodwill to be written off immediately as an extraordinary gain. SFAS 141 is not expected to have a material impact on the Company's financial statements.

     The FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"). SFAS 142 eliminates the amortization of goodwill and instead requires a periodic review of any goodwill balance for possible impairment. SFAS 142 also requires that goodwill be allocated at the reporting unit level and is effective for years beginning after December 15, 2001. SFAS 142 is not expected to have a material impact on the Company's financial statements.

     Additionally, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations" ("SFAS 143"). SFAS 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs and is effective for all years beginning after December 15, 2002. This Statement amends SFAS No. 19, "Financial Accounting and Reporting by Oil and Gas Producing Companies". SFAS 143 is not expected to have a material impact on the Company's financial statements.

           SOUTHERN STATES COOPERATIVE, INCORPORATED AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  ____________


1.   Summary of Significant Accounting Policies, continued:
     -------------------------------------------

     Finally, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"). SFAS 144 supercedes SFAS 121, and requires that one accounting model be used for long-lived assets to be disposed of by sale, whether previously held and used or newly acquired, and broadens the presentation of discontinued operations to include more disposal transactions. This Statement is effective for years beginning after December 15, 2001 and is not expected to have a material impact on the Company's financial statements.

     During 2000, the Emerging Issues Task Force ("EITF") issued EITF No. 00-10 "Accounting for Shipping and Handling Fees and Costs," which addresses the statement of earnings classification of shipping and handling costs billed to customers and was effective for the year ended June 30, 2001. EITF 00-10 did not have an impact on the consolidated financial statements of the Company for any of the years presented.

o. Revenue Recognition - Revenue from the sale of goods is recognized when title and risk of loss have transferred to the buyer, which is when the product is delivered. Service revenue is recognized upon completion of the rendered service. In December of 1999, the Securities and Exchange Commission ("SEC") issued SEC Staff Accounting Bulletin No. 101, " Revenue Recognition in Financial Statements" ("SAB 101"). SAB 101, as amended, does not supercede any existing accounting rules but rather it summarizes certain of the SEC's views in applying generally accepted accounting principles to revenue recognition in the financial statements. The Company adopted the guidance provided within SAB 101, which did not have a material effect on the Company's financial position or results of operation.

p. Derivatives - As part of its asset/liability management program, the Company utilizes financial derivatives to reduce the Company's sensitivity to interest rate fluctuations and petroleum product price fluctuations. As discussed in Note 15, in the second quarter of fiscal 2001, the Company adopted hedge accounting for its interest rate swaps and petroleum derivatives. Grain futures contracts, for which the Company did not adopt hedge accounting, are marked to market through the consolidated statement of operations. Although not accounted for as hedges per SFAS 133, these derivatives economically offset price movements in the Company's grain inventory and or contracts whose price changes are also recorded in the consolidated statement of operations.

q.   Reclassifications  - Certain  reclassifications  have been made to the 2000
     and  1999  consolidated   financial  statements  to  conform  to  the  2001
     presentation.


2.   Managed Member Cooperatives:
     ---------------------------

     Under management agreements, Southern States performs various financial, management and accounting services for other agricultural cooperatives ("managed member cooperatives"). There were 68 such cooperatives at June 30, 2001, and 70 at June 30, 2000 and 1999. These managed member cooperatives are owned entirely by their stockholders and patrons and thus are associated with Southern States solely by management agreements (the
     "Agreements"). For services performed, Southern States was reimbursed $4,229,703 in 2001, $4,170,642 in 2000 and $4,162,656 in 1999.

     Under the Agreements, cash is advanced by Southern States to the managed member cooperatives (primarily as revolving advances for sales of products to the managed member cooperatives) and excess cash of the managed member cooperatives is advanced to Southern States. The interest rate charged or credited on monthly balances of these advances approximates the CoBank, ACB national variable rate. Net interest expense incurred by Southern States on net advances totaled $487,022 in 2001, $276,909 in 2000, and $199,837 in
     1999.

     Net purchases by patrons include  purchases by managed member  cooperatives
     of   approximately   $229,910,628   in  2001,   $214,181,375  in  2000  and
     $195,312,918 in 1999. F-11

           SOUTHERN STATES COOPERATIVE, INCORPORATED AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  ____________


 3.  Receivables:
     -----------

     The Company grants credit to farmers and other retail and wholesale purchasers of agricultural production supplies. Receivables at year-end were as follows:


                                                           2001                2000
    Current:
      Trade:
        Accounts                                          $258,389,252      $ 262,421,561
        Notes                                               13,183,011          8,731,252
      Advances to managed member cooperatives (Note 2)      18,271,989         19,760,953
      Less receivables sold to SFC (Note 5)               (197,000,000)      (171,014,184)
                                                          -------------  -----------------

                                                            92,844,252        119,899,582
      Less allowance for doubtful accounts                  (4,063,065)        (2,191,538)
                                                          -------------  -----------------

        Total current receivables                         $ 88,781,187      $ 117,708,044
                                                          =============  =================

    Noncurrent:
        Notes receivable                                  $  4,931,071      $   1,422,567
                                                          =============  =================




     Interest is earned and recognized on accounts receivable based on average outstanding balances beginning either from account inception or after interest free periods, the duration of which are dependent upon the type and anticipated term of the account receivable.


4.  Inventories:
    -----------

    Inventories at year-end consisted of the following:

                                                              2001                2000
    Finished goods:
      Purchased for resale                                $ 165,011,932     $ 183,178,896
      Manufactured                                            5,282,167         5,642,107
                                                         --------------    --------------

                                                            170,294,099       188,821,003
    Materials and supplies                                   20,238,358        21,908,341
                                                         --------------    --------------

      Totals                                              $ 190,532,457     $ 210,729,344
                                                         ==============    ==============

           SOUTHERN STATES COOPERATIVE, INCORPORATED AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  ____________


5.   Investments in Finance Companies:
     --------------------------------

     SFC and Southern States are parties to an agreement dated September 16, 1991, and amended effective January 12, 1999, under which SFC purchases from Southern States certain receivables without recourse. Under the terms of the agreement, Southern States pays certain fees on receivables sold to SFC. In addition, certain receivables are discounted to provide SFC with revenues sufficient to cover interest charges incurred and historical charge-offs. Receivables sold to SFC totaled approximately $1,259,700,000, $1,332,100,000, and $1,194,700,000 for 2001, 2000 and 1999, respectively.
     The related fees and discounts for 2001, 2000 and 1999 were approximately $19,500,000, $15,400,000 and $10,600,000, respectively. SFC paid volume incentive fees to Southern States, which are recorded as miscellaneous income in the consolidated statement of operations, for purchases of receivables of $2,840,000, $2,381,429 and $1,875,000 for 2001, 2000 and
     1999, respectively. In addition, pursuant to the aforementioned contractual arrangement between Southern States and SFC, Southern States services certain accounts receivable sold to SFC.

     Under the terms of the agreement, Southern States is obligated to maintain a computed minimum investment in SFC's Class A noncumulative preferred stock ("Class A Preferred Stock"), based on the average daily balances of receivables sold to SFC. The amount of Class A Preferred Stock held by Southern States was $28,818,000 and $23,418,000 at June 30, 2001 and 2000,
     respectively.

     As of April 1, 1998, MLCC became a wholly owned subsidiary of SFC. MLCC and Southern States are parties to an agreement dated April 1, 1998, under which MLCC provides agricultural production loans, building loans, equipment loans, renovation loans, revolving credit loans, and other loans to and financing for customers of Southern States. Under the agreement, Southern States agrees to provide MLCC with equity capital in exchange for shares of MLCC preferred stock. The amount of MLCC preferred stock held by Southern States was $14,156,000 at June 30, 2001 and 2000.

           SOUTHERN STATES COOPERATIVE, INCORPORATED AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  ____________


5.  Investments in Finance Companies, continued:
    --------------------------------

    A consolidated condensed balance sheet and statement of operations for SFC as of June 30, 2001 and 2000, and for the years then ended, are as follows:


                                  Balance Sheet

    Assets                                                                          2001               2000
    Cash                                                                          $  3,419,979       $ 12,029,187
    Finance receivables, net of allowance for credit losses of
        $4,445,625 for 2001 and $4,063,768 for 2000                                215,096,258        185,875,975
    Crop time financing receivables, net of allowance for credit
        losses of $516,000 for 2001 and $249,996 for 2000                            7,944,501         15,687,130
    Notes receivable - direct loans, net of allowance for credit
        losses of $2,146,006 for 2001 and $3,165,783 for 2000                        7,235,937         36,014,409
    Notes receivable - livestock feeding program, net of allowance
        for credit losses of $23,057 for 2001 and $1,424,856 for 2000                  353,646          9,478,878
    Dairy leases and beef improvement program, net of allowance
        for credit losses of $0 for 2001 and $191,654 for 2000                               -            187,152
    Due from Southern States                                                           231,999             98,714
    Due from MLE Marketing (a division of Southern States)                                   -            621,491
    Deferred income taxes                                                            5,673,404          5,239,906
    Other                                                                            1,114,609          1,780,785
    Investments in other cooperatives                                               14,653,845         12,218,703
    Property, plant and equipment, including equipment leased to
        others, net                                                                  6,142,814          5,723,794
                                                                               ----------------   ----------------

    Total assets                                                                  $261,866,992       $284,956,124
                                                                               ================   ================

    Liabilities and Stockholders' Equity

    Notes payable:
      Short-term lines of credit                                                   195,095,712        213,163,000
      Term loans                                                                    25,000,000         28,000,000
      Accounts payable, deferred credit, and accrued expenses                          397,123          1,818,124
      Due to Southern States                                                           386,897          6,355,816
      Common stock                                                                      85,900             85,900
      Paid in capital                                                                  148,774            148,774
      Preferred stock                                                               43,974,000         38,574,000
      Retained deficit                                                              (3,221,414)        (3,189,490)
                                                                               ----------------   ----------------

                                                                                  $261,866,992       $284,956,124
                                                                               ================   ================


                    Statement of Operations                          2001             2000             1999
    Net interest income (expense) and fee income                    $4,473,918       $5,282,490      $   (397,166)
    General and administrative expenses                              4,876,351        4,970,067         5,452,660
                                                                 --------------   --------------  ----------------
    (Loss) income before provision for income taxes                   (402,433)         312,423        (5,849,826)
    (Benefit) provision for income taxes                              (425,509)         100,869        (2,238,622)
                                                                 --------------   --------------  ----------------

    Net income (loss)                                               $   23,076       $  211,554      $ (3,611,204)
                                                                 ==============   ==============   ===============

    Southern States' equity interest, net of income taxes           $   13,586       $   73,562      $ (1,221,685)
                                                                 ==============   ==============   ===============

          SOUTHERN STATES COOPERATIVE, INCORPORATED AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                             ---------------------


5.   Investments in Finance Companies, continued:
     --------------------------------

     The credit agreements of SFC and MLCC were consolidated into Southern States' new credit facility on September 18, 2001 (see Note 24).

     On August 1, 1996, SFC entered into a Financing Services and Contributed Capital Agreement (the "Agreement") with Land O'Lakes whereby SFC extends revolving credit to customers of Land O'Lakes through the issuance of credit cards. Under the terms of the Agreement, Land O'Lakes is obligated to maintain a computed minimum investment in SFC's Class A, $1,000 par value, noncumulative preferred stock. At June 30, 2001 and 2000 pursuant to the Agreement, Land O'Lakes had no investment in the Corporation's Class A preferred stock. If the actual investment exceeds the computed minimum, the Corporation will, upon written request from Land O'Lakes, redeem the excess number of shares. Upon written notice, the Agreement may be terminated by either party.

     In connection with this transaction, SFC and Land O'Lakes entered into a Common Stock Subscription and Redemption Agreement (the "Common Stock Agreement"). As part of the Commons Stock Agreement, Land O'Lakes purchased 73 shares of the Corporation's common stock (approximately 8.5% of the Corporation's authorized common stock) for $49,786. Additionally, for as long as Land O'Lakes maintains at least 8.0% ownership in SFC's common stock, Land O'Lakes is entitled to maintain one representative on the Board of Directors of SFC. The termination of the Common Stock Agreement is contingent upon the termination of participation under the Financing Services and Contributed Capital Agreement. If Land O'Lakes terminates the Common Stock Agreement, the Corporation is then obligated to repurchase all shares of common stock owned by Land O'Lakes at the par value.

     On December 3, 1998, the Corporation entered into a Financing Services and Contributed Capital Agreement (the "MFA Agreement") with MFA Oil Company ("MFA Oil") and on December 16, 1998 with MFA Incorporated ("MFA") whereby the Corporation is allowed to extend revolving credit to customers of MFA Oil and MFA through the issuance of credit cards. Under the terms the MFA Agreement, MFA and MFA Oil are obligated to maintain a computed minimum investment in the Corporation's Class A, $1,000 par value, noncumulative preferred stock. At June 30, 2001 and 2000 pursuant to the MFA agreement, MFA and MFA Oil had no investment in SFC's Class A preferred stock. If the actual investment exceeds the computed minimum, the Corporation will, upon written request from MFA and MFA Oil, redeem the excess number of shares. Upon written notice, the MFA Agreement may be terminated by either party.

     In connection with this transaction, the Corporation and MFA and MFA Oil also entered into a Common Stock Subscription and Redemption Agreement (the "Common Stock Agreement"). As part of the Common Stock Agreement, MFA and MFA Oil each purchased 73 shares of the Corporation's common stock (approximately 8.5% of the Corporation's authorized common stock) for $60,444 each. Additionally, for as long as MFA and MFA Oil each maintain at least 8% ownership in the Corporation's common stock, MFA and MFA Oil are entitled to maintain one representative each on the Board of Directors of SFC. The termination of the Common Stock Agreement is contingent upon the termination of participation under the Financing Services and Contributed Capital Agreement. If MFA or MFA Oil terminates the Common Stock Agreement, the Corporation is then obligated to repurchase all shares of common stock owned by MFA or MFA Oil at the par value.

     As a result of the Common Stock Agreement, the 859 shares of outstanding common stock are owned 38.42% by Southern States, 36.08% by 62 independently owned agriculture cooperatives, 8.5% by Land O'Lakes, 8.5% by MFA and 8.5% by MFA Oil.

          SOUTHERN STATES COOPERATIVE, INCORPORATED AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                              -------------------

6.   Investments in Other Companies:
     ------------------------------

     Investments in other companies consisted of the following at year-end:

                                               2001               2000
CF Industries, Inc.                          $ 43,473,877       $ 43,473,877
CoBank, ACB                                    10,522,155         10,020,724
Southern States Insurance Exchange             16,579,321         16,400,134
Universal Cooperatives, Inc.                    3,541,386          3,387,332
Other cooperatives and companies                5,718,531          2,726,062
Joint ventures                                  7,383,697          7,355,347
                                          ----------------   ----------------

    Totals                                   $ 87,218,967       $ 83,363,476
                                          ================   ================


     At June 30, 2001 and 2000, the Company's aggregate equity in the net assets of these investees exceeded the carrying value of such investments by approximately $14,425,000 and $22,900,000, respectively. Purchases by Southern States from CF Industries, Inc. and Universal Cooperatives, Inc. were approximately $103 million, $107 million and $121 million in 2001, 2000 and 1999, respectively. The cash portion of patronage refunds totaled $934,774, $3,452,475 and $403,809 for 2001, 2000 and 1999, respectively.
     Patronage refunds received from cooperatives and income recorded from the investment in the Southern States Insurance Exchange for the past three years were as follows:



                                              2001         2000          1999

     CoBank, ACB                         $   716,328   $   826,512   $   872,568
     Southern States Insurance Exchange    3,612,093     7,067,055     3,969,818
     Universal Cooperatives, Inc.            308,109        94,682       247,670
     Other cooperatives                       64,932        53,197        60,344
                                        -------------  ------------  -----------

       Totals                            $ 4,701,462   $ 8,041,446   $ 5,150,400
                                        =============  ============  ===========

7.   Property, Plant and Equipment:
     -----------------------------

     Property, plant and equipment at year end is summarized as follows:

                                        2001                2000

    Land                            $   21,512,872      $   21,217,094
    Buildings and improvements         116,028,064         124,070,950
    Machinery and equipment            127,398,399         130,965,721
    Furniture and fixtures              48,541,163          48,748,343
    Automotive equipment                54,698,445          53,217,057
    Construction in progress            19,290,870          16,326,431
                                    ---------------   -----------------

      Totals                        $  387,469,813      $  394,545,596
                                    ===============   =================



     At June 30, 2001 and 2000, property, plant and equipment, having an aggregate book value of $8,459,658 and $8,935,985, respectively, was pledged as collateral under industrial revenue financings (see Note 9).

           SOUTHERN STATES COOPERATIVE, INCORPORATED AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               ------------------


  7. Property, Plant and Equipment, continued:
     -----------------------------

     The cost of property, plant and equipment includes: interest capitalized in the amount of $981,338, $726,385 and $901,701 in 2001, 2000 and 1999,
     respectively; and capitalized software in the amount of $20,737,133, $18,750,088 and $14,618,592 at June 30, 2001, 2000 and 1999, respectively.
     Amortization expense associated with capitalized software was $1,436,089, $1,056,967 and $408,577 in 2001, 2000 and 1999, respectively.

     Fixed assets and other long-lived assets of locations closed in connection with the 2001 restructuring plan (see Note 17), have been valued at the lower of cost or fair value, less selling costs, and are expected to be sold within one year of the balance sheet date. These assets, totaling $10,830,987, net of accumulated depreciation, have been reclassified as assets held for sale in the consolidated balance sheet as of June 30, 2001.


8.   Short-Term Notes Payable:
     ------------------------

     At June 30, 2001, short-term notes of $5,350,000 bearing interest at rates of 7.00% were payable to CoBank. At June 30, 2000, short-term notes of $1,000,000 bearing interest at 9.75% were payable to CoBank.

     At June 30, 2001, the Company had a second short-term note with CoBank totaling $15,228,078 at a rate of 6.15%.

     During 2001, average daily short-term borrowings averaged approximately $7,328,219 (maximum outstanding - $20,607,000) at a weighted average interest rate approximating 6.82%. During 2000, average daily short-term borrowings were approximately $6,636,215 (maximum outstanding - $14,600,000) at a weighted average interest rate approximating 5.82%. These rates were computed net of qualified patronage refunds received from CoBank.


9.   Long-Term Debt:
     --------------

     Long-term debt at year-end consisted of:



                                                                        2001            2000

     Term notes - CoBank due 2005, 8.27% and 6.89% per annum
       at June 30, 2001 and 2000, respectively (a)(c)               $  30,893,297  $  34,000,000
     Revolving line of credit - CoBank due 2002, 6.08% and 7.74%
       per annum at June 30, 2001 and 2000, respectively (a)            2,000,000      5,000,000
     Syndicated line of credit (expires January 11, 2002) (c)          96,758,305    140,200,000
     Industrial revenue financings (b)                                 11,070,000     11,820,000
     Term note - Agway due 2003, 7.3036%                               12,521,751              -
     Revolving line of credit - SunTrust Bank, 7.44%                    7,972,464              -
     Other                                                                  3,573        366,662
                                                                    -------------- --------------

       Total long-term debt                                           161,219,390    191,386,662

     Less current maturities                                           15,769,462      3,811,298
                                                                    -------------- --------------

       Long-term debt due after one year                            $ 145,449,928  $ 187,575,364
                                                                    ============== ==============


           SOUTHERN STATES COOPERATIVE, INCORPORATED AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               ------------------


9.   Long-Term Debt, continued:
     --------------

     (a) CoBank provides term notes and a $5,000,000 revolving line of credit. Prior to being replaced by the new syndicated credit facility described in (c) below, the term notes with CoBank were payable $7,000,000 in 2002, $7,000,000 in 2003, $9,000,000 in 2004, and
          $7,893,297 in 2005. Allfirst Bank provided a $13,488,297 revolving line of credit with a $0 balance at June 30, 2001. That credit facility also was replaced by the new syndicated credit facility. Another credit facility that was replaced by the new syndicated credit facility is a $173,389,974 syndicated revolving line of credit. These agreements, as well as the new syndicated credit facility, enable the company to refinance short-term debt on a long-term basis. Accordingly, certain current maturities of long-term debt intended to be refinanced were reclassified as long-term debt. These borrowings are collateralized by substantially all Company assets. Under the terms of each of the loan agreements with CoBank, the Company is required to maintain investments in CoBank's capital stock and allocated equities based on percentages of the average loans outstanding. At June 30, 2001 and 2000, such investments in the amounts of $10,522,155 and $10,020,724, respectively, were pledged as collateral for indebtedness to CoBank.

     (b) Three industrial revenue financings require payments sufficient to enable the industrial development authorities to pay principal, premium, if any, and interest on the revenue bonds. The obligations mature serially in the following annual amounts: $750,000 annually in fiscal 2002 through 2004, $1,620,000 in 2005, $500,000 in 2006, and
          $6,700,000 in 2016. The obligations bear interest at rates ranging from 2.85% to 3.10%.

     (c) On September 18, 2001, the syndicated credit facility, CoBank term loans, CoBank note covering LOC draws, and Allfirst credit facility were combined into a single amended and restated syndicated credit facility with a February 15, 2003 expiration date. See Note 24.

  After giving effect to the new syndicated credit facility that became effective on September 18, 2001, long-term debt maturing within each of the four fiscal years after June 30, 2002 is as follows: 2003 - $118,986,195; 2004 - $9,750,436; 2005 - $9,513,297; 2006 - $500,000; and thereafter -
  $6,700,000.

  The Company had outstanding letters of credit in the amount of $0 at June 30, 2001 and $15,000,000 at June 30, 2000 to collateralize certain liabilities.

  Under the most restrictive outstanding debt agreement, the Company is required to maintain, on a consolidated basis at the end of each fiscal quarter beginning September 30, 2001, the following:

  1. Minimum earnings before interest, taxes, depreciation, amortization, and restructuring costs (EBITDAR): September and December 2001 and March 2002
     - $64,000,000; June and September 2002 - $70,000,000; December 2002 and
     March 2003 - $75,000,000; and June 2003 - $90,000,000.

  2. Minimum ratio of EBITDAR to Interest and Dividends: September 2001 - 7.6; December 2001 and March 2002 - 7.25; June 2002 - 5.65; September 2002 - 5.8; December 2002 - 5.2; March 2003 - 5.4; and June 2003 - 4.0.

  3. Maximum ratio of Funded Debt to EBITDAR: September and December 2001 and March and June 2002 - 1.4; September and December 2002 - 1.5; March 2003 - 1.6; and June 2003 - 1.8.

  4. Minimum Adjusted Net Worth: September 2001 - $230,000,000; December 2001 - $220,000,000; March 2002 - $217,000,000; June 2002 - $228,000,000;
     September 2002 - $215,000,000; December 2002 - $213,000,000; March 2003 -
     $218,000,000; and June 2003 - $243,000,000.

  No restrictions were applicable for the quarter ended June 30, 2001. Substantially all assets of the Company have been pledged as collateral against outstanding long-term debt at June 30, 2001 and 2000.

  See Note 15, Derivative Financial Instruments for information relating to interest swaps.

           SOUTHERN STATES COOPERATIVE, INCORPORATED AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               ------------------


10.  Capital Stock:
     -------------

     At June 30, 2001, Southern States' authorized capital stock consisted of 20,000,000 shares of common stock ($1 par value) and 1,000,000 shares of cumulative preferred stock ("5% - 6% Preferred Stock") ($100 par value), issuable in series. The 5% - 6% Preferred Stock is redeemable by the Company at par plus declared and unpaid dividends, if any, and redemption is limited to 20,000 shares annually. The Company's Articles of Incorporation were restated on July 13, 1998 to increase the authorized shares of preferred stock from 200,000 shares to 1,000,000 shares, $100 par value per share.

     Wetsel, Inc. ("Wetsel"), a wholly owned subsidiary, has authorized 35,000 shares of Series 1, Class A cumulative redeemable preferred stock. At June
     30, 2001 and 2000, Wetsel had 21,049 shares ($2,104,900) outstanding.   At
     June 30, 1999 Wetsel had 21,141 shares ($2,114,000) of 9% Series 1, Class A cumulative redeemable preferred stock ("9% Redeemable Preferred Stock") outstanding.

     Southern States' authorized common stock is membership common stock and, pursuant to the requirements of the Agricultural Cooperative Association Act of Virginia and the Articles of Incorporation and Bylaws of Southern States, its issuance or transfer is limited to bona fide producers of agricultural products and cooperative associations that are owned and controlled by such producers who use the services or supplies of Southern States. Dividends on Southern States' common stock are limited annually to 6% of this stock's aggregate par value.

     Patronage refund allocations represent allocated undistributed member margins. Patronage refund allocations do not bear interest and are subordinated to all common and preferred shares outstanding and indebtedness of the Company. Patronage refund allocations may be redeemed at the discretion of the Board of Directors.

     Each member, regardless of the number of shares of common stock registered in the member's name, is entitled to one vote in the affairs of Southern States. Under various circumstances (e.g., death of stockholder), Southern States repurchases common stock from its members at par value plus declared and unpaid dividends, if any. In the event of liquidation or other disposition of the assets of Southern States, the holders of common stock, after satisfaction of obligations to creditors and to holders of all preferred stock, would be entitled to receive a maximum of $1 per share (par value) plus declared and unpaid dividends, if any. Any remaining amounts would be returned to members and other patrons on a pro rata basis of their respective interest therein.

     On October 5, 1999, Southern States Capital Trust I, a trust subsidiary of Southern States, issued to Gold Kist $60 million Step-Up Rate Capital Trust Securities, Series A ("Series A"), net of issuance costs of $995,000. The Capital Trust Securities represent an undivided beneficial interest in the assets of the trust. Distributions are cumulative relating to the Series A securities at a rate of 8.5% per annum, increasing to 8.75% on July 5, 2001. The Series A securities mature on October 5, 2029.

     Southern States Capital Trust I used the proceeds from the sale of the Series A securities to purchase from Southern States subordinated debentures in an equal principal amount, bearing interest at the same rates of interest payable on, and maturing on the same date as, the Series A securities.

     On October 5, 1999, Southern States issued to Gold Kist $40 million Step-Up Rate Series B Cumulative Redeemable Preferred Stock, $1,000 par value per share ("Series B"). Issuance costs incurred with respect to the Series B securities totaled $957,733. Cash dividends are cumulative at 8% per annum, increasing to 8.25% per annum on July 5, 2001.

     Distributions on the Series A and dividends on the Series B securities are both payable quarterly, in arrears on January 5, April 5, July 5 and October 5 of each year. The proceeds from the sale of both the Series A securities and the Series B securities were used to reduce Company debt and pay off the bridge loan facility which had been utilized to finance the Gold Kist acquisition.

           SOUTHERN STATES COOPERATIVE, INCORPORATED AND SUBSIDIARIES

                               ------------------


10.  Capital Stock, continued:
     -------------

  Changes in preferred stock ($100 par), step-up rate preferred ($1,000 par) and common stock ($1 par) during 1999, 2000 and 2001 follow:

                            5% - 6% Preferred      9% Redeemable Preferred     Step-Up Rate Preferred              Common
                       --------------------------  ------------------------  ------------------------     --------------------------

                       Outstanding   Aggregate    Outstanding  Aggregate     Outstanding    Aggregate     Outstanding    Aggregate
                          Shares     Par Value       Shares    Par Value       Shares       Par Value        Shares      Par Value
                       ----------    ----------    ----------  ----------      --------    -----------    -----------   -----------
Balances, June 30, 1998   14,942     $1,494,200       21,141   $2,114,100             -              -     12,195,018   $12,195,018
    Issued                   507         50,700            -            -             -              -         39,884        39,884
    Redeemed                (599)       (59,900)           -            -             -              -        (87,820)      (87,820)
                       ----------    ----------    ----------  ----------      --------    -----------     ----------   -----------


Balances, June 30, 1999   14,850     $1,485,000       21,141   $2,114,100             -              -     12,147,082   $12,147,082
    Issued                   341         34,100            -            -        40,000    $40,000,000             59            59
    Redeemed                (762)       (76,200)         (92)      (9,200)            -              -       (319,398)     (319,398)
                       ----------    ----------    ----------  ----------      --------    -----------     ----------   -----------


Balances, June 30, 2000   14,429     $1,442,900       21,049   $2,104,900        40,000    $40,000,000     11,827,743   $11,827,743
    Issued                   336         33,600            -            -             -              -             69            69
    Redeemed              (1,231)      (123,100)           -            -             -              -       (162,097)     (162,097)
                       ----------    ----------    ----------  ----------      --------    -----------     ----------   -----------

Balances, June 30, 2001   13,534     $1,353,400       21,049   $2,104,900        40,000    $40,000,000     11,665,715   $11,665,715
                       ===========   ==========    ==========  ==========      ========    ===========     ==========   ===========

           SOUTHERN STATES COOPERATIVE, INCORPORATED AND SUBSIDIARIES

                               ------------------



11.  Employee Benefit and Compensation Plans:
     ---------------------------------------

     Southern States sponsors a multi-employer defined benefit retirement plan (the "Plan") which is noncontributory and includes substantially all employees of Southern States, certain subsidiaries, SFC, and 68 managed member cooperatives ("the Participating Employers"). Plan assets are not segregated for each Participating Employer and are used to provide benefits for participants of all Participating Employers. Benefit formulas and pension cost allocation and funding methodologies are the same for all Participating Employers. If a Participating Employer withdraws from the plan, the Participating Employer does not withdraw any assets from the Plan and does not assume any of the Plan's obligation. Thus, information relating specifically to Southern States is not available. For 2001, 2000 and 1999 Southern States' expenses, including administrative expenses, were $1,464,657, $242,551 and $1,210,865, respectively.

     A comparison of accumulated benefits, as estimated by the Plan's actuary, and net assets of the Plan is presented below.



                                                           July 1
                                               -----------------------------
                                                 2001           2000

     Actuarial present value of plan benefits:
       Vested                                  $ 143,926,890   $ 121,383,395
       Non-vested                                  5,637,569       3,143,569
                                               --------------  --------------

            Total benefits                     $ 149,564,459   $ 124,526,964
                                               ============== ===============

     Net assets available for benefits         $ 147,783,261   $ 158,381,828
                                               ============== ===============


     The discount rates used in computing the present value of plan benefits were 7.25% and 7.8% for the years ended June 30, 2001 and 2000, respectively. The increase in total benefits was primarily attributed to the decrease in the discount rate.

     The Corporation has a non-qualified supplemental retirement plan covering certain employees, which provides for incremental retirement payments from the Company's funds so that total retirement payments equal amounts that would have been payable from the Company's multi-employer retirement plan if it were not for limitations imposed by income tax regulations. The amounts expensed for the supplemental retirement plan were $283,426, $262,529, and $278,334 in 2001, 2000 and 1999, respectively. The accumulated benefit obligation recognized in the Company's consolidated balance sheet at June 30, 2001 and 2000 related to the supplemental retirement plan was $2,002,013 and $1,584,832, respectively.

     The Company has established the Southern States Non-Qualified Benefits Plans Trust, a rabbi trust to hold assets related to its unfunded, non-qualified deferred compensation plans. As of June 30, 2001 and 2000, the assets held by the rabbi trust were $6,775,586 and $7,126,917, respectively.

     The Company provides employees with a medical insurance plan, which is funded through contributions made by both the Company and employees to a Voluntary Employees Beneficiary Association (VEBA). The Company is self-insured with respect to this liability.

     Southern States provides certain life insurance benefits for retired employees. Substantially all of Southern States' employees may become eligible for those benefits, generally upon attaining normal retirement age while employed by Southern States. Those and similar benefits for active employees are provided through insurance companies whose premiums are based on benefits paid. The costs of these benefits for retired employees are a function of the annual pension plan valuation.

           SOUTHERN STATES COOPERATIVE, INCORPORATED AND SUBSIDIARIES

                               ------------------


 11. Employee Benefit and Compensation Plans, continued:
     ---------------------------------------

     Costs for post retirement benefits other than pensions, primarily medical benefit costs, are accrued during the employee's period of service. The transition obligation is being amortized over a period of 20 years. The Company's policy is to fund these benefits on a pay-as-you-go basis. The Company contributed $701,155 and $623,848 for benefit payments for the years ended June 30, 2001 and 2000, respectively.

     Summary post retirement plan information is as follows:


                                                                            Year ended June 30,
                                                                   2001          2000           1999
    Net periodic post-retirement benefit cost for the fiscal
      year ending June 30:
        Service cost                                             $  211,401    $ 200,424    $  86,209
        Interest cost                                               453,338      369,101      277,853
        Amortization of unrecognized transition obligation          252,189      252,189      252,189
        Amortization of unrecognized prior service cost             143,249      130,849       61,240
        Recognized net actuarial gain                                     -            -      (45,504)
                                                                 -----------   ----------   ----------

           Total                                                 $1,060,177    $ 952,563    $ 631,987
                                                                 ===========   ==========   ==========


                                                                             Year ended June 30,
                                                                            2001             2000
Change in accumulated post-retirement benefit obligation:
Accumulated post-retirement benefit obligation at beginning of year:     $ 6,162,602   $ 5,584,786
    Service cost                                                             211,401       200,424
    Interest costs                                                           453,338       369,101
    Actuarial loss                                                         2,952,581       508,136
    Benefits paid                                                           (701,155)     (623,848)
    Change in plan provisions                                               (908,721)      124,003
                                                                         ------------  ------------

Accumulated post-retirement benefit obligation at end of year:             8,170,046     6,162,602

Fair value of plan assets                                                          -             -
                                                                         ------------  ------------

Funded status                                                             (8,170,046)   (6,162,602)

    Unrecognized prior service costs                                         127,191     1,179,161
    Unrecognized net loss                                                  3,445,616       493,035
    Unrecognized transition obligation                                     3,026,261     3,278,450
                                                                         ------------  ------------

Accrued post-retirement benefit costs                                    $(1,570,978)  $(1,211,956)
                                                                         ============  ============

           SOUTHERN STATES COOPERATIVE, INCORPORATED AND SUBSIDIARIES

                               ------------------



11.  Employee Benefit and Compensation Plans, continued:
     ---------------------------------------

     Because the Company has established a maximum amount it will pay per retiree under the plan, health care cost trends do not affect the calculation of the accumulated benefit obligation ("ABO") or the net post-retirement benefit cost. The discount rate used to determine the ABO was 7.25% at June 30, 2001 and 7.8% at June 30, 2000. The unrecognized prior service cost resulted from a 1997 plan amendment which extended an employer cost freeze previously effective January 1, 1997, to January 1, 2000, and from a 1999 amendment that changed the benefit eligibility for employees retiring under 65 from age 55 with 20 years of service to the earlier of 1) age 55 with 20 years of service, 2) age 60 with 15 years of service, or 3) age 62 with 10 years of service.

     The Company has two 401(k) plans, the Retirement Savings Plan ("RSP") Traditional and the Retirement Savings Plan Plus. Under the RSP Traditional plan, the Company matches employee contributions and may make discretionary contributions based on the Company's performance. Employee contributions are matched to the extent of 40% of the participant's first 3% contributed and 15% of the next 2% contributed. Under the RSP Plus plan, the Company contributes one percent of an employee's base pay regardless of the employee's contribution. The Company matches 100% of the next one percent of an employee's contribution and matches 50% of contributions up to the next 5% of base pay. The Company's matching contributions for both plans for 2001, 2000 and 1999 were $2,060,628, $1,451,369 and $1,292,942, respectively. The Company did not make a discretionary contribution in fiscal 2001, 2000 or 1999.

     The Company has in effect other compensation plans for management and retail store personnel under which current and deferred awards, based principally on operating results, are made. The aggregate charge to operations with respect to these plans approximated $2,650,582, $3,751,882 and $3,273,819 in 2001, 2000 and 1999 respectively.


12.  Income Taxes:
     ------------

     Income tax (benefit) expense consisted of the following:

                                            2001          2000          1999

     Current:
       Federal                          $ (3,419,781)  $1,287,753   $ 2,035,460
       State                                (715,290)     311,995       466,283
                                        -------------  -----------  ------------

     Total current                        (4,135,071)   1,599,748     2,501,743

     Deferred federal and state           (7,503,278)     822,884    (3,098,313)
                                        -------------  -----------  ------------

     Total                              $(11,638,349)  $2,422,632   $  (596,570)
                                        =============  ===========  ============



     The significant differences between the U.S. federal statutory income tax rate and the effective income tax rate are as follows:





                                                   2001        2000       1999

     Statutory federal income tax rate             35.0 %      35.0 %     35.0 %
     State income taxes, net of federal benefit     5.9         5.4        5.8
     Non-qualified patronage refunds forfeited        -         1.9          -
     Other, net                                    (2.4)          -        0.4
                                                 -------     -------    -------

     Effective income tax rate                    38.5%       42.3%      41.2%
                                                 =======     =======    =======

           SOUTHERN STATES COOPERATIVE, INCORPORATED AND SUBSIDIARIES

                               ------------------


12.  Income Taxes, continued:
     ------------

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities as of June 30, 2001 and 2000 are as follows:



                                                                 2001          2000
     Current deferred income tax assets (liabilities):
       Allowance for doubtful accounts                        $ 1,561,338   $  843,076
       Inventory costs                                          2,343,265    1,718,609
       Uninsured losses                                         1,276,247    1,400,925
       Accrued vacation pay                                        43,116    2,559,950
       Restructuring charges                                    1,607,546            -
       Hedging                                                 (1,085,695)           -
       Other, net                                                 128,327      (90,750)
                                                            -------------- ------------

      Net current deferred income tax asset                    5,874,144    6,431,810
                                                           -------------- ------------

     Non-current deferred income tax assets (liabilities):
       Deferred compensation                                    2,231,478    2,866,610
       Non-qualified patronage refund allocations:
         Issued                                                 1,220,291    1,285,037
         Received                                                (980,160)    (980,160)
       Property, plant and equipment                           (5,246,217)  (8,527,633)
       Net operating loss carry-forward                         6,200,358      774,958
       Hedging-Other Comprehensive Income                       2,872,084            -
       Other, net                                               1,098,620    1,044,615
                                                            -------------- ------------

       Net non-current deferred income tax asset (liability)    7,396,454   (3,536,573)
                                                            -------------- ------------

     Net deferred income tax asset                           $ 13,270,598  $ 2,895,237
                                                            ============== ============


     As of June 30, 2001, the Company recorded deferred income tax assets of $6,200,358 for net operating loss carry forwards which expire in years
     2009 through 2018. Management believes that the realization of the deferred income tax assets is more likely than not based on the expectation that the Company will have taxable income in future periods.

13.  Commitments and Other Matters:
     -----------------------------

     a. Leases - Southern States is party to an agreement whereby an investment company (the "Owner") constructed, on land owned by Southern States and leased to the Owner for a 70-year term expiring in 2048, a headquarters building for lease to Southern States. Under the terms of the building lease, Southern States is obligated to pay rent (net of income from the land rental) based upon the cost of the building and executory costs such as insurance, maintenance and property taxes. This operating lease has an initial term of 30 years, expiring in October 2008, and contains options allowing Southern States to renew the lease for two additional five-year periods and to purchase the building, at certain times throughout the lease, at the greater of the building's original cost or its then fair market value as defined in the lease. Should Southern States not exercise its purchase option by the expiration of the building lease, the Owner has options, exercisable throughout the remaining term of the land lease, to purchase the land at its then fair market value.

        In addition, the Company leases transportation, data processing and other equipment under operating leases expiring generally during the next five years. Rent expense approximated $25,462,201 in 2001, $20,895,694 in 2000 and $18,058,165 in 1999.

           SOUTHERN STATES COOPERATIVE, INCORPORATED AND SUBSIDIARIES

                               ------------------


13.  Commitments and Other Matters, continued:
     -----------------------------

     The Company's approximate minimum lease commitments under non-cancelable leases, less non-cancelable subleases, are as follows:


                                           Office Building
          Year         Equipment        Lease       Sublease        Totals

          2002        $15,216,526     $ 742,538     $(618,112)   $15,340,953
          2003         11,817,536       742,538      (208,713)    12,351,361
          2004          9,070,675       742,538             -      9,813,213
          2005          6,448,925       742,538             -      7,191,463
          2006          4,026,737       742,538             -      4,769,275
          Thereafter    3,848,924     1,670,710             -      5,519,633


         In connection with the exiting of the Livestock Marketing business in March 2001, the Company has entered into 15 lease agreements with a third party for substantially all of the Livestock Marketing locations formerly operated by the Company. The minimum lease payments to be received under these agreements are as follows: 2002 - $669,576, 2003
         - $669,576 and 2004 - $446,384. The lease agreements have terms of three years ending February 28, 2004 and include one three-year renewal option to be determined by the tenant. The lease agreements also include a purchase option at any time during the lease period for a total of approximately $4,000,000 less any depreciation charged by the Company during the period from lease inception to the purchase date.

         b. Other Matters - The Company's 2001, 2000 and 1999 consolidated statements of operations includes a provision in cost of products purchased and marketed and other operating costs of $615,327, $1,839,188 and $4,204,456, respectively, to cover estimated environmental remediation costs. These costs are offset by recoveries, primarily from state agencies, of certain environmental costs expended in prior periods, of $70,298, $100,000 and $0 in 2001, 2000 and 1999, respectively. Accrued environmental costs totaled $3,906,668 and $3,560,163 at June 30, 2001, and 2000,
            respectively, and is included as a liability in the Company's consolidated balance sheet for the respective years. Amounts accrued do not take into consideration claims for recovery from insurance or state underground storage tank remediation trust funds. When specific amounts within a range cannot be determined, the Company has accrued the minimum amount within that range. The remaining actual environmental remediation liability may be different from management's estimates due to the uncertainty of the extent of pollution, the complexity of laws and government regulations and their interpretation, the varying costs and effectiveness of alternative cleanup technologies and methods, the uncertain level of insurance or other types of recovery, and the uncertain level of the Company's involvement. As the scope of the Company's environmental contingencies becomes more clearly defined, it is possible that expenditures in excess of those amounts already accrued may be necessary. However, management believes that these overall costs are expected to be incurred over an extended period of time and, as a result, such contingencies are not anticipated to have a material impact on the consolidated financial position or liquidity, but could have a material adverse effect on future annual operating results.

           SOUTHERN STATES COOPERATIVE, INCORPORATED AND SUBSIDIARIES

                               ------------------


13.  Commitments and Other Matters, continued:
     -----------------------------

     In early January of 1999, the Company received additional information and revised estimates of the cost of containment, remediation and monitoring activities related to environmental contamination at one of the Company's past operating sites. Based upon this additional information the Company accrued $3.0 million for the additional estimated cost of remediating this site. These costs are expected to be expended over a twenty-year period with approximately $1.7 million expended by December 31, 2000 and the remaining portion spread over the remaining 19 years. Expenditures for the first ten years are for capital equipment and site remediation and expenditures after year ten are expected to be for site monitoring and reporting. The liability accrual and remediation methodology has been developed by a third party environmental consultant and is based on known remediation methodologies and techniques.

     The Company is a defendant in several lawsuits arising in the ordinary course of business. While the outcome of any litigation cannot be predicted with certainty, the Company believes that the ultimate disposition of these matters will not have a material adverse effect on its consolidated financial position, liquidity or results of operations.

     At June 30, 2001 and 2000, commitments for the construction and acquisition of plant and equipment totaled approximately $3.2 million and $3.6 million, respectively.


14.  Fair Value of Financial Instruments:
     -----------------------------------

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

        Cash and Accounts Receivable - The carrying amounts approximate fair value because of the short maturity of these assets.

        Long-term Investments - Long-term investments, principally in supplier cooperatives, are carried at cost and unpaid qualified written notices of allocation are carried at stated or par value. The Company believes it is not practicable to estimate the fair value of the securities of supplier cooperatives without incurring excessive costs because there is no established market for these securities and it is inappropriate to estimate future cash flows which are largely dependent on future patronage earnings of the supplier cooperatives.

        Accounts Payable and Notes Payable - The carrying amounts approximate fair value because of the short maturity of these liabilities.

        Long-term Debt - The carrying amount of the Company's long-term debt approximates fair market value due to the variable rates of the significant credit facilities.

        Capital Trust Securities, Series A - The fair value of the Capital Trust Securities, Series A is estimated based on the discounted cash flow of those securities, using estimated current rates for securities of the same remaining maturities. At June 30, 2001 and 2000, the estimated fair value was approximately $47,600,000 and $55,500,000, respectively.

           SOUTHERN STATES COOPERATIVE, INCORPORATED AND SUBSIDIARIES

                               ------------------



15.  Derivative Financial Instruments:
     ---------------------------------

     In June of 1998, the FASB issued SFAS 133, as amended, which is effective for fiscal quarters beginning after June 15, 2000. SFAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as assets or liabilities in the statement of financial position and measure those instruments at fair value. The Company adopted SFAS 133 effective July 1, 2000. As required by SFAS 133, all of the Company's derivatives are carried on its balance sheet at fair value. The Company utilizes various financial derivatives to mitigate economic risk within its business, including interest rate exposure as well as exposure to price changes relating to the Company's Petroleum and Grain Marketing operations. The Company's transition adjustment and related cumulative effect of a change in accounting principle relating to the adoption of SFAS 133 resulted in a gain of $3,756,366 (net of income taxes). In connection with the adoption of SFAS 133, the Company elected not to utilize hedge accounting during its first quarter and through part of its second quarter. The change in the fair value of these derivatives during this period resulted in a loss of $3,583,792 and was recognized in the Company's statement of operations as a component of miscellaneous income, net.

     Cash Flow Hedges
     ----------------

     As part of its' asset/liability management program, the Company utilizes financial derivatives in the form of interest rate swaps to reduce the Company's sensitivity to interest rate fluctuations and that impact on cash flows.

     During the second quarter, the Company determined that it could achieve hedge accounting relating to its interest rate swaps and petroleum derivatives. These derivatives are designated as cash-flow hedges and resulted in net charges to other comprehensive income totaling $4,426,733 at June 30, 2001. These primarily relate to changes in the fair value of interest rate swaps. The loss from ineffectiveness of petroleum derivatives was $11,840, and the Company anticipates that approximately $224,000 in deferred loss (net of tax) will be reclassified as a charge against earnings during its first quarter of the next fiscal year.

     At June 30, 2001, the Company had outstanding nine variable to fixed interest rate swaps with a notional amount of $180,000,000 and fair market value of approximately $(6,950,000) with terms ranging from three to seven years. Under the terms of these agreements, the Company was paying fixed interest rates ranging from 4.915% to 6.650% and receiving a variable rate based on 3- month London Interbank offered rates ("LIBOR") of 4.056% at June 30, 2001. At June 30, 2000, the Company had outstanding nine variable to fixed interest rate swaps with a notional amount of $180,000,000 and fair market value of approximately $6,000,000 with terms ranging from three to seven years. Under the terms of these agreements, the Company was paying fixed interest rates ranging from 4.930% to 6.690% and receiving a variable rate based on 3-month LIBOR of 6.794% at June 30, 2000. These interest rate swaps are being used to convert certain floating rate debt to fixed rates. Net receipts or payments under the agreements are being recognized as adjustments to interest expense. The Company is exposed to credit losses in the event of counterparty nonperformance, but does not anticipate any such losses.

     Fair Value Hedges
     -----------------

     The Company uses futures contracts to protect purchase and sales contract prices from directly related fluctuations in the market price of grains and petroleum products. Those futures contracts are commitments to either purchase or sell designated amounts and varieties of grain and petroleum products at a future date, generally not exceeding a period of six months, for a specified price, and may be settled in cash or through delivery. The Company is exposed to credit losses in the event of counterparty nonperformance, but does not anticipate any such losses.

           SOUTHERN STATES COOPERATIVE, INCORPORATED AND SUBSIDIARIES

                               ------------------


 16. Supplemental Disclosures of Cash Flow Information:
     -------------------------------------------------

     The components of cash provided by current assets and liabilities, net of the effect of balances acquired from the acquisition of the Gold Kist Inputs Business on October 13, 1998 and from the acquisition of assets relating to Agway on July 31, 2000, follow:


                                2001               2000               1999

         Receivables        $37,485,081      $ (20,137,877)      $ 61,950,915
         Inventories         28,440,551          2,455,665         (4,776,701)
         Prepaid expenses      (425,606)        (1,195,251)         1,492,252
         Accounts payable    14,086,243        (20,704,301)        65,855,438
         Accrued expenses   (27,893,466)        11,858,781          8,138,855
         Other, net           1,478,730         (2,469,960)        (2,784,670)
                            ------------  -----------------   ----------------
                            $53,171,533      $ (30,192,943)      $129,876,089
                            ============  =================   ================

     Cash payments for interest were $19,281,787, $17,907,834 and  $20,758,285 for 2001, 2000 and 1999, respectively. Cash payments for income taxes were $2,997,565, $2,534,096, and $2,719,806 for 2001, 2000 and 1999,
     respectively.

     During fiscal 2001, noncash transactions included the purchase of inventory and receivables through a combination of a cash payment amounting to $8,482,211 and the issuance of long-term debt totaling $12,565,000. During fiscal 2000, noncash transactions included a $2,655,204 transfer of other assets to property, plant and equipment. During fiscal 1999, noncash transactions included the assumption of liabilities totaling $9,793,404.


17.  Asset Impairment and Restructuring Charges:
     -------------------------------------------

     In connection with the reassessment and renegotiation of its overall financing needs, Southern States undertook a restructuring of various parts of its business to eliminate under-performing operations in order to improve and strengthen its financial position. As a part of this restructuring, Southern States exited the livestock marketing business by entering leases of 15 of its livestock marketing facilities to an unrelated third party and the closure of its remaining livestock marketing facilities. In addition, the Company closed 53 locations in its traditional agricultural businesses. These efforts resulted in charges against earnings in fiscal 2001 totaling $27.5 million. Of this amount, the Company recorded asset impairments of $13.8 million and other special charges totaling $13.7 million.

     Asset impairment charges related to the write down to fair value, less selling costs, of plant and equipment at 19 of its Livestock Marketing facilities ($5.2 million), 39 of its Retail Farm Supply division locations ($3.2 million), 3 Crops locations ($1.5 million), 9 Farm & Home locations ($1.5 million) and 2 Feed division locations ($2.4 million). Impairment at these locations was determined by comparing the related discounted cash flows to the book value of these assets.

     Other special charges of $13.7 million resulted from the decision to close under-performing locations in the Crops, Feed, Farm & Home and Retail Farm Supply segments and to exit the Livestock Marketing business. Of this charge, $1.7 million was for severance for 466 terminated employees, $1.7 million was for future lease payments on closed locations, $4.3 million was for an increase in the allowance for doubtful accounts, $5.2 million for inventory write-downs, and $0.5 million was for environmental remediation. The balance of these charges was primarily for travel, additional selling costs, employee stay-on bonuses and employee relocation. Amounts included in the other special charges that do not qualify as exit costs but are related to the restructuring were recorded when incurred, or in the case of the employee stay-on bonuses, as earned.

           SOUTHERN STATES COOPERATIVE, INCORPORATED AND SUBSIDIARIES

                               ------------------


17.  Asset Impairment and Restructuring Charges, continued:
     ------------------------------------------

     These charges are included in the consolidated statement of operations as follows: severance and lease termination charges are included in restructuring charges; the charge relating to inventory is included in cost of products purchased and marketed and other operating costs; the charge to bad debt expense primarily from the increase in the allowance for doubtful accounts and cost related to retaining employees is in selling, general and administrative expense.

     Southern States decided to exit the livestock marketing business during fiscal 2001. That business produced revenues totaling $6.0 million, $10.1 million and $10.9 million in fiscal 2001, 2000 and 1999, respectively. The operating loss for this business was $10.2 million, $2.3 million and $1.7 million in fiscal 2001, 2000 and 1999, respectively. Operating income for fiscal 2001 was negatively impacted by the $5.2 million impairment charge.

     At June 30, 2001, the balance in the restructuring liability was $1.3 million. Of this amount $1.1 million related to a liability for future lease payments of which all but approximately $0.3 million will be paid in fiscal 2002. The remaining $0.2 million in the liability was for severance and will paid in fiscal 2002.


18.  Acquisition of Gold Kist, Inc.:
     ------------------------------

     On October 13, 1998, the Company purchased the Gold Kist Inputs Business of Gold Kist, Inc. ("Gold Kist"), a Georgia cooperative marketing association. The net assets purchased included certain inventory, real property, personal property, and certain accounts receivable, other assets, and certain liabilities. The initial estimated net purchase price of $218 million (net of liabilities assumed of approximately $21.5 million and subject to a final purchase price adjustment) was financed utilizing a bridge loan facility. This acquisition has been accounted for under the purchase method of accounting. The purchase price was allocated to inventory, accounts receivable and property plant and equipment based on estimated fair values at the date of acquisition, pending final determination of certain acquired balances. The Gold Kist Inputs Business' results of operations have been included in the Company's consolidated statement of operations since the date of acquisition.

     In connection with the purchase transaction, the Company delivered to Gold Kist a post-closing statement of net asset value (the "Post-Closing Valuation") prepared pursuant to the terms of the purchase agreement (the "Agreement"). The final purchase price as determined by the Company pursuant to the adjusted Post-Closing Valuation was approximately $198 million compared to an initial estimated purchase price (after deducting the $10 million hold back provided for in the Agreement) of $218 million. Taking into account certain agreed upon adjustments, the Company's Post-Closing Valuation resulted in a repayment by Gold Kist to the Company of approximately $21 million on September 3, 1999, with interest from the closing date. The difference between the initial estimated purchase price as determined by the pre-closing valuation and the Company's determination of the final purchase price as shown by the adjusted Post-Closing Valuation was principally due to the Company not purchasing certain accounts receivable that were included in the initial purchase price.

     The following unaudited pro forma consolidated results of operations assumes that the purchase of Gold Kist had occurred at July 1, 1998. The unaudited pro forma consolidated results are presented for informational purposes only and do not purport to be indicative of the Company's future consolidated results of operations.

                                         Year Ended
                                        June 30, 1999

     Revenues                           $1,457,867,492
                                        ==============
     Loss on operations                 $   (5,190,846)
                                        ==============
     Net loss                           $   (8,108,864)
                                        ==============

           SOUTHERN STATES COOPERATIVE, INCORPORATED AND SUBSIDIARIES

                               ------------------


19.  Quarterly Results of Operations (Unaudited):
     -------------------------------------------

     The Company's unaudited quarterly results of operations were as follows:



                                                               Fiscal 2001 Quarters

                                      September 30       December 31          March 31            June 30
Sales and other operating            $ 334,277,153      $ 364,733,947       $ 463,353,517      $ 576,605,143

Gross margin                            52,825,738         63,981,623          79,913,525         93,907,096

Net savings (loss) before cumula-
      tive effect of change in
      accounting method, net of
      income taxes                     (13,930,499)        (6,110,326)          2,909,897         (1,430,124)

Net savings (loss)                     (10,174,133)        (6,110,326)          2,909,897         (1,430,124)





                                                               Fiscal 2000 Quarters

                                      September 30       December 31          March 31            June 30
Sales and other operating           $ 287,004,953       $ 300,409,858       $ 443,066,594      $ 516,598,852

Gross margin                           54,914,535          62,487,785          80,793,001         92,576,258

Net savings (loss) before cumula-
      tive effect of change in
      accounting method, net of
      income taxes                     (6,185,825)         (5,559,835)          3,642,444         11,485,919

Net savings (loss)                     (4,604,498)         (5,559,835)          3,642,444         11,485,919

           SOUTHERN STATES COOPERATIVE, INCORPORATED AND SUBSIDIARIES

                               ------------------


20.  Segment Information:
     -------------------

     The Company has six reporting segments or divisions: Crops, Feed, Petroleum, Retail Farm Supply, Farm and Home, and Marketing. The crops segment procures, manufactures, processes and distributes fertilizer, seed and crop protection products. The feed segment procures and manufactures dairy, livestock, equine, poultry, pet and aquacultural feeds. The petroleum segment distributes all grades of gasoline, kerosene, fuel oil, propane and other related petroleum products. The retail farm supply segment distributes agricultural supplies through approximately 250 Company owned and managed member cooperatives. The farm and home segment distributes farm and home products through wholesale and retail centers. The marketing segment purchases corn, soybean, wheat, barley and livestock from its members and markets these products. Other includes revenues of approximately $9.0 million relating to "Farmers' Catch", a fish production business, that is in its second full year of operation. The assets in Other are primarily those relating to the Company's corporate headquarters.

     The Company evaluates performance based upon operating profit or loss. Interest expense is allocated to each of the segment assets employed and excludes the allocation of general overhead. The Company accounts for intersegment sales at current market prices.

     The following table presents information about the Company's reported segment profit and segment assets as well as the reconciliation of reportable segment revenues, operating profit and assets to the Company's consolidated totals.


2001

                                                                                  Retail
                                     Crops           Feed         Petroleum     Farm Supply
                                  ------------    -----------   -------------  --------------
Revenues from external customers  $219,437,203   $173,465,538   $325,755,795   $615,327,962
Intersegment revenues              304,587,485     74,836,884     31,121,743              -
Interest expense                     6,658,746      3,098,352      1,834,583     16,074,822
Depreciation and amortization        1,825,763      3,794,361      2,025,467     10,618,773
Profit (loss)                       12,240,160      1,974,963      8,783,043     (8,280,795)
Assets                             117,016,025     45,721,081     36,750,897    159,765,831
Capital expenditures                 1,226,347      2,144,523      1,882,577      7,510,489


2001

                                     Farm
                                    and Home      Marketing       Other          Total
                                  -------------  -----------   ------------  --------------
Revenues from external customers  $299,666,292   $93,903,580   $ 11,413,390  $1,738,969,760
Intersegment revenues               50,169,799     8,675,569              -     469,391,480
Interest expense                     5,133,774     1,568,631       (325,360)     34,043,548
Depreciation and amortization        1,495,513     1,409,206      4,864,484      26,033,567
Profit (loss)                        2,695,897    (7,327,665)    (1,033,816)      9,051,787
Assets                             108,853,897    23,863,997    134,947,150     626,918,878
Capital expenditures                 7,280,032       864,113     11,989,519      32,897,600



2000

                                                                                  Retail
                                     Crops           Feed         Petroleum     Farm Supply
                                  ------------    -----------   -------------  --------------
Revenues from external customers  $212,643,134   $178,214,994   $276,714,307   $592,157,165
Intersegment revenues              306,737,423     75,438,068     22,430,296              -
Interest expense                     5,498,735      2,561,900        941,023     15,541,747
Depreciation and amortization        1,972,537      3,550,477      2,016,550      9,983,348
Profit (loss)                       15,435,780      9,997,562      9,334,129      2,817,132
Assets                             126,912,607     47,267,829     37,166,734    193,089,115
Capital expenditures                 2,311,895      2,819,688      3,040,772      7,230,047


2000

                                      Farm
                                     and Home      Marketing       Other          Total
                                   -------------  -----------   ------------  --------------
Revenues from external customers  $208,308,553   $76,158,831   $  2,883,273    $1,547,080,257
Intersegment revenues               59,828,697     7,165,656              -       471,600,140
Interest expense                     3,002,249     1,693,522     (1,376,659)       27,862,517
Depreciation and amortization        2,176,661     1,506,822      4,248,121        25,454,516
Profit (loss)                        7,674,046      (943,688)      (707,008)       43,607,953
Assets                              72,446,075    50,511,192    150,090,002       677,483,554
Capital expenditures                 6,420,484     4,666,935      5,142,692        31,632,513

           SOUTHERN STATES COOPERATIVE, INCORPORATED AND SUBSIDIARIES

                               ------------------



20.      Segment Information, continued:
         -------------------

1999

                                                                                  Retail
                                     Crops           Feed         Petroleum     Farm Supply
                                  ------------    -----------   -------------  --------------

Revenues from external customers   $193,745,243   $181,287,240   $165,645,121   $532,287,286
Intersegment revenues               285,085,607     70,473,727     13,663,909              -
Interest expense                      4,175,956      2,676,378      1,218,823     11,747,410
Depreciation and amortization         1,821,066      2,984,380      1,985,752      9,080,996
Profit (loss)                        12,422,440     11,825,694          5,867       (518,604)
Assets                              117,705,461     47,542,388     36,378,354    197,754,505
Capital expenditures                  3,774,689      3,695,269         35,209     21,574,003

1999

                                      Farm
                                     and Home      Marketing       Other          Total
                                   -------------  -----------   ------------  --------------
Revenues from external customers   $209,563,533   $79,637,454   $  4,193,615    $1,366,359,492
Intersegment revenues                51,301,878     6,871,948        794,754       428,191,823
Interest expense                      3,046,888     1,220,555      4,327,119        28,413,129
Depreciation and amortization         2,011,605     1,371,066      3,139,151        22,394,016
Profit (loss)                         8,326,288      (380,799)    (1,169,078)       30,511,808
Assets                               69,022,499    46,421,387    166,923,095       681,747,689
Capital expenditures                    345,728     2,354,457     14,823,577        46,602,932


  The following is a reconciliation of reportable segment profit to the Company's consolidated totals.


                                                               2001             2000             1999
Total profit for reportable segments                        $  9,051,787     $ 43,607,953     $ 30,511,808
General corporate overhead                                   (39,264,774)     (37,876,180)     (31,961,458)
                                                       -------------------  --------------  --------------
(Loss) savings before income taxes and undistributed
    savings (loss) in Statesmen Financial Corporation       $(30,212,987)    $  5,731,773     $ (1,449,650)
                                                       ===================  ==============  ===============

           SOUTHERN STATES COOPERATIVE, INCORPORATED AND SUBSIDIARIES

                               ------------------

21.  Change in Accounting Method:
     ---------------------------

     Effective July 1, 1999, Southern States changed its method of accounting for its investment in the Southern States Insurance Exchange (the "Insurance Exchange") and began recognizing operating results from this investment on a quarterly basis. The cumulative effect of this change in accounting method was to increase savings, net of income taxes, $1.6 million for the year ended June 30, 2000. Prior to the accounting change, Southern States' portion of the annual earnings relating to the Insurance Exchange, which year ends on December 31, were recognized in Southern States' third quarter, which ends March 31. Although this method was acceptable under accounting rules for agricultural cooperatives, Southern States believes the new method is preferable because operating results relating to the Insurance Exchange are more appropriately matched with the period in which the revenue is earned.

     Pro forma amounts assuming the change in application of accounting method applied retroactively.


                                     Year Ended

                            June 30, 2000      June 30, 1999

     Net savings (loss)      $3,382,703       ($2,107,055)
                             ==========       ============

22.  Transaction with Agway Inc.:
     ---------------------------

     On July 31, 2000, Southern States Cooperative, Inc. consummated an agreement with Agway under which Southern States acquired the right to provide product distribution and marketing services to Agway's network of approximately 500 independent consumer dealers in the northeastern United States. The purchase price was allocated to inventory, accounts receivable and property, plant and equipment based on estimated fair values at the date of the acquisition. Under the agreement Southern States assumed Agway's existing lease obligations on two regional distribution centers and purchased Agway's existing inventory at the distribution centers for a purchase price of approximately $8.2 million. Southern States also purchased Agway's existing current accounts receivable due from the Agway dealer network for a purchase price of approximately $13.4 million. In addition, Southern States purchased various pieces of distribution center equipment and other related personal property in the transaction for $0.8 million. The aggregate purchase price paid to Agway at closing by Southern States was $22.4 million but, as discussed in the following paragraph, was subsequently reduced by $1.3 million to $21.1 million. Under the terms of the agreement, Southern States also will assume all related dealer marketing, development, operations, distribution and logistics associated with that business. Through this transaction, Southern States has extended the geographic scope of its farm and home business into the northeastern United States.

     Under the agreement, Agway was obligated to repurchase any purchased accounts receivable that were not collected by Southern States within 120 days of closing. Accordingly, effective January 31, 2001, Agway repurchased from Southern States accounts receivable for approximately $1.3 million. Agway paid approximately $600,000 of the repurchase price in cash, with the remaining approximately $735,000 credited against the balance of Southern States' $13.3 million unsecured promissory note.

23.  Securitization of Receivables:
     -----------------------------

     In November 2000, the Company entered an agreement to sell an undivided interest in customer trade receivables under which, on an on-going basis, a maximum of $40.0 million can be sold to a third party from a designated pool without recourse. Pursuant to this arrangement, the Company formed Southern States Receivable Corporation, a wholly owned, special purpose, bankruptcy remote subsidiary. This entity was established for the sole purpose of buying and selling trade receivables generated by the Company.

           SOUTHERN STATES COOPERATIVE, INCORPORATED AND SUBSIDIARIES

                               ------------------



23.  Securitization of Receivables, continued:
     -----------------------------

     Payments are collected from the sold accounts receivables, the collections are reinvested in new accounts receivable for buyers, and a yield based on defined short-term market rates is transferred to the buyers.

     At June 30, 2001, $46.3 million of receivables had been sold to Southern States Receivables Corporation of which $30.7 million had been sold to a third party. The remaining accounts, $15.6 million, excluding the allowance for doubtful accounts, are retained interest and are classified as accounts receivable on Southern States' consolidated balance sheet. The Company estimates fair value on its retained interest based on expected future cash flows, which include a discount for the payment of interest and a provision for uncollectability. Expenses and losses associated with this program are recognized as a component of miscellaneous income, net and totaled approximately $0.9 million for the fiscal year ended June 30, 2001. Proceeds received on securitizations totaled approximately $40.0 million for the year ended June 30, 2001.

     A 10% or 20% unfavorable increase in the assumptions used to determine retained interest would result in insignificant decreases in the fair value of the retained interest. These sensitivities are hypothetical and should be used with caution.

24.  Liquidity:
     ----------

     Effective September 18, 2001, the Company entered into an Amended,
     Restated and Consolidated Loan and Security Agreement ("New Credit Facility") with the Company's lenders replacing previous separate credit agreements of Southern States, SFC and MLCC. The SFC and MLCC credit facilities initially expired on January 9, 2001, but were extended through the date of the New Credit Facility. The separate credit facilities were consolidated into a single facility as a result of the lenders' requirement that the New Credit Facility be collateralized. In connection with the closing of the New Credit Facility, Southern States purchased approximately $200 million in assets from SFC, primarily consisting of accounts that SFC had previously purchased from the Company. Proceeds were used by SFC and MLCC to repay their separate credit facilities. The New Credit Facility provides for:

     . A $270 million revolving line of credit including a $45 million seasonal overline which is available during the Company's peak periods. Availability under the revolving line of credit is limited based on the amount of eligible assets. This facility also contains a $15 million sublimit for the issuance of letters of credit and a $15 million sublimit for overnight advances.

     . A term loan in the amount of $200 million. The term loan will amortize as follows in fiscal 2002: $5 million on September 30, 2001; $20 million on December 31, 2001; $18 million on March 31, 2002 and $17 million on June 30, 2002. Amortization in fiscal 2003 is as follows: $25 million on September 30, 2002; $30 million on December 31, 2002 and the balance on February 15, 2003.

     The scheduled term loan maturity date of February 15, 2003 may be extended to August 15, 2003 if certain conditions are met including an additional reduction in the revolving line of credit and/or term loan of at least $75 million on or before September 30, 2002. Amortization payments required if the term loan is extended are $15 million each on March 31, 2003 and June 30, 2003 and the balance on August 15, 2003.

           SOUTHERN STATES COOPERATIVE, INCORPORATED AND SUBSIDIARIES

                               ------------------


24.  Liquidity, continued:
     ---------

     Interest rates for the revolving line of credit and the term loan are at LIBOR plus a spread or, at the option of the Company, at a Base Rate plus a spread. The spread is dependent on the ratio of the Company's funded debt to EBITDA plus Restructuring Charges as defined in the New Credit Facility ("EBITDAR"). The interest rate under the New Credit Facility is substantially the same as the interest rate of the previous facility, however interest expense will increase significantly due to increased borrowings.

     The revolving line of credit and the term loan are collateralized by substantially all assets of the Company. The New Credit Facility mandates that proceeds from the sale of assets (other than in the ordinary course of business), capital raising activities, certain sales of receivables (excluding any sales of receivables to SFC), the issuance by the Company of debt and/or capital securities, certain reductions in working capital and certain excess cash flow, be applied to reduce outstanding balances on the revolving line of credit or the term loan.

     Financial covenants under the New Credit Facility establish minimum net worth, interest coverage, funded debt to EBITDAR and minimum EBITDAR requirements.

     The Company has commenced implementation of its restructuring plan and fully expects that it will produce results that will allow the Company to comply with the terms of the New Credit Facility. While the Company fully expects its plan is sound and attainable, the possibility exists that unforeseen events or business conditions could prevent the Company from meeting certain financial covenants. In the event the Company is not in compliance with the debt covenants at some future date, it would pursue various alternatives. These may include, among other things, refinancing of debt or obtaining covenant amendments or waivers. While the Company fully expects it could successfully complete alternative arrangements if necessary, there can be no assurance that such alternatives would be available or that the Company would be successful in their implementation.

Agri-Money(TM)       APPLICATION FOR AGRI-MONEY(TM) SENIOR UNSECURED NOTES
                              Sow Seeds for Your Future Needs

         SENIOR UNSECURED NOTES OFFERED BY SOUTHERN STATES COOPERATIVE, INC.
      ATTN: AGRI-MONEY(TM) . P.O. Box 26306 . Richmond, Virginia 23260 .
                          Toll Free: 866-AgNotes, or 866-246-6837


----------------------------------------------------------------------------------------------------------------------------------
ACCOUNT REGISTRATION  -  Choose only one type of account.  Please print.
----------------------------------------------------------------------------------------------------------------------------------
A)  Individual or Joint Account
    ---------------------------
    (If Joint Account, with Rights of Survivorship and not as Tenants in Common, unless otherwise indicated below).

----------------------------------------------------------------------------------------------------------------------------------
Owner's First Name                            M.I.          Last Name          Social Security Number

----------------------------------------------------------------------------------------------------------------------------------
(If applicable) Joint Owner's First Name      M.I.          Last Name          Social Security Number  If not Joint Tenants w/ROS,
                                                                                                       indicate type of account

----------------------------------------------------------------------------------------------------------------------------------
B)  Custodial Account - Only one minor per account is allowed.
    -----------------

----------------------------------------------------------------------------------------------------------------------------------
Custodian's First Name                        M.I.          Last Name          Social Security Number         State of Residence

----------------------------------------------------------------------------------------------------------------------------------
Minor's First Name                            M.I.          Last Name          Social Security Number         State of Residence

----------------------------------------------------------------------------------------------------------------------------------
C)  Trust Account - Please staple to this Application copies of first two pages and last two pages of executed trust agreement.
    -------------

----------------------------------------------------------------------------------------------------------------------------------
Trust Name               Trust Date                Trust Tax ID Number         Trustee Name(s)                Beneficiary Name(s)

----------------------------------------------------------------------------------------------------------------------------------
D)  Organization or Business Entity Account
    ---------------------------------------

----------------------------------------------------------------------------------------------------------------------------------
Entity Name                                              Entity Tax ID Number

----------------------------------------------------------------------------------------------------------------------------------
ACCOUNT ADDRESS  -  All correspondence and interest payments will be sent to this address.

----------------------------------------------------------------------------------------------------------------------------------
Name                                     Address                                City                                    County

                        (     )
-------------------     -------------------------      ---------------------------------------------------------------------------
State      Zip Code     Daytime Phone                  Email Address (optional)


----------------------------------------------------------------------------- ----------------------------------------
INVESTMENT INFORMATION                                                        INVESTOR
                                                                              INFORMATION
----------------------------------------------------------------------------- ----------------------------------------
            Maturity                  Minimum      Increments    Investment
                                     Investment                    Amount
Six Month (Standard Certificate)      $  1,000        $  100      $_________     If you are a Southern States customer, from
Six Month (Large Certificate)         $ 10,000        $  500      $_________     which store(s) do you make your purchases?
Six Month (Jumbo Certificate)         $100,000        $1,000      $_________
                                                                                 -----------------------------------------
One Year (Standard Certificate)       $  1,000        $  100      $_________     -----------------------------------------
One Year (Large Certificate)          $ 10,000        $  500      $_________     -----------------------------------------

Two Year (Standard Certificate)       $  1,000        $  100      $_________     How did you hear about the Senior Unsecured
Two Year (Large Certificate)          $ 10,000        $  500      $_________     Notes being offered by Southern States?

Five Year (Standard Certificate)      $  1,000        $  100      $_________
Five Year (Large Certificate)         $ 10,000        $  500      $_________     -----------------------------------------
                                                                                 -----------------------------------------
Seven Year (Standard Certificate)     $  1,000        $  100      $_________
Seven Year (Large Certificate)        $ 10,000        $  500      $_________      Are you an Employee of
                                                       TOTAL      $_________      Southern States ?....... [_] Yes   [_] No
                                                                                  Are you a Member of
I elect the interest payments to be (choose only one):                            Southern States?........ [_] Yes   [_] No
[_] Reinvested Automatically                                                      Do you presently own any
[_] Paid Electronically (Complete Electronic Funds Transfer                       Southern States Senior
    Authorization Form included herein.)                                          Unsecured Notes?........ [_] Yes   [_] No
[_] Paid by Check (Sent to Account Address provided above.)

-----------------------------------------------------------------------------


-----------------------------




                    [SOUTHERN
                 STATES LOGO]


              Southern States
            Cooperative, Inc.
         Attn: Agri-Money(TM)

               P.O. Box 26306
          Richmond,  VA 23260

                                    [reverse]
                                                --------------------------------
                                                For Internal Use _____________
                                                --------------------------------
                                                --------------------------------


        Agri-Money(TM) Senior Unsecured Notes
        TERMS AND CONDITIONS OF APPLICATION

1. This Application constitutes an offer to buy Senior Unsecured Notes, not an agreement to sell Senior Unsecured Notes and is subject to acceptance by Southern States Cooperative, Inc. at its home office in Richmond, Virginia. All Senior Unsecured Notes will be issued at such office. Only duly authorized representatives of Southern States may sell Senior Unsecured Notes and Southern States will refuse to sell Senior Unsecured Notes if orders are taken by unauthorized persons. If, for any reason, this Application is not accepted by Southern States, any money paid therefor to Southern States or its duly authorized representative will be promptly returned to the purchaser without interest.

2.   Checks, money orders, and bank drafts remitted to purchase Senior
     Unsecured Notes are accepted subject to collection. If a Senior Unsecured
     Note is issued to the purchaser before such collection is made and the collection for any reason should fail in whole or in part, the purchaser agrees either to remit payment in immediately available funds for the Senior Unsecured Note upon demand or to return the Senior Unsecured Note. Southern States reserves a lien on the Senior Unsecured Note for any unpaid balance of purchase price, plus costs, expenses and reasonable attorneys' fees and may enforce its lien by any appropriate action at law or otherwise.

3. This Application, and the sale of the Senior Unsecured Note(s) for which the same is given, if the same is consummated, are subject to and governed by appropriate federal and state laws which control the sale of securities. No representations to the purchaser are made other than those appearing herein, in the Senior Unsecured Note(s) if issued, and in the Prospectus which has heretofore been delivered to the purchaser, nor does any person have authority to make any such representations.

4. If the sale is consummated, it shall be deemed to have been made on the date on which Southern States receives payment in full for the Senior Unsecured Note(s).

These Senior Unsecured Notes are only being offered for sale in certain states in the United States. This Application is not an offer to sell the Senior Unsecured Notes. The offer is made only by the Prospectus, and the Prospectus can be obtained by contacting us at:

       Southern States Cooperative, Inc.
       Attn:  Agri-Money(TM)

       P.O. Box 26306
       Richmond, VA 23260

     Toll Free: (866) AgNotes, or (866) 246-6837
     EMAIL:  Agri-Money@sscoop.com
     Web:  www.SouthernStates\Agri-Money.com

THIS APPLICATION MUST BE READ IN CONJUNCTION WITH THE PROSPECTUS IN ORDER TO UNDERSTAND FULLY ALL OF THE IMPLICATIONS AND RISKS OF THE OFFERING OF

SECURITIES TO WHICH IT RELATES. A COPY OF THE PROSPECTUS MUST BE MADE AVAILABLE TO YOU IN CONNECTION WITH THIS OFFERING.


--------------------------------------------------------------------------------
 CERTIFICATION AND SUBSTITUTE FORM W-9
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

By signing this form, I certify that:

(1) I have received and agree to be bound by the terms of the Prospectus pursuant to which the Senior Unsecured Notes are offered and by the terms of this Application, and

(2) Under penalties of perjury, the Social Security Number or Taxpayer Identification Number on this form is my correct taxpayer identification number, and


(3)  Under penalties of perjury, I am NOT subject to backup withholding  because
     (a) I am exempt from backup withholding, or (b) I have not been notified by the Internal Revenue Service (IRS) that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding. Cross out this item 3 if the IRS has notified you that you are currently subject to backup withholding because you have failed to report all interest and dividends on your tax return.

--------------------------------------------------------------------------------
Signature of Agri-Money(TM) Account Holder(s)                       Date


ELECTRONIC FUNDS TRANSFER AUTHORIZATION FORM (Complete if you elected electronic interest payments)
--------------------------------------------------------------------------------

I (we) hereby authorize Southern States Cooperative, Inc., to originate electronic credit entries to my (our) bank account as indicated by the attached voided check or deposit slip.
Credit entries will be initiated through SunTrust Bank, Richmond, Virginia.

--------------------------------------------------------------------------------
Signature(s) of ALL bank account owners                 Date

                  PLEASE ATTACH A VOIDED CHECK OR DEPOSIT SLIP.

       Make your check, money order or bank draft payable to: Agri-Money(TM)



                             [Southern States logo]

You should rely only on the information contained in this prospectus or other information to which this prospectus refers. Southern States has not authorized anyone to provide you with information that is different. Southern States is not making an offer of the Senior Unsecured Notes in any state where the offer is not permitted. This prospectus is not an offer to sell, and it is not soliciting an offer to buy, the Senior Unsecured Notes offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus.

                               TABLE OF CONTENTS
                                                                         Page
                                                                         ----

Prospectus Summary......................................................    1
Risk Factors............................................................    6
Use of Proceeds.........................................................   11
Selected Historical Consolidated Financial
   Information..........................................................   12
Management's Discussion and Analysis of
   Financial Condition and Results of Operations........................   15
Southern States.........................................................   34
Business of Southern States.............................................   39
Management..............................................................   58
Description of the Senior Unsecured Notes...............................   70
Plan of Distribution....................................................   83
Absence of Public Market, Redemption and
   Market Risk..........................................................   84
Legal Matters...........................................................   85
Experts.................................................................   85
Available Information...................................................   85
Disclosure Regarding Forward Looking
   Statements...........................................................   86
Index to Financial Statements...........................................  F-1
Application Form........................................................  A-1


================================================================================

                                  $50,000,000



                             [Southern States Logo]



                             SENIOR UNSECURED NOTES

                                    Due From
                           Six Months to Seven Years
                             From Date of Issuance


                               -------------------
                                   Prospectus
                               -------------------



                             ____________ __, 2001



================================================================================

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution

          The following table sets forth the costs and expenses to be incurred by Southern States in connection with the issuance and distribution of the Senior Notes to be offered. All amounts are estimates except for the SEC registration fee:


     Registration under the Securities Act of 1933, as amended..  $ 13,200
     Accounting Fees and Expenses...............................   350,000
     Blue Sky Fees and Expenses.................................    16,000
     Legal Fees and Expenses....................................   350,000
     Trustee Fees...............................................    10,000
     Printing and Engraving Expenses............................   100,000
     Miscellaneous..............................................    60,800
                                                                  --------
          Total.................................................  $900,000
                                                                  ========


Item 14.  Indemnification of Directors and Officers

     Sections 13.1-698 and 13.1-702 of the Code of Virginia (1950) (the "Code") provide that, unless limited by its articles of incorporation, a corporation shall indemnify a director or officer who entirely prevails in the defense of any proceeding to which he was a party because he is or was a director or officer of the corporation against reasonable expenses incurred by him in connection with the proceeding. Further, under sections 13.1-697 and 13.1-702 of the Code, a corporation may indemnify an individual made a party to a proceeding because he is or was a director or officer against reasonable expenses incurred in the proceeding if (i) he conducted himself in good faith, and (2) he believed, in the case of conduct in his official capacity with the corporation that his conduct was in its best interests and, in all other cases, that his conduct was at least not opposed to its best interests, and (3) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Such indemnification is not permissible however, (a) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or (b) in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him.

     Article D of the Restated Articles of Incorporation of Southern States reads as follows:

               The Association shall indemnify any person who was or is a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative or investigative by reason of the fact that he is or was a director, officer, employee or agent of the Association, or is or was serving at the request of the Association as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding to the full extent permitted under Title 13.1 of the Code of Virginia, as the same may be amended from time to time, and under any other controlling statutes or regulation whether Federal or State. Such indemnification shall be in addition to, and not in limitation of, any other indemnity required by law or agreement.

     The Company maintains a Directors and Officers Liability Insurance Policy (the "Policy") in place with Federal Insurance Company which provides coverage for the Company and for directors and officers of the Company against certain damages and expenses relating to claims against them caused by negligent acts, errors or omissions. The Policy is a "claims made" policy with a $15,000,000 policy aggregate.


Item 15.  Recent Sales of Unregistered Securities

     During the three fiscal years ended June 30, 2001, the Company issued the following:

     A.   Southern States Membership Common Stock. Southern States' common stock
          ---------------------------------------
is membership common stock, issued at a price equal to its $1.00 par value per share. Southern States' membership common stock, notwithstanding a 6% dividend feature, does not have characteristics typical of an investment security. As an agricultural cooperative, voting rights in the Company are per capita, regardless of the number of shares of membership common stock held; there is no opportunity for capital appreciation, as shares are issued at par ($1.00 per share) and are redeemable at par; there is no trading market in such shares as they are subject to significant transfer restrictions. Pursuant to the requirements of the Agricultural Cooperative Association Act of Virginia and the Articles of Incorporation and Bylaws of Southern States, its issuance and transfer is limited to bona fide producers of agricultural products and cooperative associations that are owned and controlled by such producers who use the services or supplies of Southern States. An agricultural producer who qualifies for membership but is not already a member will automatically receive the first $1.00 of any patronage refund in the form of one share of membership common stock. Southern States is of the opinion that its membership common stock should not be considered a security within the meaning of the federal securities laws, but is nevertheless providing the information below to comply with the requirements of this Item 15 under a contrary view.

     1.   Issuance of Shares of Membership Common Stock to Managed Local
          --------------------------------------------------------------
Cooperatives in Lieu of Cash Refunds of Patronage Refund Allocations.
-----------------------------------------------------------------------

          (a) Securities Issued.  During the fiscal year ended June 30, 1999,
              -----------------
the Company issued an aggregate of 20,107 shares of its membership common stock to two (2) managed local cooperatives, both of which are managed by the Company under uniform management contracts and all of which operate as an integral part of the Southern States cooperative distribution system. See "Southern States-- The Southern States Distribution System--Managed Local Cooperatives" in the prospectus included as Part I of this registration statement. The shares of membership common stock issued in 1999 were issued in lieu of cash payments made on the Company's patronage refund allocations previously distributed to patrons for the fiscal year ended June 30, 1976. See "Southern States--Cooperative Structure--Patronage Refunds" in the Prospectus included as Part I of this registration statement.

          (b) Underwriters and Other Purchasers.  No underwriters were involved.
              ---------------------------------
See (a) above.

          (c) Consideration.  The shares were issued at par value ($1.00 per
              -------------
share) in lieu of an equivalent dollar amount otherwise payable in cash upon revolvement of the Company's patronage refund allocations for the years in question.

          (d) Exemption from Registration Claimed.  The Company is of the
              -----------------------------------
opinion that even if its shares of membership common stock are considered to be securities for purposes of the Securities Act of 1933, the issuance of such shares was exempt from registration pursuant to section 4(2) of the Securities Act in the circumstances described. The offer and sale of shares exchanged with the managed local cooperatives was made exclusively to a limited and clearly defined class of offerees, namely the two (2) of the 66 managed local cooperatives who operate under uniform management agreements with Southern States and who, by virtue of their relationship with Southern States, are familiar with and have access to complete information concerning the business and financial position of Southern States. The offer and sale was not made through any general advertisement or solicitation.


     2.   Issuance of Shares of Membership Common Stock to Agricultural
          -------------------------------------------------------------
Producers Who Wish to Qualify to Do Business with the Company on a Cooperative
------------------------------------------------------------------------------
Basis.
-----

          (a) Securities Issued.  During each of the fiscal years ended June 30,
              -----------------
1999, 2000 and 2001, the Company issued one (1) share of its membership common stock, $1.00 par value per share, to each of 31, 59 and 69 agricultural producers, respectively, who purchased one share each in order to qualify for membership in the Company. These transactions usually involved agricultural producers who did not wish to wait to receive a share of membership common stock in connection with a future patronage refund based upon business done with the Company.

          (b) Underwriters and Other Purchasers.  No underwriters were involved.
              ---------------------------------
See (a) above.

          (c) Consideration.  $1.00 per share.  See (a) above.
              -------------

          (d) Exemption from Registration Claimed. The Company is of the opinion
              -----------------------------------
that the issuance of one (1) share of its membership common stock, at a purchase price of $1.00, to persons wishing to qualify to do business with the Company on a cooperative basis, does not involve the issuance of a security for purposes of the Securities Act of 1933, and that even if such transactions are viewed as involving the issuance of a security, such transactions were exempt under Rule 504 of Regulation D. In no year during the three year period ending June 30, 2001, did the issuance of shares of membership common stock by the Company pursuant to section 3(b) or in violation of section 5(a) of the Securities Act exceed the aggregate $1 million limitation of Rule 504. The Company believes it complied with the requirements of Rule 504 in all material respects with respect to the issuance of these shares.





     B.   Southern States 6% Cumulative Preferred Stock.  Southern States' 6%
          ---------------------------------------------
cumulative preferred stock is issued at a price equal to its $100.00 par value.

          (a) Securities Issued.  During its fiscal years ended June 30, 1999,
              -----------------
2000 and 2001, the Company issued 507, 341 and 336 shares, respectively, of its 6% cumulative preferred stock to existing holders of such securities, in lieu of cash dividends thereon, pursuant to prior elections made by such holders to receive additional shares in lieu of cash dividends.

          (b) Underwriters and Other Purchasers.  No underwriters were involved.
              ---------------------------------
See (a) above.

          (c) Consideration.  Each of the shares referenced in (a) above was
              -------------
issued at par value, for $100.00 per share, in lieu of cash dividends in like amount.

          (d) Exemption from Registration Claimed.  The Company's 6% cumulative
              -----------------------------------
preferred stock was initially sold in 1970 pursuant to the exemption in section 3(a)(5)(B) of the Securities Act. At that time, purchasers were given the option of electing to receive future dividends, if declared, in the form of cash or in additional shares of the same issue. The Company is of the opinion that the issuance of additional shares of its 6% cumulative preferred stock pursuant to such elections is not a sale of such securities within the meaning of section 2(3) of the Securities Act. The Company relies on the interpretive ruling of the General Counsel of the SEC listed at 17 C.F.R. Section 231.929 (par. 1121 of the CCH Federal Securities Law Reports) in support of this position.

     C.   "Payment Plus" Debt Obligations.
          -------------------------------


          (a) Securities Issued.  On April 1, 1998, Michigan Livestock Exchange
              -----------------
("MLE"), a Michigan cooperative, merged into the Company. MLE has, for a number of years, operated a "Payment Plus" program under which farmers and other members of MLE who sell livestock to or through MLE, can elect to receive sales proceeds on a deferred basis. Such proceeds are payable upon demand of the MLE member, and are paid with interest at a specified rate. If not earlier paid, such obligations are paid 12 months after the date of the livestock sale transaction that gave rise to such proceeds. The Payment Plus obligations of MLE, at the time of its merger into the Company, were secured by an irrevocable stand-by letter of credit issued by the St. Paul Bank for Cooperatives. MLE had outstanding Payment Plus indebtedness of approximately $14,000,000 at April 1, 1998, held by approximately 550 members of MLE. Payment Plus obligations became obligations of the Company upon the effective date of the merger. At June 30, 1999 and 2000, respectively, the Company had outstanding Payment Plus indebtedness of approximately $14 million and $16 million held by approximately 500 patrons. During fiscal year 2001, in conjunction with the decision to exit the livestock marketing business, the Company ended the Payment Plus program and paid out approximately $15.2 million of indebtedness held by approximately 500 patrons.


          (b) Underwriters and Other Purchasers.  No underwriters were involved.
              ---------------------------------
See (a) above.

          (c) Consideration.  Payment Plus obligations were interest-bearing
              -------------
debt obligations for livestock sales proceeds owed by MLE (now the Company) to members as a result of commercial transactions handled by MLE (now the Company).


          (d) Exemption from Registration Claimed.  Prior to its merger into the
              -----------------------------------
Company, MLE was a farmers' cooperative organization exempt from tax under section 521 of the Internal Revenue Code of 1954. Accordingly, if the Payment Plus obligations of MLE are viewed as securities, the Company is of the view they were exempt from registration pursuant to section 3(a)(5)(B) of the Securities Act of 1933. Upon the merger of MLE into the Company effective April 1, 1998, the Payment Plus obligations became obligations of the Company. Although the Payment Plus obligations (as obligations of the Company) no longer qualified for the exemption in section 3(a)(5)(B) of the 1933 Act, the Company continued to maintain the bank letter of credit securing such obligations until such obligations were paid off and, accordingly, is of the opinion that if such obligations constituted securities, they were exempt from registration by virtue of the exemption from registration provided by section 3(a)(2) of the 1933
Act.


     D.   Step-Up Rate Series B Cumulative Redeemable Preferred Stock and Step-
          --------------------------------------------------------------------
Up Rate Capital Securities.
--------------------------

          (a) Securities Issued.  On October 5, 1999, the Company issued and
              -----------------
sold to Gold Kist Inc. ("Gold Kist") $40,000,000 aggregate liquidation amount of its Step-Up Rate Series B Cumulative Redeemable Preferred Securities. As part of the same transaction, Gold

Kist purchased $60,000,000 aggregate liquidation amount of Step-Up Rate Capital Securities issued by Southern States Capital Trust I, a trust subsidiary of the Company.

          (b) Underwriters and Other Purchasers.  No underwriters were involved.
              ---------------------------------
Gold Kist was the sole purchaser of the preferred securities and the capital securities.

          (c) Consideration.  Gold Kist paid the Company and Southern States
              -------------
Capital Trust I a total of $100 million for the preferred securities and capital securities (or $98.6 million, net of a commitment fee Southern States paid to Gold Kist in connection with the sale).



          (d) Exemption from Registration Claimed.  The sale of securities to
              -----------------------------------
Gold Kist in October, 1999, was made pursuant to a fixed price commitment letter, dated October 13, 1998, between the Company and Gold Kist. The parties entered into the commitment letter in connection with the Company's acquisition from Gold Kist of its agriservices (or "inputs") business. See "Business of Southern States--Acquisition of the Gold Kist Inputs Business" in the prospectus included as Part I of this registration statement. In entering into this commitment letter and making this sale of securities to Gold Kist, the Company relied on the exemption from federal registration contained in section 4(2) of the Securities Act of 1933.



Item 16.  Exhibits and Financial Statement Schedules


(A)  EXHIBITS

     An index of exhibits appears at page II-10 and is incorporated herein by reference.


(B)  FINANCIAL STATEMENT SCHEDULES

     Schedule II - Valuation and Qualifying Accounts and Report of Independent Public Accountants on Schedule II

     All other schedules are omitted as the required information is inapplicable or the information is presented in the Consolidated Financial Statements or related notes included herein.


Item 17.  Undertakings

     A.   The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to its registration statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


      B. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      C.  The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Southern States Cooperative, Incorporated has duly caused this Amendment No. 4 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Henrico, State of Virginia on November 13, 2001.


                              SOUTHERN STATES COOPERATIVE,

                                INCORPORATED

                              By:   /s/  Wayne A. Boutwell
                                   ------------------------------
                                    Wayne A. Boutwell
                                    President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 4 to the Registration Statement on Form S-1 has been signed for the following persons in the capacities indicated on November 13, 2001.



/s/  Wayne A. Boutwell                           President and Chief
--------------------------
     Wayne A. Boutwell                            Executive Officer



/s/  Jonathan A. Hawkins                  Executive Vice President and
--------------------------
     Jonathan A. Hawkins                    Chief Financial Officer



/s/  Philip W. Miller                     Vice President and Controller
--------------------------
     Philip W. Miller


Michael W. Beahm, Cecil D. Bell, Jr., Floyd K. Blessing,
Earl L. Campbell, Jere L. Cannon, William F. Covington,
John B. East, George E. Fisher, Mark M. Hanna,
R. Bruce Johnson, James A. Kinsey, Eddie A. Melton,
Richard F. Price, William Pridgeon, Curry A. Roberts, John
Henry Smith, James A. Stonesifer,
William W. Vanderwende, Raleigh O. Ward, Jr.,                  Directors
Wilbur C. Ward, Charles A. Wilfong


 By: /s/ N. Hopper Ancarrow, Jr.
     ------------------------------------
      N. Hopper Ancarrow, Jr.
      Attorney-In-Fact

                                 EXHIBIT INDEX
                           to Amendment No. 4 to the
                             Registration Statement
                                  on Form S-1


                   SOUTHERN STATES COOPERATIVE, INCORPORATED


Exhibit No.    Description of Exhibit
-----------    ----------------------

     ARTICLES OF INCORPORATION AND BYLAWS:

3.1*      (a)  Restated Articles of Incorporation of Southern States
               Cooperative, Incorporated, effective July 30, 1998

          (b) Articles of Amendment, effective October 1, 1999, to Restated Articles of Incorporation of Southern States Cooperative, Incorporated

3.2* Bylaws of Southern States Cooperative, Incorporated, amended as of March 29, 1999

     INSTRUMENTS DEFINING THE RIGHTS OF SECURITY HOLDERS, INCLUDING INDENTURES:

4.1* Form of Indenture between Southern States Cooperative, Incorporated and First Union National Bank, dated ________, 2000

4.2* Form of Senior Notes for Southern States Cooperative, Incorporated (included as Exhibits A-K to Exhibit 4.1 above)

     Certain instruments relating to long-term debt not being registered have been omitted in accordance with Item 601(b) (4) (iii) of Regulation S-K. Registrant will furnish a copy of any such instrument to the Commission upon its request.


5** Opinion of Troutman Sanders Mays & Valentine LLP regarding the legality of the Senior Notes



     MATERIAL CONTRACTS:

10.1*     (a)  Asset Purchase Agreement between Gold Kist Inc. and Southern
               States Cooperative, Inc., dated July 23, 1998

          (b) Letter Agreement between Gold Kist Inc. and Southern States Cooperative, Inc., dated as of October 13, 1998, amending the Asset Purchase Agreement

          (c) Amendment to Asset Purchase Agreement, dated September 7, 1999, between Gold Kist Inc. and Southern States Cooperative, Inc.

          (d) Commitment Letter between Gold Kist Inc. and Southern States Cooperative, Inc., dated October 13, 1998

          (e) Letter Agreement between Gold Kist Inc. and Southern States Cooperative, Inc., dated as of March 25, 1999, amending the Commitment Letter

          (f) Purchase Agreement among Southern States Capital Trust I, Southern States Cooperative, Inc. and Gold Kist Inc., dated October 5, 1999

10.2*     [Deleted]


10.3* Fourth Amended and Restated Financing Services and Contributed Capital Agreement between Southern States Cooperative, Incorporated and Statesman Financial Corporation, dated January 12, 1999


10.4*     [Deleted]


10.5*     (a)  Southern States Insurance Exchange Subscriber's Agreement and
               Power of Attorney, dated April 27, 1988

          (b) Agreement between Southern States Insurance Exchange and Southern States Underwriters, Incorporated, dated April 27, 1988

10.6*     (a)  Form of Management Agreement between Southern States Cooperative,
               Incorporated and various local managed cooperatives (listed in Attachment A to Exhibit 10.6(a))

          (b) Management/Operating Agreement between Orange-Madison Cooperative Farm Service, Inc. and Southern States Cooperative, Inc., dated March 1, 1991, as amended by Reclassification Agreement, dated September 1, 1991, as amended November 20, 1992, as amended April 1, 1993, as amended February 1, 1994, as amended May 1, 1994, as amended March 2, 1995

10.7*     (a)  Member Product Purchase Agreement between CF Industries, Inc. and
               Southern States Cooperative, Incorporated, dated October 18,
               1974, as supplemented by letter from J. Sultenfuss to G. Adlich, dated January 7, 1998

          (b) CF Industries, Inc. Product Purchase Agreement Assignment and Assumption Agreement by and among Gold Kist Inc., Southern States Cooperative, Inc. and CF Industries, Inc., dated October 13, 1998

10.8*     [Deleted]


10.9*     (a)  Ground Lease between Southern States Cooperative, Incorporated, as Lessor, and Gold Bond Stamp Company of Georgia, as Lessee, dated as of July 15, 1977

          (b) Lease and Agreement between Gold Bond Stamp Company of Georgia, as Lessor, and Southern States Cooperative, Incorporated, as Lessee, dated as of July 15, 1977

10.10*    [Deleted]


10.10.1   (a)* Asset Purchase Agreement by and between Agway, Inc. and Southern
               States Cooperative, Inc., dated as of June 20, 2000

          (b)* Letter Agreement between Agway, Inc. and Southern States Cooperative, Inc., dated July 31, 2000, amending Asset Purchase Agreement

          (c)* Promissory Note, dated July 31, 2000, payable to Agway, Inc. in the principal amount of $13,300,000

          (d) Letter Agreement between Southern States Cooperative, Inc. and Agway, Inc., modifying the Promissory Note, dated as of September 14, 2001

          (e) Amended and Restated Security Agreement by and between Southern States Cooperative, Inc. and Agway, Inc., dated as of September 18, 2001

10.10.2 Master Agreement between United Producers, Inc. and Southern States Cooperative, Inc., dated as of March 2, 2001

10.10.3 Amended, Restated and Consolidated Loan and Security Agreement between Southern States Cooperative, Incorporated and the financial institutions now or hereafter a party thereto and CoBank, ACB, as agent, dated as of September 18, 2001

        MANAGEMENT REMUNERATION PLANS:

10.11* Southern States Supplemental Retirement Plan, effective November 11, 1987, as amended and restated through Fourth Amendment, effective July 1, 1995

10.12* Southern States Executive Incentive Plan, as restated effective July 1, 2000 (formerly, Southern States Deferred Compensation Plan, effective July 1, 1995, as amended and restated through Sixth Amendment, effective October 1, 1999)

10.13* Southern States Directors Deferred Compensation Plan, effective July 1, 1989, as amended and restated through First Amendment, effective July 1, 1995

10.14* Form of Executive Split Dollar Agreement between Southern States Cooperative, Incorporated and certain executive officers (listed in Attachment A to Exhibit 10.14)

12        Computation of Ratios

21*       List of Subsidiaries


        CONSENTS OF EXPERTS AND COUNSEL:

23.1      Consent of PricewaterhouseCoopers LLP

23.2*     [No longer required]

23.3**    Consent of Troutman Sanders Mays & Valentine LLP (included in Exhibit
          5)


24*       Powers of Attorney

25* Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of First Union National Bank as Trustee under the Indenture

27*       [Deleted]

_______________________
*         Filed previously.
**        To be filed by amendment.

       Report of Independent Accountants on Financial Statement Schedule

To the Board of Directors of
Southern States Cooperative, Inc.

Our audits of the consolidated financial statements referred to in our report dated September 18, 2001 appearing in the Registration Statement on Form S-1 also included an audit of the financial statement schedule listed in Part II of the Registration Statement on Form S-1. In our opinion, this financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.


PricewaterhouseCoopers LLP

Richmond, Virginia
November 12, 2001

                SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS
                   SOUTHERN STATES COOPERATIVE, INCORPORATED
                                (In thousands)

                Column A                     Column B               Column C              Column D      Column E
                --------                     --------               --------              --------      --------

                                                                    Additions
                                                                    ---------

                                              Balance       Charged                                      Balance
                                           at Beginning   to Costs and    Charged to                    at End of
                                           of the Period    Expenses    Other Accounts    Deductions      Period
                                           -------------  ------------  --------------    ----------      ------
Year ended 6-30-01
     Reserves and allowances
       deducted from asset accounts:
       Allowance for doubtful accounts            $2,192        $2,776     $       0       $   905 (2)    $4,063
       Allowance for discounts and
        other deductions                               0             0                           0             0
                                                  ------        ------     ---------       -------        ------
                                                  $2,192         2,776     $       0       $   905        $4,063
                                                  ======        ======     =========       =======        ======


Year ended 6-30-00
     Reserves and allowances
       deducted from asset accounts:
       Allowance for doubtful accounts            $4,204        $  500     $  (1,800) (1)  $   712 (2)    $2,192
       Allowance for discounts and
        other deductions                               0             0                           0             0
                                                  ------        ------     ---------       -------        ------
                                                  $4,204        $  500     $  (1,800)      $   712        $2,192
                                                  ======        ======     =========       =======        ======

Year ended 6-30-99
     Reserves and allowances
       deducted from asset accounts:
       Allowance for doubtful accounts            $2,643        $  246     $   1,832  (3)  $   517 (2)    $4,204
       Allowance for discounts and
        other deductions                               0             0                           0             0
                                                  ------        ------     ---------       -------        ------
                                                  $2,643        $  246     $   1,832       $   517        $4,204
                                                  ======        ======     =========       =======        ======

(1) Allowance balance reversed in connection with receivables returned to Gold Kist.
(2)    Accounts charged off, net of recoveries.
(3)    Allowance balance of Gold Kist Inputs Business at acquisition.

                                      S-2